   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996



                                                      REGISTRATION NO. 333-12099

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               REGIS CORPORATION
             (Exact name of registrant as specified in its charter)

           MINNESOTA                      7231                 41-0749934
(State or other jurisdiction of     (Primary Standard       (I.R.S. Employer
 incorporation or organization)      Industry Code)      Identification Number)

                  7201 METRO BOULEVARD, EDINA, MINNESOTA 55439
                           TELEPHONE: (612) 947-7777
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           PAUL D. FINKELSTEIN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               REGIS CORPORATION
                              7201 METRO BOULEVARD
                             EDINA, MINNESOTA 55439
                           TELEPHONE: (612) 947-7777
       (Name, address, including zip code and telephone number, including area code, of agent for service)
                           --------------------------
                          COPIES OF COMMUNICATIONS TO:


      BERT M. GROSS            JAMES C. MELVILLE           JACK H. NUSBAUM
 Phillips & Gross, P.A.      Kaplan, Strangis and     Willkie Farr & Gallagher
   5420 Norwest Center           Kaplan, P.A.            One Citicorp Center
 90 South Seventh Street      5500 Norwest Center       153 East 53rd Street
  Minneapolis, MN 55402     90 South Seventh Street    New York, NY 10022-4669
Telephone: (612) 349-6664    Minneapolis, MN 55402    Telephone: (212) 821-8760
                           Telephone: (612) 375-1138

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED MAXIMUM
                                                                PROPOSED MAXIMUM     AGGREGATE
           TITLE OF EACH CLASS OF                AMOUNT TO       OFFERING PRICE       OFFERING         AMOUNT OF
        SECURITIES TO BE REGISTERED           BE REGISTERED(1)    PER SHARE(1)        PRICE(1)      REGISTRATION FEE
Common Stock, par value $.05 per share......  4,920,590 Shares      $9.3125       $114,557,495.30         $(2)

(1) The amount to be registered is the maximum number of shares of common stock, par value $.05 per share ("Regis Common Stock"), of Regis Corporation ("Regis") issuable upon consummation of the merger (the "Merger") of RGIS Merger Corp., a wholly-owned subsidiary of Regis, with and into Supercuts, Inc. ("Supercuts"), at the conversion ratio of 0.4 of one share of Regis Common Stock for one share of common stock, par value $.01, of Supercuts ("Supercuts Common Stock"), assuming that Supercuts had 11,259,309 shares of Supercuts Common Stock outstanding on September 13, 1996 and options to purchase 1,042,167 shares of Supercuts Common Stock outstanding on September 13, 1996. Pursuant to Rule 457(f)(1) and (c), the registration fee was calculated based on the average of the high and low price per share ($9.3125) of Supercuts Common Stock as reported on the Nasdaq National Market System on September 13, 1996, multiplied by the maximum number of shares of such stock to be canceled in the Merger (12,301,476 shares).

(2) Previously paid.

                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               REGIS CORPORATION
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
      SHOWING THE LOCATION IN THE JOINT PROXY STATEMENT/PROSPECTUS OF THE
                  RESPONSES TO THE ITEMS OF PART I OF FORM S-4

FORM S-4 ITEM                                                         LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
PART A -- INFORMATION ABOUT THE TRANSACTION
       1.  Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus............................  Outside front cover page of Prospectus; Facing Page and Cross-Reference Sheet
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Available Information; Incorporation of Certain
                                                                   Documents by Reference; Table of Contents
       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
            Other Information...................................  Summary, -- Selected Historical and Unaudited Pro
                                                                   Forma Combined Financial Data, -- Comparative
                                                                   Unaudited Per-Share Data, -- Comparative Market
                                                                   Price Data
       4.  Terms of the Transaction.............................  Summary; The Merger; The Merger Agreement;
                                                                   Description of Regis Capital Stock; Comparison of
                                                                   Shareholders Rights
       5.  Pro Forma Financial Information......................  Unaudited Pro Forma Combined Financial Information
       6.  Material Contracts with the Company Being Acquired...  The Merger
       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters.......                            *
       8.  Interests of Named Experts and Counsel...............  Legal Matters; Tax Opinion; Experts
       9.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................                            *
PART B -- INFORMATION ABOUT THE REGISTRANT
      10.  Information with Respect to S-3 Registrants..........  Incorporation of Certain Documents by Reference;
                                                                   Summary; The Merger
      11.  Incorporation of Certain Information by Reference....  Incorporation of Certain Documents by Reference;
                                                                   Summary; The Merger; Description of Regis Capital
                                                                   Stock
      12.  Information with Respect to S-2 or S-3 Registrants...                            *
      13.  Incorporation of Certain Information by Reference....                            *
      14.  Information with Respect to Registrants Other Than
            S-3 or S-2 Registrants..............................                            *

FORM S-4 ITEM                                                         LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
PART C -- INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15.  Information with Respect to S-3 Companies............  Incorporation of Certain Documents by Reference
      16.  Information with Respect to S-2 or S-3 Companies.....                            *
      17.  Information with Respect to Companies Other Than S-3
            or S-2 Companies....................................                            *
PART D -- VOTING AND MANAGEMENT INFORMATION
      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited.................................  Summary; Shareholder Meetings; Information of Regis
                                                                   and Supercuts; The Merger
      19.  Information if Proxies, Consents or Authorizations
            are not to be Solicited or in an Exchange Offer.....                            *

- ------------------------
*Not applicable.

                                     [LOGO]
                     7201 METRO BOULEVARD, EDINA, MN 55439
                                 (612) 947-7777


                               September 24, 1996


Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of REGIS Corporation ("Regis") which will be held at the offices of Regis, 7201 Metro Boulevard, Minneapolis, Minnesota 55439, on Wednesday, October 23, 1996, at 9:00 a.m. local time. Enclosed are a Notice of Special Meeting of Regis Shareholders, a Joint Proxy Statement/Prospectus and a proxy relating to the Meeting.

    At the Meeting you will be asked to consider and vote upon a proposal described in the accompanying Joint Proxy Statement/Prospectus to approve the issuance by Regis of up to 4,920,590 shares of common stock, $.05 par value, of Regis (the "Regis Common Stock") in connection with the proposed (i) merger (the "Merger") of RGIS Merger Corp., a wholly-owned subsidiary of Regis ("Merger Sub"), with and into Supercuts, Inc. ("Supercuts") and (ii) the conversion of each outstanding share of common stock, $.01 par value, of Supercuts (the "Supercuts Common Stock") into the right to receive 0.4 of one share of Regis Common Stock (the ratio of 0.4 of one share of Regis Common Stock to one share of Supercuts Common Stock is referred to herein as the "Conversion Ratio") pursuant to an Agreement and Plan of Merger, dated as of July 14, 1996, as amended (the "Merger Agreement"), by and among Regis, Merger Sub and Supercuts. Approval of such issuance by the shareholders of Regis is required by the rules of the National Association of Securities Dealers, Inc. because shares of Regis Common Stock are traded on the Nasdaq National Market and the number of shares proposed to be issued in the Merger will exceed 20% of the issued and outstanding shares of Regis Common Stock.

    As of June 30, 1996, Supercuts and its subsidiaries owned and operated 386 hair salons, franchised to independent owners 661 hair salons and managed 121 salons which were owned by investors/franchisees. The Supercuts salons are located primarily in strip centers. Approval by Regis' shareholders of the issuance of shares of Regis Common Stock in connection with the Merger (the "Merger Shares") is a condition to consummation of the Merger. The terms of the Merger, including the method for determining the number of shares of Regis common stock to be issued, as well as other important information relating to Regis, Supercuts and the combined company, are explained in detail in the accompanying Joint Proxy Statement/Prospectus and we urge you to read it carefully. Please give this document your prompt attention. A proposal is included to authorize adjournment of the Meeting, if necessary, to obtain sufficient votes for approval of the issuance of the Merger Shares. In order to avoid the expense of adjournment, we urge you to return your proxy card as soon as possible.


    The Board of Directors of Regis has carefully considered the terms and conditions of the proposed Merger. In addition, in connection with its approval of the proposed transaction with Supercuts, the Board of Directors of Regis has received written opinions from its financial advisor Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") dated as of July 14, 1996 (the date upon which the Board of Directors approved the Merger) and dated the date hereof, to the effect that the Conversion Ratio is fair, from a financial point of view, to the holders of Regis Common Stock. A copy of Merrill Lynch's written opinion dated the date hereof, which sets forth a description of the assumptions made, matters considered and limits of its review is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix B and Regis shareholders are urged to read carefully the opinion in its entirety. Curtis Squire, Inc. ("Curtis Squire"), a corporation controlled by Myron Kunin who is Chairman of the Board of Regis, owns approximately 33.3% of the outstanding Regis Common Stock and has entered into an agreement with Supercuts pursuant to which Curtis Squire has agreed to vote all of its shares of Regis Common Stock in favor of the issuance of the Regis Common Stock pursuant to the Merger Agreement.

    Consummation of the Merger is subject to certain conditions, including among other things, approval of the Merger by the requisite votes of the Supercuts shareholders, approval by the requisite vote of Regis shareholders of the issuance of the Merger Shares, and the effectiveness of a registration statement filed under the Securities Act of 1933, as amended, relating to the Merger Shares.

    THE BOARD OF DIRECTORS OF REGIS HAS CONCLUDED THAT THE ISSUANCE OF SHARES OF REGIS COMMON STOCK IN THE MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF REGIS, HAS UNANIMOUSLY APPROVED THE ISSUANCE OF REGIS COMMON STOCK IN THE MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF SUCH ISSUANCE.

    Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the Meeting. If you receive more than one proxy card because you have multiple accounts with Regis Common Stock, please sign, date and return each proxy card so that all your shares will be voted. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Meeting.

                                   Sincerely,

             [SIGNATURE]                [SIGNATURE]
              Myron Kunin                         Paul D. Finkelstein
         CHAIRMAN OF THE BOARD           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]
                     7201 METRO BOULEVARD, EDINA, MN 55439
                                 (612) 947-7777

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 23, 1996

                            ------------------------

TO THE SHAREHOLDERS OF REGIS CORPORATION

    A Special Meeting of the Shareholders (the "Meeting") of Regis Corporation ("Regis") will be held at the offices of Regis, 7201 Metro Boulevard, Minneapolis, Minnesota 55439, on Wednesday, October 23, 1996, commencing at 9:00 a.m. local time for the following purposes:

        1. To consider and vote upon a proposal to approve the issuance of up to 4,920,590 shares of common stock, par value $.05 per share, of Regis (the "Regis Common Stock") in connection with the proposed merger (the "Merger") of RGIS Merger Corp., a wholly-owned subsidiary of Regis ("Merger Sub"), with and into Supercuts, Inc. ("Supercuts") pursuant to an Agreement and Plan of Merger, dated as of July 14, 1996, as amended (the "Merger Agreement") among Regis, Merger Sub and Supercuts, as more fully described in the accompanying Joint Proxy Statement/Prospectus. The Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus and is incorporated by reference herein. Approval of such issuance by the shareholders of Regis is required by the rules of the National Association of Securities Dealers, Inc. because shares of Regis Common Stock are traded on the Nasdaq National Market and the number of shares proposed to be issued in the Merger will exceed 20% of the issued and outstanding shares of Regis Common Stock; and

        2.  To adjourn the Meeting to solicit additional proxies, if necessary;
    and

        3. To transact such other business, if any, as may properly come before the Meeting or any adjournment or postponement thereof.

    Only holders of record of Regis' Common Stock at the close of business on September 19, 1996, are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

    A list of Regis' shareholders entitled to vote at the Meeting will be available for examination, for any purpose germane to the Meeting, at Regis' executive offices located at 7201 Metro Boulevard, Edina, Minnesota, during ordinary business hours for at least ten days prior to the Meeting and for the duration of the Meeting itself.

    Whether or not you plan to attend the Meeting in person, please fill in, sign and date the enclosed proxy and mail it promptly. Should you nevertheless attend the Meeting, you may revoke your proxy and vote in person. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

    Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf.

    If you have any questions or require assistance, please call Morrow & Co., Inc., which is assisting us in the solicitation of proxies, at (800) 662-5200.

                                          By Order of the Board of Directors

                                                     [SIGNATURE]
                                          Frank E. Evangelist
                                          SECRETARY

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.


Minneapolis, Minnesota
September 24, 1996

                                SUPERCUTS, INC.
                             550 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104


                               September 24, 1996


Dear Shareholder:

    You are cordially invited to attend a Special Meeting of the stockholders (the "Meeting") of Supercuts, Inc. ("Supercuts") to be held on Wednesday, October 23, 1996 at 10:00 a.m., at the offices of Supercuts, 550 California Street, San Francisco, California 94104.

    The Meeting has been called to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of July 14, 1996, as amended, ("the Merger Agreement") by and among Regis Corporation ("Regis"), RGIS Merger Corp. ("RGIS") and Supercuts. The Merger Agreement provides for, among other things, (i) the merger of RGIS, a newly formed, wholly-owned subsidiary of Regis, with and into Supercuts ("the Merger") and (ii) the conversion of each outstanding share of common stock, par value $.01 per share, of Supercuts ("Supercuts Common Stock") into the right to receive 0.4 of one share of common stock, par value $.05 per share, of Regis ("Regis Common Stock") as described in the accompanying Joint Proxy Statement/Prospectus (the ratio of 0.4 of one Regis Share to one Supercuts share is referred to herein as the "Conversion Ratio"). Upon consummation of the Merger, Supercuts will become a wholly-owned subsidiary of Regis. Approval of the Merger Agreement and the Merger requires the affirmative vote of a majority of the outstanding shares of Supercuts Common Stock. At the Meeting, stockholders will also consider any other such matters as may properly come before the Meeting.

    ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.


    The Board of Directors of Supercuts has carefully considered the terms and conditions of the proposed Merger. In addition, in connection with its approval of the transaction with Regis, the Board of Directors of Supercuts has received written opinions from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") dated as of July 14, 1996 (the date on which the Board of Directors approved the Merger) and dated as of September 23, 1996, to the effect that the Conversion Ratio is fair, from a financial point of view, to the holders of Supercuts Common Stock. A copy of DLJ's written opinion dated the date hereof, which sets forth a description of the assumptions made, matters considered and limits of its review is attached to the accompanying Joint Proxy Statement/Prospectus as Appendix C and Supercuts shareholders are urged to read carefully the opinion in its entirety.


    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, SUPERCUTS AND THE SUPERCUTS STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT SUPERCUTS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    In view of the importance of the action to be taken at this important Meeting of Supercuts shareholders, we urge you to review carefully the accompanying Notice of Special Meeting of stockholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information on Regis and Supercuts. Whether or not you expect to attend the Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

    SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

Sincerely,

        [SIGNATURE]                     [SIGNATURE]
Thomas L. Gregory                       Steve Price
CHAIRMAN OF THE BOARD                   PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                SUPERCUTS, INC.
                             550 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 23, 1996

                            ------------------------

TO THE STOCKHOLDERS OF SUPERCUTS, INC.:

    NOTICE IS HEREBY GIVEN THAT a Special Meeting of the stockholders ("the Meeting") of Supercuts, Inc., a Delaware corporation ("Supercuts"), will be held on Wednesday, October 23, 1996 at the offices of Supercuts, 550 California Street, San Francisco, California 94104, commencing at 10:00 a.m. local time, for the following purposes:

        (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of July 14, 1996, as amended (the "Merger Agreement"), by and among Supercuts, Regis Corporation, a Minnesota corporation ("Regis"), and RGIS Merger Corp., a Delaware corporation and wholly-owned subsidiary of Regis ("RGIS"). Pursuant to the Merger Agreement,
    (i) RGIS will merge with and into Supercuts, the separate existence of RGIS will cease and Supercuts will become a wholly-owned subsidiary of Regis (the "Merger"); and (ii) each outstanding share of common stock, par value $.01 per share, of Supercuts will be converted into the right to receive 0.4 of one share of common stock, par value $.05 per share, of Regis, as more fully set forth in the Merger Agreement and described in the attached Joint Proxy Statement/ Prospectus.

        (2) To transact any other business as may properly come before the Meeting or any adjournment or postponement thereof.


    Only those shareholders of record at the close of business on September 24, 1996 will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.


    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OF NOT YOU PLAN TO BE PRESENT AT THE MEETING. Proxies are revocable at any time prior to the time they are voted, and shareholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.

                                          By Order of the Board of Directors,

                                                      [SIGNATURE]
                                          Lawrence D. Imber
                                          SECRETARY

REGIS CORPORATION                                                SUPERCUTS, INC.

                             JOINT PROXY STATEMENT
                                      for
              Special Meeting of Shareholders of Regis Corporation
                                 to be held on
                                October 23, 1996
                                      and
               Special Meeting of Stockholders of Supercuts, Inc.
                                 to be held on
                                October 23, 1996
                            ------------------------

                               REGIS CORPORATION
                                   PROSPECTUS
                                      for
             Up to 4,920,590 Shares of Common Stock, $.05 par value
                              of Regis Corporation

                          to be issued pursuant to the
         Agreement and Plan of Merger dated July 14, 1996, as amended, among
                               Regis Corporation,
                               RGIS Merger Corp.
                                      and
                                Supercuts, Inc.
                            ------------------------

    This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Regis Corporation ("Regis") to be used at a special meeting of its shareholders to be held on Wednesday, October 23, 1996 (the "Regis Special Meeting"), and the solicitation of proxies by the Board of Directors of Supercuts, Inc. ("Supercuts") to be used at a special meeting of its shareholders to be held on Wednesday, October 23, 1996 (the "Supercuts Special Meeting"). The Regis Special Meeting and the Supercuts Special Meeting are collectively referred to as the "Shareholder Meetings." At the Supercuts Special Meeting, Supercuts shareholders will be asked to consider and vote upon the Agreement and Plan of Merger dated July 14, 1996, as amended (the "Merger Agreement"), among Regis, RGIS Merger Corp., a wholly-owned subsidiary of Regis ("Merger Sub"), and Supercuts and the transactions contemplated thereby, including the merger (the "Merger") of Merger Sub into Supercuts. Upon consummation of the Merger, Supercuts will be operated as a direct, wholly-owned subsidiary of Regis. At the Regis Special Meeting, shareholders of Regis will be asked to consider and vote upon, among other things, a proposal to approve the issuance of up to 4,920,590 shares of the common stock, $.05 per share par value, of Regis (the "Regis Common Stock") in connection with the Merger (such number of shares or any portion thereof are referred to herein as the "Merger Shares"). Approval of such issuance by the shareholders of Regis is required by the rules of the National Association of Securities Dealers, Inc. (the "NASD") because shares of Regis Common Stock are traded on the Nasdaq National Market Tier of the Nasdaq Stock Market (the "Nasdaq National Market") and the number of shares of Regis Common Stock to be issued in the Merger will exceed 20% of the issued and outstanding shares of Regis Common Stock. Shareholders of Regis are not voting upon approval of the Merger Agreement because such approval is not required under Minnesota law. The Boards of Directors of Regis and Supercuts are also soliciting their respective shareholders for authority to adjourn the respective Shareholder Meetings to solicit additional proxies, if necessary. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated by reference herein.

    In accordance with the terms of the Merger Agreement, upon approval by the Regis shareholders of the issuance of the Merger Shares, approval by the Supercuts shareholders of the Merger Agreement, the receipt of all requisite regulatory approvals, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the satisfaction or waiver of all other conditions, the Merger will occur. In connection with the Merger, each share of common stock of Supercuts, par value $.01 per share (the "Supercuts Common Stock"), outstanding immediately prior to consummation of the Merger will be converted into the right to receive
0.4 of one share (the "Conversion Ratio") of Regis Common Stock. No fractional shares of Regis Common Stock will be issued and cash will be paid in lieu thereof. Upon consummation of the Merger, Regis will also assume the obligation to issue Regis Common Stock upon exercise of the outstanding employee and director options to purchase Supercuts Common Stock ("the Supercuts Options") pursuant to certain Supercuts' option plans ("the Option Plans"). In addition, Regis will grant restricted shares of Regis Common Stock to certain Directors of Supercuts (the "Regis Restricted Shares") in exchange for services to be rendered to Regis by such Directors in connection with their service on an advisory committee (the "Advisory Committee") to be established upon the consummation of the Merger to advise Regis on the business of Supercuts. See "The Merger -- Interests of Certain Persons in the Merger" and "Description of Regis Capital Stock." Upon consummation of the Merger, Merger Sub will be merged with and into Supercuts with Supercuts as the surviving corporation and Supercuts will be operated as a direct wholly-owned subsidiary of Regis.

    Regis has filed a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended, covering up to 4,920,590 Merger Shares to be issued in connection with the Merger, the assumption of the Supercuts Options and the issuance of the Regis Restricted Shares upon consummation of the Merger. The actual number of Merger Shares issued upon the Merger will depend on the number of Supercuts Options exercised prior to the Effective Time. The maximum number of Merger Shares which could be issued under the Conversion Ratio is 4,920,590 shares assuming all outstanding Supercuts Options are exercised prior to the Merger. The Conversion Ratio and adjustments thereto, and the determination of the maximum number of Merger Shares are explained in the accompanying Joint Proxy Statement/Prospectus.

    This Joint Proxy Statement/Prospectus constitutes a Prospectus of Regis with respect to the shares of Regis Common Stock to be issued in connection with the Merger upon exercise of the Supercuts Options and in respect of the Regis Restricted Shares.


    This Joint Proxy Statement/Prospectus, the accompanying notice and form of proxy are first being mailed to shareholders of Regis and Supercuts on or about September 24, 1996.


    Supercuts stock certificates should not be returned to Supercuts until after receipt of a letter of transmittal to be provided to Supercuts shareholders upon consummation of the Merger.
                            ------------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 24, 1996.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................     5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................     5
SUMMARY...................................................................     7
  The Shareholder Meetings................................................     8
  The Parties to the Merger...............................................     8
  Terms of the Merger.....................................................     8
  Opinions of Financial Advisors..........................................     8
  Recommendations of the Boards of Directors of Regis and Supercuts.......     9
  Effective Time of the Merger............................................     9
  No Solicitation of Third-Party Acquisition Proposals....................     9
  Conditions to Obligation to Close.......................................    10
  Termination.............................................................    10
  Dissenters' Rights......................................................    10
  Comparison of Shareholder Rights........................................    10
  Certain Federal Income Tax Consequences.................................    11
  Accounting Treatment of the Merger......................................    11
  Interests of Certain Persons in the Merger..............................    11
  Supercuts Rights Agreement Amendment....................................    12
  Comparative Market Price Data...........................................    12
  Comparative Unaudited Per Share Data....................................    13
  Selected Historical and Unaudited Pro Forma Combined Financial Data.....    14
SHAREHOLDER MEETINGS INFORMATION OF REGIS AND SUPERCUTS...................    17
  Special Meeting of Regis Shareholders...................................    17
  Special Meeting of Supercuts Stockholders...............................    18
  Expenses................................................................    19
THE MERGER................................................................    20
  General.................................................................    20
  Background of the Merger................................................    20
  Regis' Reasons for the Merger; Recommendation of Regis' Board of
   Directors..............................................................    22
  Supercuts' Reasons for the Merger; Recommendation of Supercuts' Board of
   Directors..............................................................    22
  Opinion of Regis' Financial Advisor.....................................    23
  Opinion of Supercuts' Financial Advisor.................................    27
  Terms of the Merger.....................................................    32
  Effective Time of the Merger............................................    32
  Regulatory Approval.....................................................    32
  Interests of Certain Persons in the Merger..............................    33
  Management of Supercuts After the Merger................................    34
  Voting Agreement........................................................    35
  Accounting Treatment....................................................    35
  Certain Federal Income Tax Consequences.................................    35
  Nasdaq National Market Listing..........................................    36
  Exchange Procedures.....................................................    37
  Dissenters' Rights of Appraisal.........................................    37
  Resales of Regis Common Stock Issued in the Merger; Affiliate
   Agreements.............................................................    38
THE MERGER AGREEMENT......................................................    38
  General.................................................................    38
  Certain Representations and Warranties..................................    39
  Certain Covenants.......................................................    39
  Limitation on Solicitation by Supercuts.................................    40
  Treatment of Supercuts Stock Options and Supercuts Restricted Shares....    40

                                                                            PAGE
                                                                            ----
  Indemnification.........................................................    41
  Conditions to Obligation to Close.......................................    41
  Termination.............................................................    42
  Amendment...............................................................    42
  Fees and Expenses.......................................................    42
THE COMPANIES.............................................................    42
  Regis...................................................................    43
  Supercuts...............................................................    43
DESCRIPTION OF REGIS CAPITAL STOCK........................................    43
  General.................................................................    43
  Regis Common Stock......................................................    43
  Authorized and Undesignated Capital Stock...............................    43
  Anti-Takeover Provisions................................................    44
  Limited Liability and Indemnification...................................    44
COMPARISON OF STOCKHOLDER RIGHTS..........................................    44
  Stockholders' Dissenters' Rights........................................    44
  Board of Directors......................................................    45
  Removal of Directors....................................................    45
  Amendments to Bylaws....................................................    45
  Amendments to Certificate or Articles...................................    46
  Indemnification.........................................................    46
  Liability of Directors..................................................    47
  Shareholder Meetings....................................................    47
  Mergers and Consolidation...............................................    48
  Business Combinations...................................................    48
  Other Anti-Takeover Provisions..........................................    49
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION........................    50
ADJOURNMENT OF SHAREHOLDER MEETINGS.......................................    57
LEGAL MATTERS.............................................................    57
TAX OPINION...............................................................    57
EXPERTS...................................................................    57
APPENDIX A: Agreement and Plan of Merger dated as of July 14, 1996, as amended among Regis Corporation, RGIS Merger Corp. and
            Supercuts, Inc................................................   A-1
APPENDIX B: Opinion of Merrill Lynch, Pierce, Fenner & Smith..............   B-1
APPENDIX C: Opinion of Donaldson, Lufkin & Jenrette Securities
            Corporation...................................................   C-1

                            ------------------------

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REGIS OR SUPERCUTS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, AND IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF REGIS OR SUPERCUTS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
                            ------------------------

                             AVAILABLE INFORMATION

    Regis has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Regis Common Stock which may be issued in connection with the transactions described herein. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information, reference is made to the Registration Statement, including all amendments to the Registration Statement, and all the exhibits and schedules filed as part of the Registration Statement. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048 or at the Commission's Internet site at http://www.sec.gov/edgarhp.htm.

    Regis and Supercuts are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy and information statements and other information with the Commission. Copies of such materials may be obtained at prescribed rates from the Commission. The Regis Common Stock and the Supercuts Common Stock are quoted on the Nasdaq National Market. Consequently, reports, proxy and information statements and other information concerning Regis and Supercuts can also be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Regis (File No. 0-11230) with the Commission pursuant to the Exchange Act and by Supercuts (File No. 0-019533) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

        (1) Regis' Annual Report on Form 10-K for the year ended June 30, 1996.

        (2) Regis' Current Report on Form 8-K dated July 15, 1996.

        (3) The information contained in Regis' Proxy Statement dated September 14, 1995 for its Annual Meeting of Shareholders held on October 10,
    1995.

        (4) Supercuts' Annual Report on Form 10-K for the year ended December 31, 1995.

        (5) Supercuts' Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995 and Amendment No. 1 thereto on Form 10-Q/A dated June 14, 1996.

        (6) Supercuts' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

        (7) Supercuts' Current Report on Form 8-K dated January 4, 1996.

        (8) Supercuts' Current Report on Form 8-K dated January 8, 1996.

        (9) Supercuts' Current Report on Form 8-K dated January 30, 1996.

       (10) Supercuts' Current Report on Form 8-K dated February 16, 1996.

       (11) Supercuts' Current Report on Form 8-K dated March 14, 1996.

       (12) Supercuts' Current Report on Form 8-K dated April 2, 1996.

       (13) Supercuts' Current Report on Form 8-K dated July 14, 1996.

       (14) The information contained in Supercuts' Proxy Statement dated April 18, 1996 for its Annual Meeting of Shareholders held on May 9, 1996.

       (15) The description of Supercuts Common Stock contained in Supercuts' Registration Statement on Form 8-A filed on September 17, 1991.

       (16) All other documents filed by either Regis or Supercuts pursuant to
            Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the Shareholder Meetings.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ALL OF SUCH DOCUMENTS WITH RESPECT TO REGIS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM MR. FRANK E. EVANGELIST, SECRETARY, REGIS CORPORATION, 7201 METRO BOULEVARD, EDINA, MINNESOTA 55439; TELEPHONE NUMBER (612) 947-7777. ALL OF SUCH DOCUMENTS WITH RESPECT TO SUPERCUTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM LAWRENCE D. IMBER, SECRETARY, SUPERCUTS, INC., 550 CALIFORNIA STREET, SAN FRANCISCO, CALIFORNIA 94104; TELEPHONE NUMBER (415) 693-4884. COPIES WILL BE FURNISHED (WITHOUT EXHIBITS UNLESS THE EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE) FREE OF CHARGE. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE OCTOBER 12, 1996.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE MATTERS DESCRIBED HEREIN. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND IN THE APPENDICES ATTACHED HERETO, INCLUDING THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX A. REGIS SHAREHOLDERS AND SUPERCUTS STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

THE SHAREHOLDER MEETINGS


    REGIS SPECIAL MEETING. The Regis Special Meeting will be held at Regis Corporation, 7201 Metro Boulevard, Minneapolis, Minnesota 55439, on October 23, 1996 at 9:00 a.m., local time. Only the holders of record of the outstanding shares of Regis Common Stock at the close of business on September 19, 1996 (the "Regis Record Date") will be entitled to notice of and to vote at the Regis Special Meeting. At the Regis Record Date, 18,080,155 shares of Regis Common Stock were outstanding and entitled to vote.


    At the Regis Special Meeting, Regis shareholders will be asked to consider and vote upon (i) a proposal to approve the issuance of 4,920,590 shares of Regis Common Stock pursuant to the Merger Agreement, (ii) a proposal to adjourn the Regis Special Meeting if necessary to solicit additional proxies, and (iii) the transaction of such other business as may properly come before the Regis Special Meeting and any adjournments or postponements thereof. The quorum required to hold the Regis Special Meeting is a majority of shares of Regis Common Stock entitled to vote at the Regis Special Meeting in person or by proxy. The approval of issuance of Regis Common Stock in the Merger requires the affirmative vote of the majority of the total votes cast at the Regis Special Meeting on such proposal in person or by proxy. The affirmative vote, in person or by proxy, of a majority of shares of Regis Common Stock present and entitled to vote at the Regis Special Meeting, will be required to adjourn the Regis Special Meeting to solicit additional proxies. See "Shareholder Meetings Information of Regis and Supercuts -- Special Meeting of Regis Shareholders" and "Adjournment of Shareholder Meetings."


    As of the Regis Record Date, the directors and executive officers of Regis and their affiliates beneficially owned in the aggregate 6,578,402 shares, or 36.4%, of the issued and outstanding Regis Common Stock, excluding shares subject to options. Curtis Squire, Inc. ("Curtis Squire"), a corporation controlled by Myron Kunin who is Chairman of the Board of Regis, owned 6,024,925 shares of Regis Common Stock at the Regis Record Date or 33.3% of the then outstanding Regis Common Stock and has entered into an agreement with Supercuts pursuant to which Curtis Squire has agreed to vote all of its shares of Regis Common Stock in favor of the issuance of the Regis Common Stock pursuant to the Merger Agreement. See "The Merger -- Voting Agreement."



    SUPERCUTS SPECIAL MEETING. The Supercuts Special Meeting will be held at Supercuts, Inc., 550 California Street, San Francisco, California 94014, on October 23, 1996 at 10:00 a.m., local time. Only the holders of record of the outstanding shares of Supercuts Common Stock at the close of business on September 24, 1996 (the "Supercuts Record Date") will be entitled to notice of and to vote at the Supercuts Special Meeting. At the Supercuts Record Date, 11,259,309 shares of Supercuts Common Stock were outstanding and entitled to vote.


    At the Supercuts Special Meeting, Supercuts shareholders will be asked to consider and vote upon (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby, and (ii) the transaction of such other business as may properly come before the Supercuts Special Meeting and any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of Supercuts Common Stock, voting in person or by proxy, is required to approve the Merger Agreement. See "Shareholder Meetings Information of Regis and Supercuts -- Special Meeting of Supercuts Shareholders."

THE PARTIES TO THE MERGER

    REGIS. Regis is the largest owner and operator of mall-based hair and retail hair product salons in the world. At June 30, 1996, the Company operated 1,963 salons (1,891 owned and 72 franchised) offering high-quality haircare services and products in 50 states and certain foreign countries, principally the United Kingdom. Regis operates its salons primarily under the names Regis Hairstylists, MasterCuts and Trade Secret. Regis' executive offices are located at 7201 Metro Boulevard, Edina, Minnesota 55439, and its telephone number is
(612) 947-7777. At June 30, 1996, Regis had total assets of approximately $221.2 million, total liabilities of approximately $113.0 million and shareholders' equity of approximately $108.2 million. See "The Companies -- Regis."

    SUPERCUTS. Supercuts is one of the largest publicly held owners, operators and franchisors of hair salons in the country. The Supercuts system includes over 1,150 company-owned and franchised stores in 39 states and Puerto Rico. Supercuts owns, or manages for others, over 500 salons and franchises over 650 salons. Supercuts' executive offices are located at 550 California Street, San Francisco, California 94104, and its telephone number is (415) 693-4700. At June 30, 1996, Supercuts had total assets of approximately $97.7 million, total liabilities of approximately $55.9 million and shareholders' equity of approximately $41.8 million. See "The Companies -- Supercuts."

    All information contained in this Joint Proxy Statement/Prospectus relating to Regis has been provided by Regis, and all information contained herein relating to Supercuts has been provided by Supercuts.

TERMS OF THE MERGER

    In accordance with the terms of the Merger Agreement, Merger Sub will be merged into Supercuts, with Supercuts as the surviving corporation in the Merger (Supercuts, as the surviving corporation, sometimes referred to herein as the "Surviving Corporation"). Upon consummation of the Merger, Supercuts will be operated as a direct wholly-owned subsidiary of Regis.


    The Merger Agreement provides that, at the effective time of the Merger (the "Effective Time"), all of the issued and outstanding shares of Supercuts Common Stock will be cancelled and each share of Supercuts Common Stock will be converted into 0.4 of one share of Regis Common Stock. In addition, all Supercuts Options to purchase Supercuts Common Stock that are outstanding at the Effective Time will thereafter entitle the holder to purchase the number of shares of Regis Common Stock equal to the Conversion Ratio multiplied by the number of shares of Supercuts Common Stock subject to the respective Supercuts Options. Assuming that no exercise of stock options or other issuance of shares occurs subsequent to the Regis Record Date and the Supercuts Record Date and prior to the Effective Time and based on 18,080,155 shares of Regis Common Stock outstanding on the Regis Record Date and 11,259,309 shares of Supercuts Common Stock outstanding on the Supercuts Record Date, immediately after the Effective Time, former Supercuts shareholders would hold approximately 19.9% of the outstanding shares of Regis Common Stock.


    No fractional shares of Regis Common Stock will be issued in the Merger to holders of Supercuts Common Stock. Each holder of Supercuts Common Stock who otherwise would have been entitled to a fraction of a share of Regis Common Stock will receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of Supercuts Common Stock, an amount of cash (without interest) equal to the value of such fraction of a share based on the Conversion Ratio.

OPINIONS OF FINANCIAL ADVISORS

    REGIS. The Board of Directors of Regis received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") on July 14, 1996, to the effect that, based on and subject to the assumptions, factors and limitations set forth therein, the consideration proposed to be exchanged by Regis in the Merger pursuant to the Merger Agreement is fair to the shareholders of Regis from a financial point of view. Merrill Lynch also delivered to the Board of Directors of Regis a written opinion as to such matters and subject to such limitations, dated the date of this Joint Proxy Statement/Prospectus (the "Merrill Lynch Opinion"). The Merrill Lynch Opinion was prepared for the Board of Directors of Regis and is directed only to the fairness to the Regis' shareholders, from a financial point of view, of the consideration to be paid by Regis pursuant to the Merger. The Merrill Lynch Opinion does not constitute a recommendation to any Regis' shareholder as to how such shareholder should vote at the Regis Special Meeting nor does it constitute an opinion as to the price at which Regis Common Stock or Supercuts Common Stock will actually trade at any time. The Merger was negotiated at arm's-length by Regis and Supercuts. See "The Merger -- Opinions of Financial Advisors." A copy of the Merrill Lynch Opinion, which sets forth the assumptions made, general procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Regis' shareholders are urged to read the Merrill Lynch Opinion carefully in its entirety.


    SUPERCUTS. The Board of Directors of Supercuts received a written opinion from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") on July 14, 1996, to the effect that, based on and subject to the assumptions, factors and limitations set forth therein, the Conversion Ratio is fair to the stockholders of Supercuts from a financial point of view. DLJ also delivered to the Board of Directors of Supercuts a written opinion as to such matters and subject to such limitations, dated as of September 23, 1996 (the "DLJ Opinion"). The DLJ Opinion was prepared for the Board of Directors of Supercuts and is directed only to the fairness of the consideration to be received by Supercuts' stockholders from a financial point of view. The DLJ Opinion does not constitute a recommendation to any Supercuts' stockholder as to how such stockholder should vote at the Supercuts Special Meeting nor does it constitute an opinion as to the price at which Supercuts Common Stock or Regis Common Stock will actually trade at any time. The Merger was negotiated at arm's-length by Supercuts and Regis. See "The Merger -- Opinions of Financial Advisors." A copy of the DLJ Opinion is attached hereto as Appendix C. Supercuts' stockholders are urged to read the DLJ Opinion carefully in its entirety for assumptions made, other matters considered and limits of the review by DLJ in connection with such opinion.


RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF REGIS AND SUPERCUTS

    The Board of Directors of Regis has determined that the issuance of Regis Common Stock in the Merger is in the best interests of its shareholders and has unanimously approved the issuance of such shares. THE BOARD OF DIRECTORS OF REGIS UNANIMOUSLY RECOMMENDS THAT THE REGIS SHAREHOLDERS VOTE FOR THE ISSUANCE OF THE REGIS COMMON STOCK TO BE ISSUED IN THE MERGER. The Board of Directors of Supercuts has determined that the Merger is in the best interests of its shareholders and has unanimously approved the Merger. THE BOARD OF DIRECTORS OF SUPERCUTS UNANIMOUSLY RECOMMENDS THAT THE SUPERCUTS SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SEE "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER."

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State. Such filing will occur only after all applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or been terminated (counsel has been advised that early termination of the waiting period has been granted), the approval of the issuance of the Merger Shares by the requisite vote of Regis' shareholders, the approval of the Merger Agreement by the requisite vote of Supercuts' stockholders and the satisfaction or waiver of all other conditions to the Merger. See "The Merger -- Effective Time of the Merger; Conditions to Obligation to Close."

NO SOLICITATION OF THIRD-PARTY ACQUISITION PROPOSALS

    The Merger Agreement includes a "no solicitation" provision that prohibits Supercuts from soliciting or encouraging submission of third-party acquisition proposals, but permits Supercuts to furnish non-public information to third parties if, prior to the Effective Time, Supercuts receives an acquisition proposal that the Supercuts Board of Directors, based upon the advice of its outside counsel, reasonably believes that it has a fiduciary duty to consider, and which it reasonably and in good faith believes is more favorable to Supercuts and its shareholders than the transactions contemplated in the Merger Agreement. If, thereafter, Supercuts' Board of Directors reasonably and in good faith determines that such acquisition proposal is more favorable to Supercuts and its shareholders than the transactions contemplated in the Merger Agreement and, based upon the advice of outside counsel, that the failure to recommend or accept such proposal would violate the fiduciary duties of the Board of Directors, then upon written notice to Regis, Supercuts may terminate the Merger Agreement and the transactions contemplated therein. See "The Merger Agreement -- Limitation on Solicitation by Supercuts."

CONDITIONS TO OBLIGATION TO CLOSE

    The obligations of each party to effect the Merger are subject to various conditions, including the following, unless waived to the extent permitted by applicable law: (i) the holders of Regis Common Stock shall have approved the issuance of the Merger Shares by the requisite vote; (ii) the holders of Supercuts Common Stock shall have approved the Merger and the Merger Agreement by the requisite vote; (iii) no preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect; (iv) all applicable waiting periods or any extension thereof under the HSR Act shall have expired or been terminated; and (iv) the Registration Statement shall have been declared effective by the Commission. See "The Merger Agreement -- Conditions to Obligation to Close."

TERMINATION

    The Merger Agreement may be terminated prior to the Effective Time, either before or after and notwithstanding approval by Regis' shareholders and Supercuts' stockholders under certain circumstances, including (i) by mutual written agreement of Regis and Supercuts, (ii) by either Regis or Supercuts if the Merger has not occurred by January 1, 1997 provided that the terminating party is not in material breach of its representations, warranties or obligations under the Merger Agreement, (iii) by either Regis or Supercuts if any court of competent jurisdiction in the United States has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or declaring the Merger invalid or unlawful and such order, decree, ruling or action shall have become final and nonappealable, or
(iv) by Supercuts if the Supercuts Board of Directors reasonably and in good faith determines that an unsolicited acquisition proposal which it received from another party is more favorable to Supercuts and its shareholders than the transactions under the Merger Agreement and, based upon the advice of outside counsel, that the failure to recommend or accept such acquisition proposal would violate the fiduciary duties of the Supercuts Board of Directors to the shareholders of Supercuts under the applicable law. Upon termination by Supercuts pursuant to clause (iv) of this paragraph, Supercuts shall pay to Regis a breakup fee of $3,750,000. See "The Merger -- Effective Time of the Merger; Termination." Under certain additional circumstances of termination, a termination fee is payable to Regis. See "The Merger -- Fees and Expenses." See "The Merger Agreement -- Fees and Expenses."

DISSENTERS' RIGHTS

    Holders of shares of either Regis Common Stock or Supercuts Common Stock do not have dissenters' rights of appraisal in connection with the Merger. See "The Merger -- Dissenters' Rights."

COMPARISON OF SHAREHOLDER RIGHTS

    Upon consummation of the Merger, Supercuts' stockholders will become Regis' shareholders. As a result, their rights as holders of common stock, which are now governed by Delaware corporate law and Supercuts' Certificate of Incorporation and Bylaws, will be governed by Minnesota corporate law and Regis' Articles of Incorporation and Bylaws. See "Comparison of Shareholder Rights" for a summary of certain material differences between the rights of holders of Regis Common Stock and the rights of holders of Supercuts Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a "reorganization" for United States Federal income tax purposes. In general, therefore, the Supercuts shareholders will not recognize gain or loss upon the exchange of shares of Supercuts Common Stock for Regis Common Stock in the Merger, except to the extent of cash received in lieu of fractional shares.

    The obligation of Supercuts to consummate the Merger is subject to the prior receipt by Supercuts of an opinion from Willkie Farr & Gallagher, counsel to Supercuts, that the Merger will qualify as a "reorganization" for United States Federal income tax purposes. For a further discussion of the tax consequences of the Merger, see "The Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT OF THE MERGER

    It is the intention of Regis and Supercuts that the Merger be accounted for as a pooling-of-interests for accounting and financial reporting purposes. See "The Merger -- Accounting Treatment of the Merger" and "The Merger -- Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Supercuts' Board of Directors and management may be deemed to have certain interests in the Merger in addition to their interests as shareholders of Supercuts generally. The Merger Agreement requires Regis to elect two members of the current Board of Directors of Supercuts, Thomas L. Gregory, currently Chairman of the Board of Supercuts, and Steve Price, currently Chief Executive Officer of Supercuts, as directors of Regis as soon as practicable after the Effective Time and to nominate them for re-election at the three annual meetings of shareholders of Regis subsequent to the Effective Time and to use its best efforts to re-elect them as directors at such meetings. In addition, Regis has agreed that, following consummation of the Merger and their election as directors of Regis (i) Mr. Gregory will be appointed to the Audit Committee of the Regis Board of Directors, and (ii) Messrs. Gregory and Price will be the majority of a new committee of the Regis Board of Directors that will control the current litigation of Supercuts being assumed by Regis (and related litigation that subsequently ensues, if any) in the Merger. See "The Merger -- Management of Supercuts after Merger."

    Regis and each current Director of Supercuts (excluding Messrs. Gregory and Price) will, promptly after the Effective Time, execute Advisory Agreements providing that such Directors shall receive from Regis restricted stock in Regis (equal to the number of shares of Supercuts Common Stock subject to the director's cancelled restricted stock agreement times the Conversion Ratio) in exchange for advisory services as members of a newly established Advisory Committee that will advise Regis and the President of the Surviving Corporation with respect to the operation of the Surviving Corporation for a period of two years from the Effective Time. The members of the Advisory Committee will meet (either in person or by telephone) quarterly to review the status of the business of the Surviving Corporation and Regis and the litigation in which Supercuts is currently engaged and to advise the President of the Surviving Corporation in respect of the business of the Surviving Corporation and the committee of Board of Directors of Regis that is controlling the Surviving Corporation litigation in respect of such litigation.

    Steve Price will receive compensation at and after a change in control of Supercuts pursuant to an employment agreement with Supercuts. Mr. Price's employment agreement is dated January 29, 1996 and terminates four years from that date. However, pursuant to the agreement, upon a change in control, Mr. Price is free to terminate his employment under the employment agreement, and still receive his salary under the employment agreement for the remainder of the four year term. The employment agreement provides for a base salary of $350,000 per year subject to periodic discretionary upward adjustments by the Supercuts Board of Directors. Thus, Mr. Price could terminate his employment at the Effective Time and continue to be paid at an annual rate of $350,000 per year through January 29, 2000. Pursuant to the employment agreement, Mr. Price also received options to purchase 500,000 shares of Supercuts stock at an exercise price of $5.875. Options with respect to

300,000 shares vested on January 29, 1996. Options with respect to 100,000 shares shall become vested on January 29, 1997 and options with respect to 100,000 shares shall become vested on January 29, 1998, except upon a change of control of Supercuts any options which have not vested shall immediately vest and be exercisable. Thus, upon the Effective Time, options with respect to 200,000 shares will vest and become immediately exercisable by Mr. Price.

    Pursuant to a consulting agreement with Supercuts, Thomas L. Gregory, upon a change of control of Supercuts, will receive $400,000 and will serve as a consultant to the successor corporation to Supercuts for a period of forty-eight months during which time he will receive compensation of $8,333.33 per month as well as health insurance benefits, tax preparation reimbursement and other similar forms of compensation.

    Pursuant to the Merger Agreement, Regis has agreed to indemnify and hold harmless the directors and officers of Supercuts against claims based on the Merger Agreement, this Joint Proxy/ Prospectus or the Merger, subject to certain exceptions. Regis has also agreed to assume, to the fullest extent permitted by law, the obligations of Supercuts to indemnify its current officers and directors.

    Upon consummation of the Merger, Regis will assume the obligation to issue Regis Common Stock upon exercise of the Supercuts Options. The Supercuts Options will be exercisable for a number of shares of Regis Common Stock equal to the number of Supercuts shares subject to such stock options outstanding multiplied by the Conversion Ratio. Supercuts executive officers and directors currently hold in the aggregate approximately 783,000 Supercuts Options.

SUPERCUTS RIGHTS AGREEMENT AMENDMENT

    In connection with the execution of the Merger Agreement, Supercuts and U.S. Stock Transfer Corporation (the "Rights Agent") executed Amendment No. 1 to the Rights Agreement, dated as of July 14, 1996 (the "Rights Agreement Amendment"), amending the Rights Agreement, dated as of April 2, 1996 (the "Rights Agreement"), between Supercuts and the Rights Agent, so as to provide that none of Regis and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of the Merger Agreement or the consummation of the Merger.

COMPARATIVE MARKET PRICE DATA

    Regis Common Stock is quoted on the Nasdaq National Market under the symbol "RGIS" and Supercuts Common Stock is quoted on the Nasdaq National Market under the symbol "CUTS." The following table sets forth the last reported sale price per share of Regis Common Stock and Supercuts Common Stock and the equivalent per-share price of Supercuts Common Stock giving effect to the Merger on July 12, 1996 which is the last trading day preceding public announcement that Regis and Supercuts had entered into the Merger Agreement. The sale prices do not include adjustment for retail mark-ups, mark-downs or commissions. The equivalent per-share price of Supercuts Common Stock at July 12, 1996 represents the closing market price of a share of Regis Common Stock on such date ($33.00) multiplied by the Conversion Ratio of 0.4 of one share of Regis Common Stock for one share of Supercuts Common Stock. See "The Merger -- The Conversion Ratio."

                                                                                                   SUPERCUTS
                                                                           REGIS      SUPERCUTS   EQUIVALENT
                                                                          COMMON       COMMON      PER-SHARE
                                                                           STOCK        STOCK        PRICE
                                                                        -----------  -----------  -----------
Market Value Per Share at:
  July 12, 1996.......................................................   $   33.00    $    8.75    $   13.20

    Supercuts stockholders are advised to obtain current market quotations for Regis Common Stock. No assurance can be given concerning the market price of Regis Common Stock before or after the Effective Time. The market price for Regis Common Stock may fluctuate between the date of this Joint Proxy Statement/Prospectus and the Effective Time.

    In connection with the Merger, Supercuts Common Stock will be cancelled and, as a result, will no longer be quoted on the Nasdaq National Market.

COMPARATIVE UNAUDITED PER SHARE DATA

    The following table presents selected comparative unaudited per share data for Regis Common Stock on an historical and a pro forma combined basis and for Supercuts Common Stock on an historical and a pro forma equivalent basis giving effect to the Merger using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical financial statements of Regis, see "The Merger -- Accounting Treatment." The information is derived from the consolidated financial statements of Regis and Supercuts and the Unaudited Pro Forma Combined Financial Information. The financial statements of Regis and Supercuts are incorporated by reference into this Joint Proxy Statement/Prospectus and the Unaudited Pro Forma Combined Financial Information appears elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Combined Financial Information."

    Regis' fiscal year ends on June 30; Supercuts' fiscal year ends on December
31. Regis' annual financial reporting period ending June 30 will be adopted by the combined entity. Accordingly, for purposes of the following Historical and Pro Forma Equivalent information, Supercuts information has been recast to conform to the Regis fiscal year end. The accounting policies of Regis and Supercuts differ in certain respects. As required in a pooling-of-interests business combination, the unaudited per share data presented on a pro forma combined basis reflects certain adjustments to conform Supercuts' accounting policies to those of Regis. See "Unaudited Pro Forma Combined Financial Information." The per share data is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the dates or periods indicated.


                                                                                                      SUPERCUTS
                                                                       REGIS COMMON STOCK            COMMON STOCK
                                                                    ------------------------  --------------------------
                                                                                  PRO FORMA                  PRO FORMA
                                                                    HISTORICAL    COMBINED    HISTORICAL    EQUIVALENT
                                                                    -----------  -----------  -----------  -------------
Book Value Per Common Share (1):
    June 30, 1996.................................................   $    5.99    $    5.58    $    3.73     $    2.23
Cash Dividends Declared Per Common Share (2):
  Year Ended:
    June 30, 1996.................................................        0.07         0.07         0.00          0.03
    June 30, 1995.................................................        0.00         0.00         0.00          0.00
    June 30, 1994.................................................        0.00         0.00         0.00          0.00
    June 30, 1993.................................................        0.00         0.00         0.00          0.00
    June 30, 1992.................................................        0.00         0.00         0.00          0.00
Net Income (Loss) from Continuing Operations Per Common Share (3):
  Year Ended:
    June 30, 1996.................................................        1.05         0.47        (0.57)         0.19
    June 30, 1995.................................................        0.84         0.59         0.52          0.24
    June 30, 1994.................................................        0.26         0.28         0.63          0.11
    June 30, 1993.................................................        0.27         0.51         0.74          0.20
    June 30, 1992.................................................        0.31         0.54         0.61          0.22

                 NOTES TO COMPARATIVE UNAUDITED PER SHARE DATA

    1. The pro forma combined book value per share of Regis Common Stock represents the historical combined common stockholders' equity for Regis and Supercuts (as adjusted for retroactive changes in certain accounting policies of Supercuts in order to conform them to those of Regis) divided by total pro forma common shares of the combined entity, assuming a Conversion Ratio of 0.4. The pro forma equivalent book values per share of Supercuts Common Stock represent the pro forma combined book value per share amounts multiplied by 0.4, the Conversion Ratio. See "The Merger -- The Conversion Ratio."

    2. The pro forma combined cash dividends declared per common share assume no changes in the historical cash dividends declared per share of Regis Common Stock.

    3. The pro forma combined income (loss) from continuing operations per common share (based on the weighted average number of common and common equivalent shares outstanding) is based upon the combined historical income
(loss) from continuing operations for Regis and Supercuts (as adjusted for retroactive changes in certain accounting policies of Supercuts in order to conform them to those of Regis) divided by the average pro forma common shares of the combined entity. The pro forma equivalent income (loss) from continuing operations per share of Supercuts Common Stock represents the pro forma combined income (loss) from continuing operations per common share multiplied by 0.4, the Conversion Ratio. See "The Merger -- The Conversion Ratio".

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following tables set forth certain selected historical consolidated financial information for Regis and Supercuts and certain selected unaudited pro forma combined financial information giving effect to the Merger using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical financial statements of Regis, see "The Merger
- -- Accounting Treatment of the Merger."

    The financial data included in the Selected Historical Financial Data as of and for the five years ended June 30, 1996 for Regis and as of and for the five years ended December 31, 1995 for Supercuts is derived from the audited consolidated financial statements of Regis and Supercuts, including the related notes thereto. The financial data for the six months ended June 30, 1996 and 1995 for Supercuts is derived from the unaudited consolidated financial statements of Supercuts and in the opinion of management of Supercuts, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Certain historical information of Supercuts has been reclassified to conform to Regis' financial statement presentation. The consolidated financial statements of Regis and Supercuts are incorporated by reference into this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such financial statements and in conjunction with the Unaudited Pro Forma Combined Financial Information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Combined Financial Information."

    The accounting policies of Regis and Supercuts differ in certain respects. As required in a pooling-of-interests business combination, the financial data included in the Selected Unaudited Pro Forma Combined Financial Data reflects certain adjustments to conform Supercuts accounting policies to those of Regis. Regis' fiscal year ends on June 30; Supercuts' fiscal year ends December 31. Regis' annual financial reporting period ending June 30 will be adopted by the combined entity. Accordingly, for purposes of the following Unaudited Pro Forma Combined Statements of Operations, Supercuts Statements of Operations have been recast to conform to the Regis fiscal year end. See "Unaudited Pro Forma Combined Financial Information."

    Pursuant to the Merger Agreement, Regis expects that certain adjustments will be recorded, primarily to accrue for specific, identified costs related to the Merger and to conform Supercuts' accounting policies to those of Regis. The amounts of such merger-related costs included or disclosed in the Selected Unaudited Pro Forma Combined Financial Data may change as more information becomes available.

    Regis expects to achieve operating cost savings post-Merger primarily through reductions in staff and the consolidation of certain corporate administrative and operations functions at Supercuts. The operating cost savings are expected to be achieved in various amounts at various times during the years subsequent to the consummation of the Merger and not ratably over or at the beginning or end of such periods. No adjustment has been reflected in the Unaudited Pro Forma Combined Statements of Operations for the anticipated cost savings.

    The Selected Unaudited Pro Forma Combined Financial Data included herein is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

              SELECTED CONSOLIDATED FINANCIAL INFORMATION OF REGIS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     FOR THE YEARS ENDED JUNE 30,
                                                    ---------------------------------------------------------------
                                                       1996         1995         1994         1993         1992
                                                    -----------  -----------  -----------  -----------  -----------
Sales.............................................  $   499,442  $   422,188  $   376,971  $   340,966  $   305,989
Income from continuing operations.................       19,124       14,651        4,053        3,858        4,417
Income from continuing operations per common
 share............................................         1.05         0.84         0.26         0.27         0.31
Total assets......................................      221,174      166,323      165,999      143,152      127,933
Long-term debt, current portion...................       13,668       11,990       10,199       13,463        6,127
Long-term debt and capital lease obligations......       49,717       37,969       54,309       51,822       54,911
Total shareholders' equity........................      108,214       76,427       59,656       39,028       35,619
Cash dividends per share..........................         0.07         0.00         0.00         0.00         0.00

            SELECTED CONSOLIDATED FINANCIAL INFORMATION OF SUPERCUTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                UNAUDITED
                                            FOR THE SIX MONTHS
                                              ENDED JUNE 30,                FOR THE YEARS ENDED DECEMBER 31,
                                           --------------------  -------------------------------------------------------
                                             1996       1995        1995        1994       1993       1992       1991
                                           ---------  ---------  -----------  ---------  ---------  ---------  ---------
Sales....................................  $  53,532  $  49,498  $   100,823  $  82,097  $  59,217  $  35,558  $  32,116
Income (loss) from continuing
 operations..............................      3,115      2,404       (7,084)     7,296      6,476      6,443      3,602
Income (loss) from continuing operations
 per common share........................       0.28       0.22        (0.63)      0.66       0.63       0.69       0.48
Total assets.............................     97,726     84,970       97,366     83,113     57,139     36,827     26,250
Long-term debt, current portion..........     22,288        360          371         33          0          0          0
Long-term debt and capital lease
 obligations.............................      4,050     22,316       25,300     23,500     12,576      3,439      2,170
Total shareholders' equity...............     41,792     47,913       38,566     45,352     33,795     22,326     14,949
Cash dividends per share.................       0.00       0.00         0.00       0.00       0.00       0.00       0.00

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                             OF REGIS AND SUPERCUTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                   FOR THE YEARS ENDED JUNE 30,
                                                  ---------------------------------------------------------------
                                                     1996         1995         1994         1993         1992
                                                  -----------  -----------  -----------  -----------  -----------
Sales...........................................  $   617,481  $   524,253  $   453,561  $   388,862  $   339,225
Income from continuing operations...............       10,697       12,855        5,623        9,104        9,371
Income from continuing operations per common
 share..........................................         0.47         0.59         0.28         0.51         0.54
Total assets....................................      305,834      241,392      229,154      184,957      155,415
Long-term debt, current portion.................       39,006       12,350       10,199       13,463        6,127
Long-term debt and capital lease obligations....       53,767       63,726       72,400       56,788       54,911
Total shareholders' equity......................      125,695      108,863       93,332       62,925       53,281
Cash dividends per share........................         0.07         0.00         0.00         0.00         0.00

            SHAREHOLDER MEETINGS INFORMATION OF REGIS AND SUPERCUTS

    This Joint Proxy Statement/Prospectus is being furnished to Regis shareholders in connection with the solicitation of proxies by the Board of Directors of Regis for use at the Regis Special Meeting to be held on October 23, 1996, and at any adjournments or postponements thereof, and to Supercuts stockholders in connection with the solicitation of proxies by the Board of Directors of Supercuts for use at the Supercuts Special Meeting to be held on October 23, 1996, and at any adjournments or postponements thereof.

    SUPERCUTS STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.


    This Joint Proxy Statement/Prospectus, the Notice of Special Meeting of Shareholders of Regis and the Notice of Special Meeting of Stockholders of Supercuts and the accompanying proxies solicited by the Boards of Directors of Regis and Supercuts, respectively, are first being mailed to shareholders of Regis on or about September 24, 1996 and shareholders of Supercuts on or about September 24, 1996.


    The principal executive offices of Regis are located at 7201 Metro Boulevard, Minneapolis, Minnesota 55439 and its telephone number is (612) 947-7777. The principal executive offices of Supercuts are located at 550 California Street, San Francisco, California 94104 and its telephone number is
(415) 693-4700.

SPECIAL MEETING OF REGIS SHAREHOLDERS

    The Regis Special Meeting will be held on Wednesday, October 23, 1996, commencing at 9:00 a.m., local time, at Regis Corporation, 7201 Metro Boulevard, Minneapolis, Minnesota 55439.

    PURPOSES OF MEETING. The purposes of the Regis Special Meeting are to consider and vote upon (i) a proposal to approve the issuance of shares of Regis Common Stock in connection with the Merger; (ii) a proposal to adjourn the Regis Special Meeting to solicit additional proxies, if required; and (iii) such other business as may properly come before the Regis Special Meeting and any adjournments or postponements thereof.


    SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE. The close of business on September 19, 1996 has been fixed by the Board of Directors of Regis as the Regis Record Date for the determination of holders of Regis Common Stock entitled to notice of and to vote at the Regis Special Meeting and any adjournments or postponements thereof. At the close of business on the Regis Record Date, there were 18,080,155 shares of Regis Common Stock outstanding and entitled to vote, held by approximately 191 holders of record. Each share of Regis Common Stock entitles the holder thereof to one vote on each matter to be submitted to Regis shareholders at the Regis Special Meeting.


    QUORUM; VOTE REQUIRED. A quorum, consisting of a majority of the voting power of the issued and outstanding stock of Regis entitled to vote at the Regis Special Meeting, must be present in person or by proxy before any action may be taken at the Regis Special Meeting. Abstention will be treated as shares present at the Regis Special Meeting for purposes of determining the presence of a quorum. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares and with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Regis Special Meeting for purposes of determining the presence of a quorum only with respect to those items of business for which the proxy has the authority to vote. The approval of issuance of Regis Common Stock in the Merger requires the affirmative vote of the majority of the total votes cast at the Regis Special Meeting on such proposal in person or by proxy. Assuming a quorum is present, the affirmative vote of a majority of the shares of Regis Common Stock present and entitled to vote in person or by proxy at the Regis Special Meeting is required to approve or take the other actions to be presented for a vote of the Regis shareholders at the Regis Special Meeting.

    As of the Regis Record Date, the directors and executive officers of Regis and their affiliates in the aggregate beneficially owned and are entitled to vote 6,578,402 shares, or 36.4%, of the outstanding shares of Regis Common Stock (exclusive of shares of Regis Common Stock which may be acquired upon the exercise of outstanding stock options), including 6,024,925 shares representing 33.3% of the outstanding Regis Common Stock owned by Curtis Squire which has agreed to vote its shares for approval of issuance of Regis Common Stock in the Merger Agreement and the transactions contemplated thereby. As of the Regis Record Date, neither Supercuts and its subsidiaries, nor the directors and executive officers of Supercuts and their affiliates, beneficially owned any outstanding shares of Regis Common Stock.


    VOTING; SOLICITATION AND REVOCATION OF PROXIES. A proxy for use at the Regis Special Meeting accompanies this Joint Proxy Statement/Prospectus and is solicited by the Board of Directors of Regis. Any Regis shareholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of Regis, at the address of Regis set forth on the Notice of Special Meeting of Shareholders, written notice of such revocation; by executing a later-dated proxy; or by attending the Regis Special Meeting and giving notice of such revocation in person. Attendance at the Regis Special Meeting will not, in and of itself, constitute revocation of a proxy.

    Each proxy returned to Regis (and not revoked) will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED: (1) FOR APPROVAL OF THE ISSUANCE OF REGIS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT; AND (2) FOR ADJOURNMENT OF THE REGIS SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY. While the Board of Directors of Regis knows of no other matters to be presented at the Regis Special Meeting, if any other matter properly comes before the meeting or any adjournment thereof, all proxies returned to Regis will be voted on any such matter in accordance with the best judgment of the proxy holders.

    BENEFICIAL OWNERSHIP OF REGIS COMMON STOCK. This information is incorporated by reference from Regis' Annual Report on Form 10-K for the year ended June 30, 1996. See "Incorporation of Certain Documents by Reference."

SPECIAL MEETING OF SUPERCUTS SHAREHOLDERS.

    The Supercuts Special Meeting will be held at Supercuts' corporate offices at 550 California Street, San Francisco, California 94014 on October 23, 1996, at 10:00 a.m., local time, for the following purposes:

        1.  To consider and approve the Merger, and

        2. To consider such other matters as may properly come before the Supercuts Special Meeting


    SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE. Only holders of record of Supercuts Common Stock at the close of business on September 24, 1996, the Supercuts Record Date, are entitled to notice of and to vote at the Supercuts Special Meeting. As of the close of business on the Supercuts Record Date, there were 11,259,309 shares of Supercuts Common Stock outstanding and entitled to vote, held of record by approximately 907 shareholders. Each Supercuts shareholder is entitled to one vote for each share of Supercuts Common Stock held as of the Record Date.


    A list of the stockholders entitled to vote at the Supercuts Special Meeting will be available 10 days before the date of the Supercuts Special Meeting and will be open to the examination of any stockholder, for any purpose germane to the meeting, for 10 days prior to the meeting. The list will specify the address of each stockholder and the number of shares registered in the name of such stockholder.

    QUORUM; VOTE REQUIRED. The presence, in person or by proxy, of a majority of the shares of Supercuts Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Supercuts Special Meeting. If the persons present in person or represented by proxy at the Supercuts Special Meeting constitute less than a majority of the outstanding shares, the Supercuts Special Meeting may be adjourned to a subsequent date for the purposes of obtaining a quorum.

    Under the General Corporation Law of Delaware and the Bylaws of Supercuts, the approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Supercuts Common Stock. Because approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding stock of the Supercuts Common Stock, abstentions and broker non-votes will have the effect of negative votes.

    VOTING; SOLICITATION AND REVOCATION OF PROXIES. A proxy card for use at the Supercuts Special Meeting accompanies this Joint Proxy Statement/Prospectus. A Supercuts shareholder may use the proxy card if he or she is unable to attend the Supercuts Special Meeting in person or wishes to have his or her share voted by proxy even if he or she does attend the Supercuts Special Meeting. A proxy may be revoked by the person giving it at any time before it is exercised by providing written notice of such revocation to the Secretary of Supercuts, by submitting a proxy having a later date, or by appearing at the Supercuts Special Meeting and electing to vote in person. The mere presence at the Supercuts Special Meeting of the person who has given the proxy does not revoke the appointment. Any proxy validly submitted and not revoked will be voted in the manner specified therein by the stockholder. IF A PROXY IS SUBMITTED BUT NO SPECIFICATION IS MADE THEREIN, SHARES OF SUPERCUTS COMMON STOCK REPRESENTED BY PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. If you have already submitted a previously distributed proxy card, you do not need to submit the accompanying proxy card unless you wish to change your vote. Because approval of the Merger Agreement by Supercuts stockholders requires the affirmative vote of a majority of the shares of Supercuts Common Stock outstanding as of the Supercuts Record Date, failure to submit a proxy, abstentions and broker non-votes will have the effect of a vote against approval of the Merger Agreement. Supercuts' Board of Directors does not know of any other matter that will be presented for action at the Supercuts Special Meeting. If, however, any other matter properly comes before the Supercuts Special Meeting, the persons named in the proxy or their substitutes will vote thereon in accordance with their judgment.

    BENEFICIAL OWNERSHIP OF SUPERCUTS COMMON STOCK. This information is incorporated by reference from Supercuts' Annual Report on Form 10-K for the year ended December 31, 1995. See "Incorporation of Certain Documents by Reference."

EXPENSES

    Regis and Supercuts will bear the expenses of printing and mailing this Joint Proxy Statement/ Prospectus, the accompanying proxies and all other expenses incurred in connection with the solicitation of proxies from Regis and Supercuts shareholders on behalf of the Regis Board of Directors and the Supercuts Board of Directors, respectively. Regis and Supercuts have retained Morrow & Co., Inc. to assist in the solicitation of proxies for their respective shareholder meetings. Such firm will receive fees of approximately $10,000, plus reimbursement for reasonable expenses. In addition to solicitation by mail, directors, officers and employees of Regis and Supercuts, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Regis and Supercuts, respectively, personally or by telephone, telegram or other forms of communication. Regis and Supercuts will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Regis Common Stock and Supercuts Common Stock, respectively, not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of Regis Common Stock and Supercuts Common Stock entitled to vote at the Regis Special Meeting and the Supercuts Special Meeting, respectively.

                                   THE MERGER

    The following is a brief summary of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement included as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Merger Agreement in its entirety. See also "The Merger Agreement."

GENERAL

    The Merger Agreement provides for the merger of Merger Sub with and into Supercuts, with Supercuts surviving the Merger as a direct, wholly-owned subsidiary of Regis. The obligations of the parties to consummate the Merger are subject to the satisfaction of certain conditions, including the approval of the Merger Agreement by the shareholders of Supercuts and the approval of the issuance of shares of Regis Common Stock in connection with the Merger by shareholders of Regis. See "The Merger Agreement -- Conditions to the Merger" and "The Merger -- Regulatory Approvals."

BACKGROUND OF THE MERGER

    The first contact between the two companies in which a possible business combination was broached occurred in the fall of 1995 when Paul Finkelstein, President of Regis, had a brief conversation with the then-Chairman and Chief Executive Officer of Supercuts, who has since left Supercuts, in which the potential for a business combination between the two companies was first discussed, without any discussion about terms, form or conditions of any such possible business combination.

    On January 8, 1996, Mr. Finkelstein called Thomas Gregory, chairman and, at that date, interim CEO of Supercuts, to introduce himself. Mr. Finkelstein told Mr. Gregory that Mr. Finkelstein had a brief conversation with Mr. Gregory's predecessor in the fall of 1995 and that Mr. Finkelstein thought that it was possible that the two companies would make a good match. Mr. Gregory advised Mr. Finkelstein that Supercuts was not for sale but that he would advise the Supercuts Board of Directors of Mr. Finkelstein's comments.

    There were no further contacts until February 15, 1996 when Mr. Finkelstein called Mr. Gregory to encourage Mr. Gregory to meet him at some time in the future to explore the possibility of a business combination between the two companies. Mr. Gregory informed the Board of Directors of Supercuts that Mr. Finkelstein had extended such an invitation. The view of the Board was that Supercuts was not for sale.

    On February 20, 1996, Supercuts engaged DLJ to act as its exclusive financial advisor with respect to Supercuts' general financial strategy and planning.

    The next contact between Regis and Supercuts was on March 14, 1996, when Mr. Finkelstein contacted Mr. Gregory to reiterate Regis' invitation to meet and discuss a possible business combination and asked if such a meeting could be arranged. Mr. Gregory informed the Board of Directors of Supercuts that Regis' invitation had been re-extended and the Board of Directors concurred that Mr. Gregory should meet with Mr. Finkelstein and hear what Regis wanted to discuss but reiterated that Supercuts was not for sale.

    On March 18, 1996, Mr. Gregory called Mr. Finkelstein and they arranged a get-acquainted meeting to be held on April 9, 1996 in Denver, Colorado among Messrs. Myron Kunin, Steve Price, Finkelstein and Gregory.

    On April 9, 1996 Messrs. Kunin, Price, Finkelstein and Gregory met in Denver. Mr. Kunin reiterated Regis' interest in exploring a possible business combination and observed that Messrs. Price and Gregory were the type of people with whom Regis would like to do business. Messrs. Price and Gregory reiterated that Supercuts was not for sale. Up until this point, no terms, structure or conditions for a possible business combination were discussed, except that the parties mutually acknowledged that a stock for stock merger that could be accounted for as a pooling of interests was the most economically viable structure for a possible transaction.

    In April, the companies determined that each party had sufficient interest in a possible merger to warrant an exchange of confidential information regarding the operations of the two companies and on April 29, 1996, the companies executed and delivered to each other confidentiality agreements and then commenced the exchange of confidential information. In May, Regis retained Merrill Lynch to act as Regis' financial advisor.

    Throughout May and June, the companies through their respective management, financial advisors and legal counsel, conducted thorough business, financial and legal due diligence reviews and engaged in general discussions about the terms of a transaction. On June 4, 1996, Mr. Finkelstein called Mr. Gregory to discuss briefly how the status of due diligence and other matters of that nature were progressing generally. No specific terms of the Merger were discussed.

    Throughout the last week of June to July 2, 1996, discussions ensued among Messrs. Gregory and Price at Supercuts' headquarters and Messrs. Kunin and Finkelstein at Regis' headquarters. On July 2, 1996, the two parties determined that a stock for stock merger transaction in which Supercuts stockholders would receive approximately 19.5% of the stock of the combined entity on a fully diluted basis should be presented to the respective boards of directors of the two companies during the following week.

    On July 8, the Regis Board of Directors met to consider the possible merger. At this meeting, representatives of Merrill Lynch presented the Regis Board of Directors with its analysis of a merger from Regis' standpoint and gave its opinion that a merger based upon the terms negotiated by the senior managements of the two companies was fair, from a financial point of view, to Regis' shareholders. The Board of Directors then unanimously adopted resolutions approving in principle a merger of the two companies on the terms previously negotiated by management, subject to approval by the Regis Board of Directors of a definitive merger agreement. On July 11, the Board of Supercuts met to consider the possible merger. At this meeting, DLJ presented the Supercuts Board of Directors with its analysis of the merger from Supercuts' standpoint and gave its opinion that the consideration to be received by Supercuts' stockholders in the merger was fair, from a financial point of view, to Supercuts stockholders. The Board then unanimously adopted resolutions approving in principle the Merger subject to completion of a definitive agreement. On July 14, 1996, Regis and Supercuts agreed to a stock for stock merger in which Supercuts' stockholders would receive approximately 19.65 % of the stock of the combined entity and the definitive Merger Agreement was executed by the two companies and Merger Sub.

    On July 3, 1996 (prior to execution of the Merger Agreement), Mr. Gregory was contacted by a third party (the "Third Party") that sought to engage in discussions regarding a possible acquisition of Supercuts. The Third Party requested due diligence access to Supercuts to formulate a specific proposal. Supercuts agreed to give the Third Party full due diligence access to the books, records and management personnel of Supercuts from open of business on July 5, 1996 through the close of business on July 9, 1996 and informed the Third Party that if the Third Party could make a proposal to acquire the Company that was superior to the transaction then being discussed with Regis, Supercuts would pursue a transaction with the Third Party instead of with Regis.

    On July 9, 1996, after the Third Party had spent approximately five full days conducting a financial, business and legal due diligence review of Supercuts, the management of Supercuts, together with its financial advisor and legal counsel, had a conference call with the Third Party in which the Third Party discussed a possible cash bid for Supercuts stock at a price between $11 and $11.50 per share that was subject to, among other things, further due diligence and a financing contingency. Supercuts requested that the Third Party make a specific proposal in writing and provide specific information about the nature and possible source of the necessary financing so that Supercuts could evaluate whether the proposal was credible and whether it was desirable to pursue. The Third Party responded to Thomas Gregory later that day that such a writing would not be forthcoming at that time and the Third Party was withdrawing at that time.

    On July 16, 1996, two days after the Merger Agreement had been executed, the Third Party indicated in a letter addressed to Thomas Gregory its possible interest in acquiring all of Supercuts stock at $11 per share, subject to a financing contingency and further due diligence. On July 19, 1996, Mr. Gregory responded in writing that he had referred the Third Party's July 16, 1996 letter to Supercuts' financial advisor and legal counsel and Mr. Gregory informed the Third Party that Supercuts was prohibited by the terms of the Merger Agreement from soliciting, initiating or encouraging any interest on any third party's part in acquiring Supercuts.

    Before Supercuts had responded to the Third Party's July 16, 1996 letter, the Third Party, in a letter dated July 24, 1996, reduced to $9.25 per share the price for Supercuts Common Stock that it was willing to pay and indicated that it had eliminated the financing contingency but its potential proposal was still subject to additional due diligence (including financial due diligence and certain legal due diligence). On July 29, 1996, Mr. Gregory, after conferring with legal counsel, financial advisors and Daniel Good, a Supercuts' Director who with Mr. Gregory comprised the Negotiating Committee of the Board of Directors of Supercuts, informed the Third Party that the Third Party's letter dated July 24, 1996 did not constitute an acquisition proposal that the Board of Directors of Supercuts believed it had a fiduciary duty to consider and that it reasonably and in good faith believed to be more advantageous to Supercuts and its shareholders than the Merger.

    As of the date hereof, Supercuts has not received any further communication from the Third Party or from any other party (excluding Regis) expressing an interest in acquiring Supercuts.

REGIS' REASONS FOR THE MERGER; RECOMMENDATION OF REGIS' BOARD OF DIRECTORS

    The terms of the Merger Agreement, including the consideration to be paid to Supercuts' stockholders, were the result of arms-length negotiations between the representatives of Regis and Supercuts. Among the factors considered by the board of directors of Regis in deciding to approve and recommend the terms of the Merger were: (i) the potential to expand the combined operations into strip centers, (ii) the opportunity to increase product sales and margins in Supercuts salons, (iii) the opportunity to expand the Supercuts franchise operations, (iv) the consideration to be paid to Supercuts' stockholders in relation to the market value, book value, earnings per share and dividend rates of the Regis common stock and the Supercuts common stock, (v) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Regis and Supercuts, (vi) the short-term and long-term impact the Merger will have on the Regis consolidated results of operations, (vii) the general structure of the transaction and the compatibility of management and business philosophy, (viii) the general tax-free nature of the Merger to the shareholders of Supercuts, and (ix) the opinion of Regis' advisor as to the fairness, from a financial point of view of the consideration to be paid to Supercuts' stockholders. In making their determination, the boards of directors of Regis did not ascribe relative weights to the factors which they considered.

    THE REGIS DIRECTORS UNANIMOUSLY RECOMMEND THAT REGIS SHAREHOLDERS VOTE FOR THE ISSUANCE OF SHARES OF REGIS COMMON STOCK IN CONNECTION WITH THE MERGER.

SUPERCUTS' REASONS FOR THE MERGER; RECOMMENDATION OF SUPERCUTS' BOARD OF
DIRECTORS

    In the course of its evaluation of the Merger, Supercuts Board of Directors considered a number of factors prior to approving the Merger, including the following:

    - ECONOMIES OF SCALE. The Supercuts Board of Directors believes that there are significant economies of scale in the hair care industry and that a larger company has more opportunity to spread administrative and corporate overhead costs over a larger revenue base. The Supercuts Board of Directors concluded that the Merger should result in a strong combined entity and that the combination of the two companies should enhance shareholder value through efficiency of operations.

    - COMPLEMENTARY STRENGTHS. The Supercuts Board of Directors believes that Supercuts' successful, primarily strip center-based United States business is an excellent complement to Regis' successful, primarily mall-based United States and international business and that combining the two will produce a stronger, more competitive company.

    - REGIS FINANCIAL CONDITION. The Supercuts Board of Directors analyzed information with respect to financial condition, business and prospects of Regis; including, among other things, Regis' recent and historic stock and earnings performance, the strength of Regis' management, and the ability of Regis to access capital markets.

    - STOCK COMPENSATION. The Supercuts Board of Directors considered that, because the Merger consideration consists of Regis Common Stock and not cash (except in the case of fractional shares), the Merger will offer the opportunity for Supercuts shareholders to continue to participate in the growth and appreciation of the business conducted by the combined company.

    - OPINION OF FINANCIAL ADVISOR. The Supercuts Board of Directors considered the opinion of DLJ to the Supercuts Board of Directors that, as of July 14, 1996, the Conversion Ratio was fair from a financial point of view to holders of Supercuts Common Stock as well as the data and analysis underlying that opinion. See "The Merger -- Opinion of Supercuts Financial Advisor."

    - TERMS OF THE MERGER AGREEMENT. The Supercuts Board of Directors considered the financial and other terms of the Merger Agreement, including (a) the Conversion Ratio, (b) that the Merger would generally be tax-free to Supercuts shareholders to the extent they receive Regis stock in the merger, and (c) that the Merger would be subject to approval by Supercuts' stockholders.

    The foregoing discussion of the information and factors considered by the Supercuts Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Supercuts Board of Directors. In reaching its decision to approve and recommend the Merger, the Supercuts Board of Directors did not assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors. The Supercuts Board of Directors is, however, unanimous in its recommendation to Supercuts' stockholders that the Merger be approved.

    THE BOARD OF DIRECTORS OF SUPERCUTS UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER BY THE SUPERCUTS SHAREHOLDERS.

OPINION OF REGIS' FINANCIAL ADVISOR

    Regis retained Merrill Lynch, by letter dated May 6, 1996, as financial advisor in connection with the Merger. On July 8, 1996, Merrill Lynch rendered an oral opinion to Regis' Board of Directors, which opinion was subsequently confirmed in writing, to the effect in each case that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the Conversion Ratio is fair to the holders of Regis Common Stock (other than Supercuts and its affiliates) from a financial point of view. Merrill Lynch updated its written opinion in the form of the Merrill Lynch Opinion.

    A COPY OF THE MERRILL LYNCH OPINION WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B, TO THIS JOINT PROXY STATEMENT/PROSPECTUS. REGIS' SHAREHOLDERS ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF REGIS COMMON STOCK OF THE CONVERSION RATIO AND DOES NOT ADDRESS REGIS' UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY REGIS STOCKHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS APPENDIX B.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things,
(i) reviewed Regis' Annual Reports, Forms 10-K, and related financial information for the five fiscal years ended June 30,

1995 and Regis' Forms 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1995, December 31, 1995, and March 31, 1996; (ii) reviewed Supercuts' Annual Reports, Forms 10-K, and related financial information for the five fiscal years ended December 31, 1995 and Supercuts' Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, and prospects of Regis and Supercuts, furnished to Merrill Lynch by Regis and Supercuts, respectively; (iv) reviewed certain information, including financial forecasts, relating to the combined business, earnings, cash flow, assets, and prospects of the combined operations of Supercuts furnished to Merrill Lynch by Regis; (v) conducted discussions with members of senior management of Regis and Supercuts concerning their aforementioned financial forecasts; (vi) conducted discussions with certain members of Regis' management and its representatives concerning Regis' views as to the anticipated effects of the Merger on Regis' business, assets, liabilities, operations; (vii) reviewed the historical market prices and trading activity for Regis Common Stock and Supercuts Common Stock; (viii) compared the results of operations of Regis and Supercuts with those of certain companies which Merrill Lynch deemed to be reasonably similar to Regis and Supercuts, respectively; (ix) compared the proposed financial terms of the transaction contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (x) considered the pro forma effect of the Merger on certain of Regis' balance sheet, income statement including earnings per share and cash flow items; (xi) reviewed a draft of the Merger Agreement dated July 14, 1996; and (xii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary or appropriate for the Merrill Lynch Opinion, including Merrill Lynch's assessment of general economic, market, and monetary conditions.

    In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Regis and Supercuts and Merrill Lynch did not independently verify such information or any underlying assumptions. Merrill Lynch did not undertake an independent appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Regis or Supercuts. With respect to the financial forecasts furnished by Regis and Supercuts, Merrill Lynch assumed, with the consent of the Board of Directors of Regis, that such forecasts had been reasonably prepared in accordance with accepted industry practices and reflected the best currently available estimates and judgments of Regis' and Supercuts' management as to the expected future financial performance of Regis, Supercuts, or their combined operations, as the case may be, and that such forecasts would be realized in the amounts and the time periods estimated by the Regis and Supercuts management. The Merrill Lynch Opinion was necessarily based upon market, economic, and other conditions as they existed and could be evaluated, and the information made available to it, as of July 14, 1996. The Merrill Lynch Opinion is directed to the Conversion Ratio only and does not constitute a recommendation to any Regis stockholder as to how such stockholder should vote with respect to the issuance of shares of Regis Common Stock in the Merger.

    The following is a summary of the financial and comparative analyses performed by Merrill Lynch in connection with the Merrill Lynch Opinion which were described by Merrill Lynch in connection with a presentation to Regis' Board on July 8, 1996.

        (i) TRANSACTION SUMMARY. Merrill Lynch reviewed with the Regis Board the key financial terms of the proposed Merger. Each share of Supercuts Common Stock will be converted to 0.4 of one share of Regis Common Stock based upon a Regis stock price of $31.00 per share (approximately the 20 day trailing average preceding July 14, 1996). This would imply an equity purchase price to Regis' shareholders of $12.40 per share of Supercuts Common Stock. Following the Merger, holders of shares of Supercuts Common Stock will own in the aggregate approximately 19.65% of the pro forma fully diluted common stock of Regis.

        (ii) HISTORICAL STOCK PRICE. Merrill Lynch reviewed the performance of the per share daily closing market price of Regis Common Stock over the period from July 5, 1991 to July 2, 1996 and compared such daily closing prices with the performance of the Standard & Poor's 500 Index.

    Merrill Lynch also reviewed the performance of the per share daily closing market price of Supercuts Common Stock from November 1, 1991 to July 2, 1996 and compared such daily closing prices with the Standard & Poor's 500 Index.

       (iii) COMPARABLE PUBLIC COMPANY ANALYSIS. Merrill Lynch compared certain publicly available financial and operating data and projected financial performance of selected service retail companies with similar financial and operating data and projected financial performance of each of Regis based on estimates provided by Regis' management and Supercuts based on estimates provided by Supercuts' and Regis' management. Merrill Lynch compared Supercuts to eight service retail companies deemed by Merrill Lynch to be reasonably similar to Supercuts: American Studios Inc., Barbers Hairstyling for Men, CPI Corp., Jenny Craig Inc., Mail Boxes Etc., National Vision Associates, Ltd., New West Eyeworks and Regis (collectively, the "Comparable Companies").

    Merrill Lynch determined multiples for the Comparable Companies of market capitalization (defined as the product of primary shares outstanding and market price plus net debt) to latest twelve months sales, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"), and multiples for the Comparable Companies of market value (defined as the product of primary shares outstanding and market price) to the latest financial quarter book value, latest twelve months net income and 1996 and 1997 estimated net income (based on estimates prepared by the Institutional Brokerage Earnings Service ("IBES")). IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. An analysis of the multiples for the Comparable Companies, as adjusted to exclude certain multiples which were negative, not available, or which Merrill Lynch determined were not meaningful, produced the following results: (a) market capitalization to sales yielded a range of 0.43x to 1.28x; (b) market capitalization to EBITDA yielded a range of 4.2x to 17.2x; (c) market capitalization to EBIT yielded a range of 10.2x to 18.6x; (d) market value to net income yielded a range of 14.4x to 31.7x; (e) market value to book value yielded a range of 1.3x to 5.8x; (f) market value to estimated calendar year 1996 net income yielded a range of 7.9x to 27.8x, and (g) market value to estimated calendar year 1997 net income yielded a range of 10.3x to 23.8x. Merrill Lynch then compared the results of such analyses for the Comparable Companies to the corresponding latest twelve months results for Supercuts. Applying the range of multiples for EBITDA, Merrill Lynch calculated an implied value range of between $3.07 to $19.50 per share of Supercuts. Applying the range of multiples for EBIT, Merrill Lynch calculated an implied value range of between $5.34 and $11.56 per share of Supercuts. Applying the range of multiples for book value, Merrill Lynch calculated an implied value range of between $4.71 and $20.35 per share of Supercuts stock. Applying the range of multiples for latest twelve months' net income, Merrill Lynch calculated an implied value range of between $6.49 and $14.32 per share of Supercuts stock. Applying the range of multiples for estimated 1996 net income, Merrill Lynch calculated an implied value range of between $4.35 and $15.30 per share of Supercuts stock and for estimated 1997 net income, Merrill Lynch calculated an implied value range of between $8.66 and $19.96 per share of Supercuts stock.

    Merrill Lynch considered the companies utilized in the above analysis to be reasonably similar to Supercuts, because each participates in the service retail industry, but none of these companies is identical to Supercuts. An analysis of the results of the foregoing is not purely mathematical. It involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. Because of the effect of Supercuts' recent financial results and the small number of companies deemed by Merrill Lynch to be the most comparable to Supercuts, Merrill Lynch determined that its comparable public company analysis was of limited utility in rendering the Merrill Lynch Opinion.

       (iv) ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Merrill Lynch reviewed certain publicly available information regarding selected business combinations involving service retail and specialty retail companies. None of these business combinations included companies with recent financial performance sufficiently similar to Supercuts and Regis to provide meaningful comparison.

        (v) DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis of Supercuts, based upon estimates of projected financial performance prepared by Regis, for fiscal years 1996, 1997, 1998, 1999 and 2000 under four scenarios -- Conservative Without Synergies, Conservative With Synergies, Reasonable Without Synergies, and Reasonable With Synergies. The Reasonable Case assumes higher growth and profitability than does the Conservative Case. Utilizing these projections, Merrill Lynch calculated a range of values for Supercuts common stock based upon the discounted net present value of Supercuts' five-year stream of projected unlevered after-tax free cash flow and its projected calendar year 2000 terminal value based on a range of multiples of its projected calendar year 2000 EBITDA. In performing this analysis, Merrill Lynch utilized discount rates reflecting a weighted average cost of capital ranging from 12.0% to 14.0% and terminal value multiples of calendar year 2000 EBITDA, ranging from 7.0x to 9.0x. Based on this analysis, Merrill Lynch calculated a range of values per share of Supercuts common stock for each of the four cases as follows: $7.50 to $11.00 for the Conservative Case Without Synergies, $11.00 to $15.50 for the Conservative Case With Synergies, $9.50 to $13.00 for the Reasonable Case Without Synergies and $12.50 to $17.50 for the Reasonable Case With Synergies.

       (vi) PRO FORMA MERGER ANALYSIS. Merrill Lynch analyzed certain pro forma effects resulting from the Merger including the effect on certain Regis' balance sheet and income statement items including earnings per share ("EPS"), and on the projected capitalization for the years ending December 31, 1996 through 2000 for both the Conservative Case With and Without Synergies and the Reasonable Case With and Without Synergies.

    The analysis showed that the Merger under the Conservative Case With Synergies would be dilutive to Regis' estimated 1996 and 1997 EPS, but accretive to estimated 1998, 1999, and 2000 EPS. The analysis showed that the Merger under the Conservative Case Without Synergies would be dilutive to Regis' estimated 1996, 1997 and 1998 EPS, but accretive to estimated 1999 and 2000 EPS. The analysis showed that under the Reasonable Case With Synergies, the Merger would be dilutive to Regis' estimated 1996 and 1997 EPS, but accretive to estimated 1998, 1999, and 2000 EPS. The analysis showed that under the Reasonable Case Without Synergies, the Merger would be dilutive to Regis' estimated 1996 and 1997 EPS, have no effect on estimated 1998 EPS, but would be accretive to estimated 1999 and 2000 EPS.

       (vii) CONTRIBUTION ANALYSIS. Merrill Lynch determined the relative contributions of the pre-Merger operations of each of Regis and Supercuts to the combined company for the years ending June 30, 1996 through 2000 to EBITDA and net income for the years ending June 30, 1996 through 2000 (based upon Regis' projections for each of the four cases described above) (Conservative and Reasonable Cases, each with and with synergies). Merrill Lynch compared these relative contributions to the pro forma ownership of the combined companies (19.65% for Supercuts shareholders and 80.35% for continuing Regis shareholders). This analysis indicates that the relative contributions to the combined operations in the years ending June 30, 1996 to June 30, 2000 by Supercuts would range from 17.4% to 23.5% of EBITDA of the combined entity and nil to 28.0% of net income of the combined entity, Conservative Case With Synergies; range from 16.2% to 18.8% of EBITDA of the combined entity and nil to 21.1% of net income of the combined entity, Conservative Case Without Synergies; range from 17.4% to 25.0% of EBITDA of the combined entity and nil to 30.5% of net income, Reasonable Case With Synergies; and range from 16.9% to 20.4% of EBITDA of the combined entity and nil to 24.3% of net income, Reasonable Case Without Synergies.

    The foregoing summary does not purport to be a complete description of the analyses performed by Merrill Lynch or of their presentation to Regis' Board of Directors. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by them, without considering all such analyses and factors, could create an incomplete and misleading view of the processes underlying the analyses conducted by Merrill Lynch and set forth in the Merrill Lynch Opinion. Merrill Lynch did not make any attempt to assign specific weights to particular analyses in preparing and setting forth the Merrill Lynch Opinion. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Regis or Supercuts. Any estimates contained in Merrill Lynch's analysis is not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to reflect the prices at which such companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Merrill Lynch, Regis, Supercuts or any other person assumes responsibility for their accuracy. Merrill Lynch did not express any opinion as to the prices at which Regis Common Stock will trade following the announcement or consummation of the Merger, which Merrill Lynch noted, might vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions, and other factors that generally influence the price of securities.

    As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The Board of Directors of Regis retained Merrill Lynch to act as its financial advisor because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger.

    Merrill Lynch has not in the past provided financial advisory and financing services to Regis or Supercuts. In addition, in the ordinary course of business, Merrill Lynch may actively trade Regis Common Stock as well as Supercuts Common Stock and other securities of Regis or Supercuts for Merrill Lynch's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    For its financial advisory services in connection with the Merger, Regis has paid Merrill Lynch $100,000 on May 6, 1996, and has agreed to pay $1,100,000 upon the consummation of the Merger. Regis has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

OPINION OF SUPERCUTS' FINANCIAL ADVISOR


    In its role as financial advisor to Supercuts, DLJ was asked to render an opinion to Supercuts as to the fairness, from a financial point of view, of the consideration to be received by Supercuts' stockholders, pursuant to the Merger. On July 14, 1996, DLJ issued to Supercuts its written opinion that, based upon and subject to the provisions set forth in such opinion, the Conversion Ratio is fair to the stockholders of Supercuts from a financial point of view. DLJ, as of September 23, 1996, also delivered to the Board of Directors of Supercuts the DLJ Opinion.


    A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX C. SUPERCUTS' STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH SUCH OPINION.

    Supercuts selected DLJ as its financial adviser because DLJ is a nationally recognized investment banking firm that has substantial experience in Supercuts' industry and is familiar with Supercuts and its business. In addition, DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    The DLJ Opinion was prepared for the Board of Directors of Supercuts and is directed only to the fairness of the Conversion Ratio from a financial point of view. The DLJ Opinion does not constitute a recommendation to any Supercuts stockholder as to how such stockholder should vote at Supercuts' Special Meeting nor does it constitute an opinion as to the price at which Supercuts' Common Stock or Regis' Common Stock will actually trade at any time. The Merger was negotiated at arm's-length by Supercuts and Regis. No restrictions or limitations were imposed by Supercuts upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion. DLJ was requested by Supercuts' Board of Directors not to, and it did not, solicit the interest of any other party in acquiring Supercuts.

    In arriving at its opinion, DLJ reviewed the Merger Agreement and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by or on behalf of Supercuts and Regis, including information provided during discussions with their respective managements, and (i) consolidated financial statements and other information of Supercuts for the fiscal years 1990 through 1995 and (ii) consolidated financial statements and other information of Regis for the fiscal years 1990 through 1995. Included in the information provided were (a) certain financial projections for Supercuts for the fiscal years 1996 to 2001 prepared by the management of Supercuts and (b) certain financial projections for Regis for the fiscal years 1996 and 1997 that were supplied by Regis and for fiscal years 1998 through 2001 that were developed by Supercuts' management. In addition, DLJ compared certain financial and securities data of Supercuts and Regis with selected companies whose securities are traded in public markets; reviewed the historical stock prices and trading volumes of Supercuts' Common Stock and Regis' Common Stock; reviewed prices and premiums paid in certain other selected business combinations; and performed a discounted cash flow analysis of Supercuts' and Regis' continuing operations. DLJ also conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion. DLJ also reviewed with the management of Supercuts and Regis the assumptions on which its analyses were based and other factors, including historical and projected financial results of such companies.

    In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, and that was provided to it by Supercuts and Regis or their respective representatives, or that was otherwise reviewed by it. With respect to the financial projections supplied to DLJ, it assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Supercuts and Regis as to the future operating and financial performance of Supercuts and Regis, respectively. DLJ has not assumed any responsibility for making any independent evaluation of Supercuts' or Regis' assets or liabilities or for making an independent verification of any of the information reviewed by DLJ.

    The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Opinion. It should be understood that although subsequent developments may have affected its opinion, DLJ is not obligated to update, review or reaffirm the DLJ Opinion, except as contemplated in the engagement letter, dated February 20, 1996, between Supercuts and DLJ.

    The following is a summary of certain factors considered and financial analyses performed that were included in a presentation to the Supercuts Board of Directors.

    ANALYSIS OF SUPERCUTS

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. DLJ compared selected historical share prices, earnings, and operating and financial ratios for Supercuts to the corresponding data and ratios of certain other companies whose securities are publicly traded, which companies were selected for comparison because as a group they possess business, operating and financial characteristics that are generally representative of companies in the industry in which Supercuts operates. The selected companies were: American Studios, Inc.; The Barbers Hairstyling for Men & Women, Inc.; Cole National Corporation; CPI Corporation; General Nutrition Companies, Inc.; Jenny Craig, Inc.; Mail Boxes Etc.; National Vision Associates, Ltd.; New West Eyeworks, Inc.; Regis Corporation; Speedy Muffler King Inc.; and Sunglass Hut International, Inc. (the "Public Comparables"). Such data and ratios included, among others, Enterprise Value (defined as the product of the common stock price and total shares outstanding plus Net Debt (debt and preferred stock, less cash and cash equivalents)) as a multiple of gross revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) for the latest reported twelve months ("LTM"), and the growth rates of revenues, net income and earnings per share ("EPS") for the three most recent fiscal years and LTM operating margins. Additional ratios examined included the ratios of recent stock prices ("Stock Prices") to LTM EPS and projected calendar year 1996 and 1997 EPS (determined on the basis of estimates provided by First Call Corporation and Institutional Brokers Estimating Service). This analysis indicated that the average multiples (excluding high and low values and Sunglass Hut International) of Enterprise Value to LTM revenues and LTM EBITDA were 0.9x and 7.1x, respectively. The average multiples for the Public Comparables (excluding high and low values and Sunglass Hut International) of Stock Prices to LTM EPS and projected calendar year 1996 and 1997 EPS were 20.0x, 16.8x and 13.4x, respectively. DLJ derived the valuation range for Supercuts by concentrating on projected EPS multiples, which DLJ determined to be the most relevant basis for valuing publicly traded retail companies, and by comparing Supercuts' businesses and performance to the Public Comparables (with particular emphasis on recent historical results of operations and margins, age and viability of underlying retail concepts and prospects for future growth). DLJ used a range of projected calendar year 1997 EPS multiples of 10.0x to 13.4x. DLJ then calculated the imputed valuation ranges for Supercuts by applying these multiples to Supercuts' projected calendar year 1997 net income, which yielded a valuation range for Supercuts of $6.25 to $8.40 per share.

    CONTROL PREMIUM ANALYSIS. DLJ also prepared a comparison of the value per share of Supercuts' Common Stock to be received in the Merger of $13.00 (based on a Regis last bid stock price of $32.50 per share as of July 12, 1996) to the implied price per share of Supercuts' Common Stock based on a per share price of Supercuts' Common Stock of $8.75 (last bid price as of July 12, 1996) and the LTM high and low prices per share of $10.00 and $4.13, and assumed control premiums of 30%, 40% and 50%. By multiplying the price per share times the applicable control premium, DLJ arrived at a range of implied prices of $11.38 to $13.13 based on a price per share of $8.75, a range of implied prices of $13.00 to $15.00 based on the LTM high price per share of $10.00, and a range of implied prices of $5.36 to $6.19 based on the LTM low price per share of $4.13.

    TRANSACTION ANALYSIS. DLJ reviewed publicly available information for selected transactions completed since July 1990 involving the combination of retail companies. The comparative transactions reviewed (the "Comparative Transactions") included 19 transactions that were proposed and completed during the period. The Comparative Transactions selected are not intended to represent a complete list of retail company transactions that have occurred since July 1990; rather, they include only transactions involving combinations of companies with operating size or financial performance characteristics believed to be comparable to Supercuts' characteristics. DLJ reviewed the consideration paid in such transactions in terms of the Enterprise Value as a multiple of LTM revenue, EBITDA and EBIT (earnings before interest and taxes) and Equity Value (defined as the product of the price paid per share of common stock and the total number of shares outstanding) to net income. For the Comparative Transactions, the average ratios of Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT were 0.7x, 8.2x and 12.1x, respectively, while the average ratio of Equity Value to LTM net income was 21.1x. DLJ determined that multiples of LTM EBITDA, LTM EBIT and LTM net income provided the most relevant measures for evaluating the Comparative Transactions. DLJ used a range of LTM EBITDA multiples of 6.1x to 8.2x, LTM EBIT multiples of 9.0x to 12.1x, and LTM net income multiples of 12.5x to 21.1x. DLJ then calculated the imputed valuation range for Supercuts by applying its LTM EBITDA, LTM EBIT and LTM net income to the relevant multiple ranges and then taking the average of the three approaches to determine the high and low end of the range. This analysis yielded a range of Equity Values for Supercuts of $66.7 to $105.1 million, which resulted in a valuation range of $5.88 to $9.26 per share.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ also performed a discounted cash flow analysis of Supercuts using a weighted average cost of capital approach and an internal rate of return approach. In conducting this analysis, DLJ relied on certain assumptions, financial forecasts and other information provided by Supercuts' management. Using the information set forth in Supercuts' forecast, DLJ calculated the estimated "Free Cash Flow" based on projected unleveraged net income adjusted for: (i) certain projected non-cash items (E.G., depreciation and amortization and fees and royalties received with respect to the managed store program); (ii) projected changes in cash working capital; and (iii) projected capital expenditures and costs associated with funding the managed store program.

    Using the weighted average cost of capital approach, DLJ analyzed Supercuts' forecast and discounted the stream of Free Cash Flows from fiscal year 1997 to fiscal year 2001 (after adjusting Supercuts' fiscal year to a June 30 year end) provided in such forecast back to June 30, 1996 using discount rates ranging from 12% to 16%. To estimate the residual value of Supercuts at the end of the forecast period, DLJ applied terminal multiples of 4.0x to 8.0x to the projected fiscal year 2001 EBITDA and discounted such value back to June 30, 1996 using discount rates ranging from 12% to 16%. DLJ then summed the present value of the Free Cash Flows and the present value of the residual value to derive a range of implied Enterprise Values for Supercuts of $116.0 million to $216.5 million. The range of implied Enterprise Values of Supercuts was then adjusted for debt (net of cash and cash equivalents of $1.5 million) by deducting $29.8 million from the implied Enterprise Values to yield an implied Equity Value of Supercuts of $86.2 million to $186.7 million, which equates to a valuation range of $10.61 to $12.85 per share (assuming a weighted average cost of capital ranging from 12% to 16% and a midpoint exit multiple of 6.0x).

    Using the internal rate of return approach, DLJ assumed a buyer purchased Supercuts for $8.00 to $12.00 per share, financing the transaction with $87.8 million of debt and the remainder in the form of new equity and the assumption of certain liabilities. To estimate the terminal value of Supercuts at the end of fiscal year 2001, DLJ applied exit multiples of 5.0x to 7.0x to Supercuts' projected fiscal year 2001 EBITDA. This analysis resulted in an implied annual internal rate of return to the buyer in a range from 13.9% to 55.4%. DLJ did not attribute to the results of this methodology a meaningful degree of importance because consummating a $87.8 million financing on favorable terms would be difficult in light of the current financing environment for leveraged purchases of retail companies.

    COMBINED COMPANY ANALYSIS

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. DLJ compared selected historical share prices, earnings, and operating and financial ratios for Regis after giving effect to the acquisition of Supercuts on a PRO FORMA basis ("Newco") to the corresponding data and ratios of the Public Comparables. Newco's PRO FORMA results of operations and projections were adjusted to reflect the consolidation of Supercuts' managed store program and the realization of certain cost synergies. Such data and ratios included, among others, Enterprise Value as a multiple of LTM gross revenue and EBITDA, and the growth rates of revenues, net income and EPS for the three most recent fiscal years and LTM operating margins. Additional ratios examined included the ratios of Stock Prices to LTM EPS and projected calendar year 1996 and 1997 EPS (determined on the basis of estimates provided by First Call Corporation and Institutional Brokers Estimating Service). This analysis indicated that the average multiples (excluding high and low values) of Enterprise Value to LTM revenues and LTM EBITDA were 1.0x and 7.1x, respectively. The average multiples for the Public Comparables of Stock Prices to LTM EPS and projected calendar year 1996 and 1997 EPS were 21.8x, 17.7x and 14.0x, respectively. DLJ derived the valuation range for Newco by concentrating on projected EPS multiples, which DLJ determined to be the most relevant basis for valuing publicly traded retail companies, and by comparing Newco's businesses and performance to the Public Comparables (with particular emphasis on recent historical results of operations and margins, age and viability of underlying retail concepts and prospects for future growth). DLJ determined that the relevant range of projected calendar year 1997 EPS multiples was 14.0x to 23.0x. DLJ then calculated the imputed valuation ranges for Newco by applying these multiples to Newco's projected calendar year 1997 net income, which yielded a valuation range for Newco of $21.09 to $34.60 per share.

    TRANSACTION ANALYSIS. DLJ reviewed publicly available information for the Comparative Transactions involving combinations of companies with operating size or financial performance characteristics believed to be comparable to Newco's characteristics. DLJ reviewed the consideration paid in such transactions in terms of the Enterprise Value as a multiple of LTM revenue, EBITDA and EBIT. For the Comparative Transactions, the average ratios of Enterprise Value to LTM revenues, LTM EBITDA and LTM EBIT were 0.7x, 8.2x and 12.1x, respectively, while the average ratio of Equity Value to LTM net income was 21.1x. DLJ determined that multiples of LTM EBITDA, LTM EBIT and LTM net income provided the most relevant measures for evaluating the Comparative Transactions. DLJ used a range of LTM EBITDA multiples of 8.2x to 11.2x, LTM EBIT multiples of 12.1x to 23.7x, and LTM net income multiples of 21.1x to 45.2x. DLJ then calculated the imputed valuation range for Newco by applying its LTM EBITDA, LTM EBIT and LTM net income to the relevant multiple ranges and then taking the average of the three approaches to determine the high and low end of the range. This analysis yielded a range of Equity Values for Newco of $615.6 million to $1,169.4 million, which resulted in a valuation range for Newco of $26.14 to $49.65 per share.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ also performed a discounted cash flow analysis of Newco using a weighted average cost of capital approach and an internal rate of return approach. In conducting this analysis, DLJ relied on certain assumptions, financial forecasts and other information provided by Regis' and Supercuts' management. Using the information set forth in the forecast information provided to DLJ, DLJ calculated the estimated "Free Cash Flow" based on projected unleveraged net income adjusted for: (i) certain projected non-cash items (E.G., depreciation and amortization); (ii) projected changes in cash working capital; and (iii) projected capital expenditures.

    Using the weighted average cost of capital approach, DLJ analyzed Supercuts' Newco forecast and discounted the stream of Free Cash Flows from fiscal year 1997 to fiscal year 2001 provided in such forecast back to June 30, 1996 using discount rates ranging from 11% to 15%. To estimate the residual value of Newco at the end of the forecast period, DLJ applied terminal multiples of 8.0x to 12.0x to the projected fiscal year 2001 EBITDA and discounted such values back to June 30, 1996 using discount rates ranging from 11% to 15%. DLJ then summed the present value of the Free Cash Flows and the present value of the residual values to derive a range of implied Enterprise Values for Newco of $680.5 million to $1,107.0 million. The range of implied Enterprise Values of Newco was then adjusted for debt (net of cash and cash equivalents of $3.1 million) by deducting $90.9 million from implied Enterprise Value to yield an implied Equity Value of Newco of $589.6 million to $1,016.1 million, which equates to a valuation range for Newco of $30.51 to $36.61 per share (assuming a weighted average cost of capital ranging from 11% to 15% and a midpoint exit multiple of 10.0x).

    Using the internal rate of return approach, DLJ assumed a buyer purchased Newco for $22.00 to $30.00 per share, financing the transaction with $423.8 million of debt and the remainder in the form of new equity and the assumption of certain liabilities. To estimate the terminal value of Newco at the end of fiscal year 2001, DLJ applied exit multiples of 9.0x to 11.0x to Newco's projected fiscal year 2001 EBITDA. This analysis resulted in an implied internal rate of return to the buyer in a range from 18.5% to 43.4%. DLJ did not attribute to the results of this methodology a meaningful degree of importance because consummating a $423.8 million financing on favorable terms would be difficult in light of the current financing environment for leveraged purchases of retail companies.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such analyses and factors, could create an inadequate view of the evaluation process underlying its opinion. In performing the analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other markets. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of an engagement letter dated February 20, 1996, Supercuts has agreed to pay DLJ a retainer of up to $400,000, a fee of $300,000 upon the delivery of the DLJ Opinion and an additional fee to be paid upon consummation of the Merger equal to 1.25% of the total consideration to be paid by an acquiror in connection with the acquisition of Supercuts (including the assumption or refinancing of any debt or preferred stock), less the amounts paid with respect to the retainer and fairness opinion fees. Supercuts has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

    In the ordinary course of business, DLJ actively trades public securities, which may include both Supercuts' and Regis' securities, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

TERMS OF THE MERGER

    At the Effective Time, Merger Sub will be merged with and into Supercuts, and each share of Supercuts Common Stock issued and outstanding immediately prior to the Effective Time will, on and after the Effective Time, be converted into 0.4 of one share of Regis Common Stock. Upon consummation of the Merger, Supercuts will become a direct, wholly-owned subsidiary of Regis. No fractional shares will be issued in the Merger.

EFFECTIVE TIME OF THE MERGER

    The Merger will be effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Such filing will occur only after all applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or been terminated, the approval of the issuance of the Merger shares by the requisite vote of Regis' shareholders, the approval of the Merger Agreement by the requisite vote of Supercuts' stockholders and the satisfaction or waiver of all other conditions to the Merger. See "The Merger -- Conditions to Obligation to Close."

REGULATORY APPROVAL

    Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.

    Regis and Supercuts each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on August 15, 1996. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Counsel for Regis and counsel for Supercuts have been advised that early termination of the waiting period has been granted.

    The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the Merger under the antitrust laws. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Supercuts by Regis, in whole or in part, or the divestiture of substantial assets of Supercuts, Regis or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Regis and Supercuts relating to the businesses in which Regis, Supercuts and their respective subsidiaries are engaged, Regis and Supercuts believe that the consummation of the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that Regis and Supercuts will prevail.

    Neither Regis nor Supercuts is aware of any other material governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of Supercuts with respect to the Merger Agreement, shareholders should be aware that certain members of the management and the Board of Directors of Supercuts have certain interests in the Merger that are in addition to the interests of shareholders in Supercuts generally.

    REPRESENTATION ON REGIS' BOARD OF DIRECTORS. The Merger Agreement requires Regis to elect two members of the current Board of Directors of Supercuts, Thomas L. Gregory, currently Chairman of the Board of Directors of Supercuts, and Steve Price, currently Chief Executive Officer of Supercuts, as directors of Regis as soon as practicable after the Effective Time and to nominate them for re-election at the three annual meetings of shareholders of Regis subsequent to the Effective Time and to use its best efforts to re-elect them as directors at such meetings. In addition, Regis has agreed that, following consummation of the Merger and their election as directors of Regis (i) Mr. Gregory will be appointed to the Audit Committee of the Regis Board of Directors, and (ii) Messrs. Gregory and Price will be the majority of a new committee of the Regis Board of Directors that will control the current litigation of Supercuts being assumed by Regis (and related litigation that subsequently ensues, if any) in the Merger. See "The Merger -- Management of Supercuts after Merger."

    ADVISORY AGREEMENT BETWEEN SUPERCUTS AND CERTAIN DIRECTORS. Regis and each of Edward E. Faber, Paul W. Geraldson, Daniel J. Good, and Agnieszka Winkler will, promptly after the Effective Time, execute Advisory Agreements providing that such current Directors of Supercuts shall receive from Regis restricted stock in Regis (equal to the number of shares of Supercuts Common Stock subject to the Directors' canceled Supercuts restricted stock agreement multiplied by the Conversion Ratio) in exchange for advisory services as members of a newly established Advisory Committee that will advise Regis and the President of the Surviving Corporation with respect to the operation of the Surviving Corporation for a period of two years from the Effective Time. The members of the Advisory Committee will meet (either in person or by telephone) quarterly to review the status of the business of the Surviving Corporation and Regis and the litigation in which Supercuts is currently engaged and to advise the President of the Surviving Corporation in respect of the business of the Surviving Corporation and the committee of the Board of Directors of Regis that is controlling Surviving Corporation litigation in respect of such litigation.

    EMPLOYMENT AGREEMENT BETWEEN SUPERCUTS AND STEVE PRICE. Steve Price will receive compensation at and after a change in control of Supercuts pursuant to an employment agreement with Supercuts. Mr. Price's employment agreement is dated January 29, 1996 and terminates four years from that date. However, pursuant to the agreement, upon a change in control, Mr. Price is free to terminate his employment under the employment agreement, and still receive his salary under the employment agreement for the remainder of the four year term. The employment agreement provides for a base salary of $350,000 per year subject to periodic discretionary upward adjustments by the

Supercuts Board of Directors. Thus, Mr. Price could terminate his employment at the Effective Time and continue to be paid at an annual rate of $350,000 per year through January 29, 2000. Pursuant to the employment agreement, Mr. Price also received options to purchase 500,000 shares of Supercuts stock at an exercise price of $5.875. Options with respect to 300,000 shares vested on January 29, 1996. Options with respect to 100,000 shares shall become vested on January 29, 1997 and options with respect to 100,000 shares shall become vested on January 29, 1998, except upon a change of control of Supercuts any options which have not vested shall immediately vest and be exercisable. Thus, upon the Effective Time, options with respect to 200,000 shares will vest and become immediately exercisable by Mr. Price.

    CONSULTING AGREEMENT BETWEEN SUPERCUTS AND THOMAS L. GREGORY. On January 4, 1996, Supercuts entered into a consulting agreement with Thomas Gregory, pursuant to which he agreed to act as Chairman of the Board of Directors of Supercuts and interim President and Chief Executive Officer and was paid a rate of $25,000 a month plus expenses. Beginning in June 1996, the Board of Directors of Supercuts began to formulate a proposal to extend Mr. Gregory's involvement in the management of the Company. Through June and July, Supercuts engaged in discussions in this connection. Mr. Gregory subsequently entered a Consulting Agreement, dated as of July 13, 1996, with Supercuts (the "Gregory Consulting Agreement") subject to which Mr. Gregory will receive certain benefits upon a change in control of Supercuts. Mr. Gregory will receive $400,000 at the time of the change of control and will provide consulting services to Supercuts' successor for a period of forty-eight months from the date of control. Mr. Gregory will be paid $8,333.33 per month for his consulting services and will also receive health benefits and reimbursement for tax preparation expenses during the duration of the consulting period.

    INDEMNIFICATION; INSURANCE. In the Merger Agreement, Regis has agreed that, from and after the Effective Time, it will indemnify and hold harmless the current and future directors, officers, agents, and other representatives of Supercuts who have acted in such capacity prior to or after the date of the Merger Agreement against any claim or similar action, which is based on or relates to the Merger Agreement, this Joint Proxy Statement, or any transactions relating to the Merger, excluding any successful claim based on violation of
Section 16(b) of the Exchange Act or Section 10(b) of the Exchange Act, or Rule 10b-5 thereunder.

    Regis has also agreed to indemnify the officers and directors of Supercuts in connection with the enforcement of the indemnification obligations of Regis and to assume, from and after the Effective Time, any and all obligations of Supercuts to indemnify the current officers and directors of Supercuts, whether pursuant to applicable law, Supercuts' Certificate of Incorporation or Bylaws, or by agreement between Supercuts and the officers and directors of Supercuts.

    SUPERCUTS OPTIONS. Upon consummation of the Merger, Regis will assume the obligation to issue Regis Common Stock upon exercise of the Supercuts Options. Accordingly, effective at the Effective Time, Supercuts Shares shall no longer be deliverable upon exercise thereof and in lieu of Supercuts Shares, such stock options shall be exercisable for a number of shares of Regis Common Stock equal to the number of Supercuts Shares subject to such stock options outstanding multiplied by the Conversion Ratio. The per share exercise price for each such stock option shall be the current exercise price per Supercuts Share divided by the Conversion Ratio.

    As of the date hereof, each of the Supercuts executive officers and directors currently hold Supercuts options which will become Regis options. In the aggregate, the executive officers and directors of Supercuts hold options to buy approximately 783,000 shares of Supercuts stock.

MANAGEMENT OF SUPERCUTS AFTER THE MERGER

    Regis intends to operate the Supercuts business as a separate subsidiary after the Merger. Regis and Steve Price have reached an agreement in principle pursuant to which Mr. Price, the present Chief Executive Officer of Supercuts, will be responsible for the operations of the Supercuts subsidiary, under the direction and control of Regis' Chief Executive Officer and the Supercuts and Regis Boards of Directors. Each current Supercuts' director (excluding Messrs. Gregory and Price) will become a member of the Supercuts Advisory Committee and will advise Supercuts' management regarding the operations of Supercuts. The Advisory Committee will continue for at least two years after the date of the Merger. Each of the directors on the Advisory Committee will receive restricted shares of Regis Common Stock equal to the number of Supercuts Restricted Shares now held by such directors multiplied by the Conversion Ratio.

    It is also anticipated that, after the Merger, Thomas Gregory and Steve Price, who are currently directors of Supercuts, will be elected to the Regis Board of Directors, and Mr. Gregory will be appointed to the Regis Board of Directors Audit Committee and that Messrs. Gregory and Price will be the majority of a new committee of Regis' Board of Directors that will control the current Supercuts litigation.

VOTING AGREEMENT


    Myron Kunin, Chairman of the Board of Directors of Regis and the holder of the majority voting power of Curtis Squire, the holder of 33.3% of the outstanding shares of Regis Common Stock, has agreed that he will cause all of the Regis shares owned by Curtis Squire to be voted in favor of the issuance of shares of Regis Common Stock in connection with the Merger.


ACCOUNTING TREATMENT

    Regis and Supercuts intend that the Merger qualify as a pooling of interests for accounting and financial reporting purposes. The obligation of each of Regis and Supercuts to consummate the Merger is conditioned upon Regis not having received a final objection to the qualification of the Merger for pooling of interests treatment from the Securities and Exchange Commission (the "Commission"). For information concerning certain restrictions to be imposed on the transferability of the Regis Common Stock received by affiliates of Supercuts in the Merger in order, among other things, to assure the availability of pooling of interests accounting treatment, see "The Merger -- Resales of Regis Common Stock Issued In The Merger; Affiliate Agreements."

    Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Supercuts and Regis will be combined when the Merger becomes effective and carried forward at their previously recorded amounts, the shareholders' equity accounts of Supercuts and Regis will be combined on Regis' consolidated balance sheet, and no goodwill or other intangible assets will be created. Pursuant to the pooling of interests method of accounting in accordance with Accounting Principles Board Opinion No. 16, conforming accounting adjustments will be recorded to adjust the historical combined financial statements to the same basis of accounting alternatives that would have otherwise been appropriate for the separate combined Company, consistent with the intent to present the financial statements of the combined entities as though they have always been combined. These adjustments relate to the consolidation of the investor/franchisee stores managed by Supercuts; amortization of goodwill associated with acquired stores over 15 years, which was previously amortized by Supercuts over 40 years; and to expense as incurred certain store leasehold, software and systems development costs, which were previously capitalized and amortized by Supercuts over the estimated useful lives. Financial statements of Regis issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Supercuts and Regis as if the Merger had been in effect for the periods presented therein.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material Federal income tax consequences of the Merger. The discussion does not address all aspects of Federal income taxation that may apply to shareholders subject to special rules, including foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Supercuts Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the following discussion does not address either the effect of applicable state, local or foreign tax laws or the effect of any Federal tax laws other than those pertaining to Federal income tax.

    Supercuts expects to receive an opinion from Willkie Farr & Gallagher to the effect that, assuming that the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Such opinion will be based on the Code, regulations and rulings then in effect, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion will also be based on certain assumptions regarding the factual circumstances at the Effective Time, including certain representations made by Regis, Supercuts and certain Supercuts shareholders. The inaccuracy of any of these factual assumptions may affect the tax consequences of the Merger. The discussion below applies to Supercuts shareholders who hold their shares of Supercuts Common Stock as a "capital asset" within the meaning of Section 1221 of the Code.

    Assuming that the Merger qualifies as a "reorganization":

        1. Neither Regis, Merger Sub nor Supercuts will recognize any gain or loss in the Merger.

        2. A holder of Supercuts Common Stock who exchanges shares of Supercuts Common Stock for shares of Regis Common Stock pursuant to the Merger will not recognize any gain or loss upon such exchange, except that (as noted in paragraph 5 below) gain or loss may be recognized with respect to cash received in lieu of a fractional share interest.

        3. The aggregate adjusted tax basis of the shares of Regis Common Stock received in such exchange (including a fractional share interest deemed received, as explained in paragraph 5 below) will be equal to the aggregate adjusted tax basis of the shares of Supercuts Common Stock surrendered therefor.

        4. The holding period of the shares of Regis Common Stock will include the holding period of the shares of Supercuts Common Stock exchanged therefor.

        5. A holder of shares of Supercuts Common Stock who receives cash in the Merger in lieu of a fractional share of Regis Common Stock will be treated as having received such fractional share in such exchange and then having received cash in redemption of such fractional share interest by Regis. The receipt of such cash should cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Supercuts Common Stock allocable to the fractional share interest.

    The Merger Agreement provides that Supercuts is not obligated to consummate the Merger unless it shall have received the opinion from Willkie Farr & Gallagher, counsel to Supercuts, substantially to the effect that under applicable law, for Federal income tax purposes, the Merger will constitute a "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY. THE OPINION OF WILLKIE FARR & GALLAGHER IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH SUPERCUTS SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

NASDAQ NATIONAL MARKET LISTING

    Regis will file an application to list the shares of Regis to be issued in the Merger on the Nasdaq National Market. A condition to the consummation of the Merger is that such Regis Common Stock be authorized for listing, upon notice of issuance, on the Nasdaq National Market.

EXCHANGE PROCEDURES

    As soon as practicable after the Effective Time, Norwest Bank Minnesota, N.A., the financial institution appointed to effect the exchange (the "Exchange Agent"), will mail to each holder of record of outstanding shares of Supercuts Common Stock a letter of transmittal which is to be used by each shareholder to return to the Exchange Agent the stock certificates representing the Supercuts Common Stock owned by him (the "Old Certificates"), which certificates should be duly endorsed in blank by such Supercuts shareholder. As soon as practicable after receiving such Old Certificates from a Supercuts shareholder together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Exchange Agent will deliver to such shareholder new certificates ("New Certificates") representing the appropriate number of shares of Regis Common Stock, together with checks for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Regis Common Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons in accordance with the terms of Regis Common Stock. No interest will be paid to the Supercuts shareholders on the cash or the value of the Regis Common Stock into which their shares of Supercuts Common Stock will be converted.

    If the Regis Common Stock and/or the cash, or any part thereof, are to be delivered to a person other than the record holder of the Old Certificates of Supercuts Common Stock surrendered in exchange therefor, (i) the certificate so surrendered must be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form of transfer, and (ii) the person requesting the transfer must pay to the Exchange Agent any transfer or other taxes payable by reason of the transfer or must establish to the satisfaction of Regis that such taxes have been paid or are not required to be paid.

DISSENTERS' RIGHTS OF APPRAISAL

    Pursuant to the Minnesota Business Corporations Act (the "MBCA"), holders of shares of Regis Common Stock will have no dissenters' rights of appraisal in connection with the Merger. Under the MBCA, a shareholder may, under certain circumstances, dissent and exercise appraisal rights if a proposed merger is to be submitted for approval by such shareholder. The approval by holders of Regis Common Stock of the issuance of the shares of Regis Common Stock pursuant to the Merger Agreement is required by the rules of NASD because Regis Common Stock is traded on the Nasdaq National Market and the number of shares of Regis Common Stock to be issued in the Merger will exceed 20% of the outstanding Regis Common Stock. Approval of the Merger by Regis shareholders is not required under NASD rules or Minnesota law and Regis shareholders are not being asked to approve the Merger.

    Pursuant to the Delaware General Corporation Law (the "DGCL"), holders of Supercuts Common Stock will have no dissenters' rights of appraisal in connection with the Merger. Under the DGCL, appraisal rights are available to dissenting shareholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights (i) if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders (as long as the shareholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the NASD or held of record by more than 2,000 shareholders) or (ii) if the corporation is the surviving corporation and no vote of its shareholders is required for the merger. The Supercuts Amended Certificate of Incorporation (the "Supercuts Certificate") does not provide for any appraisal rights. Accordingly, the Supercuts shareholders will not be entitled to dissenter's appraisal rights under DGCL or any other statute in connection with the Merger.

RESALES OF REGIS COMMON STOCK ISSUED IN THE MERGER; AFFILIATE AGREEMENTS

    Regis stock to be issued to shareholders of Supercuts in connection with the Merger has been registered under the Securities Act of 1933, as amended (the "Securities Act"). Regis Common Stock received by shareholders of Supercuts upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an Affiliate of Supercuts or Regis within the meaning of Rule 145 under the Securities Act. "Affiliate" is generally defined as a person who controls, is controlled by, or is under common control with Supercuts or Regis at the time of the Meetings (generally, directors, certain executive officers and major stockholders). Affiliates of Supercuts or Regis may not sell their shares of Regis Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of Regis Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period during such two-year period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Regis Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if Regis remained current with its informational filings with the Commission under the Securities Exchange Act of 1933, as amended (the "Exchange Act"). Two years after the Effective Time, an Affiliate would be able to sell such Regis Common Stock without such manner of sale or volume limitations, provided that Regis was current with its Exchange Act informational filings and such Affiliate was not then an affiliate of Regis. Three years after the Effective Time, an Affiliate would be able to sell such shares of Regis Common Stock without any restrictions as long as such Affiliate had not been an Affiliate of Regis for at least three months prior thereto.

    It is a condition to the obligation of Regis to consummate the Merger that Supercuts cause each current executive officer or director identified as a possible Affiliate of Supercuts to execute and deliver to Regis, on or prior to the Effective Time, an agreement (the "Affiliate Agreements") providing that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Regis Common Stock obtained as a result of the Merger (i) unless (a) such sale, transfer or other disposition is made in compliance with Rule 145, or (b) in the opinion of counsel reasonably acceptable to Regis, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act; and
(ii) until after such time as results covering at least 30 days of post-Merger combined operations of Regis and Supercuts have been published. See "The Merger Agreement -- Conditions."

                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement included as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Merger Agreement in its entirety. See also "THE MERGER."

GENERAL

    The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Supercuts, Supercuts will continue as the Surviving Corporation, and the separate existence of Merger Sub will cease. Following the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Regis. Pursuant to the Merger Agreement, at the Effective Time, (i) each outstanding share of common stock of Merger Sub will be converted into one share of the common stock of the Surviving Corporation and
(ii) each outstanding share of Supercuts

Common Stock will be converted into 0.4 of one share of Regis Common Stock, subject to adjustments for, among other things, stock dividends by either Supercuts or Regis occurring after the date of the Merger Agreement.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Regis and Supercuts relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exemptions): (i) the due organization, power and standing of, and similar corporate matters with respect to, each of Regis and Supercuts; (ii) each of Regis' and Supercuts' capital structure; (iii) the authorization, execution, delivery and performance by, and enforceability of, the Merger Agreement against each such party; (iv) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger;
(v) the absence of any conflict between the Merger and either party's Articles or Certificate of Incorporation or Bylaws, or with applicable law; (vi) the filing of reports and other documents with the Commission and other regulatory authorities and the accuracy of the information contained therein; (vii) the absence of certain changes or events having a material adverse effect on the financial condition, business or results of operations of Regis and its subsidiaries (a "Regis Material Adverse Effect") and Supercuts and its subsidiaries (a "Supercuts Material Adverse Effect"), as the case may be; (viii) the absence of knowledge of Supercuts after review and discussion with Arthur Andersen LLP, its independent public accountants, of any fact pertaining to Supercuts that would prevent the Merger from being effected as a pooling of interests for accounting and financial reporting purposes or that would prevent the Merger from qualifying as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); (ix) the absence of any brokerage, finder's or other fees due in connection with the Merger (other than the fees payable to DLJ and to Merrill Lynch & Co. as financial advisors to the parties to the Merger); (x) the absence of material pending or threatened litigation having a Supercuts Material Adverse Effect or a Regis Material Adverse Effect; (xi) each of Regis' and Supercuts' ownership of all outstanding shares of their respective subsidiaries; (xii) material contracts; (xiii) financial statements; (ix) employee benefit plans, and the absence of pending or threatened labor disputes, strikes, work stoppages and unfair labor practice charges; and (x) certain tax matters.

CERTAIN COVENANTS

    Pursuant to the Merger Agreement, Supercuts has agreed that, prior to the Effective Time, except as expressly permitted by the Merger Agreement or as otherwise consented to by Regis, Supercuts will, and will cause its subsidiaries to, among other things (subject to certain exceptions), (i) conduct its business only in, and not take any action except in the ordinary and usual course of business consistent with past practice; (ii) use reasonable efforts to preserve intact its business organization, keep available the services of its present officers and key employees and preserve the goodwill of third parties with whom it has business relationships; (iii) not amend or change its articles of incorporation or bylaws (or comparable governing instruments); (iv) not issue or sell any shares of capital stock or any other securities (other than pursuant to stock options or employee stock purchase plans) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, script, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of its capital stock or other securities or purchase or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any of its capital stock or other securities or make any other changes in its capital structure; (v) not declare, set aside, pay or make any dividend or distribution or payment with respect to, or purchase or redeem, any shares of its capital stock; (vi) not amend or adopt any benefit plan or increase the compensation or fringe benefits of any director, officer or employee or pay or grant any benefit not required under any existing arrangement; (vii) not assume or incur any indebtedness, except in the ordinary course of business and expenses incurred in connection with the consummation of the Merger or, except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to or investments in, any other person other by Supercuts to, in or from a wholly-owned subsidiary; (viii) not acquire (a) any business organization or division thereof or (b) any assets, except purchases of inventory or supplies or other purchases in the ordinary course of business consistent with past practice; (ix) not sell, lease, mortgage or otherwise encumber or dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practices and strategic sales of corporate stores to franchisees; (x) not make any material tax election other than tax elections in the ordinary course of business and consistent with past practices or settle or compromise any material income tax or other tax liability or refund; (xi) not pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past business practice or in accordance with their terms except for existing litigation; and (xii) not take any action that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

LIMITATION ON SOLICITATION BY SUPERCUTS

    Under the Merger Agreement, Supercuts has agreed not to directly or indirectly solicit, initiate or encourage (including by way of furnishing information) any Acquisition Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any Acquisition Proposal and to use its reasonable best efforts to prevent any of its directors, officers, attorneys, financial advisors and other authorized representatives from directly or indirectly taking any such action. As defined in the Merger Agreement, Acquisition Proposal means any bona fide proposal which proposes a
(i) merger, consolidation or similar transaction involving Supercuts, (ii) sale, lease or other disposition directly or indirectly, by merger, consolidation, share exchange or otherwise, of substantially all of the assets of Supercuts and its subsidiaries taken together, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing a majority of the voting power of Supercuts or (iv) a transaction in which any person, including, without limitation, Supercuts and any subsidiary, or any affiliate thereof (other than Regis) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of 50% or more of the outstanding Common Stock of Supercuts, or if any person shall have commenced a tender or exchange offer for 50% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any person beneficially owning 50% or more) of the then outstanding common stock of Supercuts. Notwithstanding the foregoing, if, prior to the Effective Time, Supercuts shall receive an Acquisition Proposal that the Board of Directors of Supercuts, based upon the advice of its outside counsel, reasonably believes it has a fiduciary duty to consider, and which it reasonably and in good faith believes is more favorable to Supercuts and its shareholders than the Merger then, after notification to Regis, Supercuts may furnish information to the party making such Acquisition Proposal. If thereafter, Supercuts' Board of Directors reasonably and in good faith determines (i) that such Acquisition Proposal is more favorable to Supercuts and its Shareholders than the Merger and (ii) based upon the advice of outside counsel, that the failure to recommend or accept such Acquisition Proposal would violate its fiduciary duties to Supercuts shareholders under applicable law (a "Competing Acquisition Event"), then upon written notice to Regis, Supercuts may terminate the Merger Agreement. Supercuts shall pay to Regis a break up fee in the amount of $3,750,000. See "The Merger Agreement -- Fees and Expenses."

TREATMENT OF SUPERCUTS STOCK OPTIONS AND SUPERCUTS RESTRICTED SHARES

    Each Supercuts Stock Option issued and outstanding immediately prior to the Effective Time will, on and after the Effective Time, be assumed by and be deemed to be an option granted by the Surviving Corporation to purchase the number of shares of Regis Common Stock equal to the Conversion Ratio times the number of shares of Supercuts Common Stock subject to such option. The per share exercise price for such stock option shall be the current exercise price per share of Supercuts Common Stock divided by the Conversion Ratio.

    The Restricted Share Award agreements between Supercuts and each of Mr. Faber, Mr. Geraldson, Mr. Good and Ms. Winkler will be cancelled prior to the Effective Time. At the Effective

Time, each of Mr. Faber, Mr. Geraldson, Mr. Good and Ms. Winkler will enter into Advisory Agreements with Regis providing for the issuance of the number of restricted shares of Regis Common Stock equal to the Conversion Ratio times the number of shares of Supercuts Common Stock subject to such director's cancelled Restricted Stock Agreement. See "The Merger -- Interests of Certain Persons in the Mergers."

INDEMNIFICATION

    Regis has agreed that, from and after the Effective Time, Regis will indemnify and hold harmless the officers, directors, agents and other representatives of Supercuts or any of its subsidiaries as of the date of the Merger Agreement who have acted in such capacity prior to the Effective Time (the "Indemnified Parties") against any and all claims, damages, liabilities, losses, costs, charges and expenses asserted against, incurred by or imposed upon any Indemnified Party which is based upon, arises out of or relates to the Merger, the Merger Agreement, this Joint Proxy Statement or any transaction contemplated therein or herein.

    Regis has also agreed that, from and after the Effective Time, Regis will assume and perform to the fullest extent permitted by law, any and all obligations of Supercuts to indemnify the officers and directors of Supercuts as of the date of the Merger Agreement, whether pursuant to applicable law, Supercuts' Certificate of Incorporation or Bylaws, or by agreement between Supercuts and such officers and directors. See "The Merger -- Interests of Certain Persons in the Merger."

CONDITIONS TO OBLIGATION TO CLOSE

    Each party's respective obligations to effect the Merger are subject to various conditions, including the following, unless waived to the extent permitted by applicable law: (i) the holders of Regis Common Stock shall have approved the issuance of the Merger Shares by the requisite vote; (ii) the holders of Supercuts Common Stock shall have approved the Merger and the Merger Agreement by the requisite vote; (iii) no preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect; (iv) all applicable waiting periods and any extension thereof under the HSR shall have expired or been terminated; and (v) the Registration Statement shall have been declared effective by the SEC.

    The obligations of Regis and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Regis and Merger
Sub: (i) the representations and warranties of Supercuts set forth in the Merger Agreement shall be true and correct in all material respects at and as of the closing date of the Merger (the "Closing Date") as though made on and as of such date (provided those representations or warranties made as of a particular date need only be true and correct as of such date), except for such inaccuracies which do not have a Supercuts Material Adverse Effect; (ii) Supercuts shall have performed in all material respects all covenants required to be performed by it under the Merger Agreement through the closing of the Merger; (iii) Regis shall not have received a final objection from the SEC to the accounting for the Merger as a pooling of interests; (iv) Regis shall have received Affiliate Agreements from each current executive officer and director of Supercuts identified as a possible Affiliate of Supercuts; and (v) there shall have been no material adverse change from the date of the Merger Agreement in the business, financial condition or operation of Supercuts, except changes contemplated, permitted or required by the Merger Agreement and changes resulting from a change in general economic conditions.

    The obligation of Supercuts to affect the Merger is subject to the satisfaction of the following conditions, unless waived by Supercuts: (i) the representations and warranties of Regis set forth in the Merger Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (provided that those representations and warranties made as of a particular date need only be true and correct as of such date), except for an inaccuracies which do not have a Regis Material Adverse Effect;
(ii) Regis shall have performed in all material respects all covenants required to be performed by it under the Merger Agreement through the closing of the Merger; (iii) the shares of Regis Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq National Market, subject to official notice of issuance; and

(iv) Supercuts shall have received from Willkie Farr & Gallagher a written opinion confirming that the Merger will be treated as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after and notwithstanding approval of the issuance of the Merger Shares by the shareholders of Regis or adoption of the Merger Agreement by the stockholders of Supercuts (i) by mutual written consent of Supercuts and Regis; (ii) by either Regis or Supercuts if the Effective Time shall not have occurred on or before January 1, 1997, provided, however, such right to terminate the Merger Agreement shall not be available to any party that is then in material breach of its representations, warranties or obligations under the Merger Agreement, (iii) by either Regis or Supercuts if any court of competent jurisdiction in the United States shall have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting or declaring the Merger invalid or unlawful and such order, decree, ruling or other action shall have become final and nonappealable; or (iv) by Supercuts in the event of a Competing Acquisition Event and payment of a breakup fee to Regis. See "The Merger Agreement -- Limitation on Solicitation by Supercuts."

    In the event of termination of the Merger Agreement by either Regis or Supercuts, the Merger Agreement will become void and there will be no liability on the part of Regis, Merger Sub or Supercuts except that (1) under certain circumstances, Supercuts will be required to pay to Regis a breakup fee, as described under "Fees and Expenses," and (2) all remedies available to any party resulting from the breach of any covenant in the Merger Agreement will be preserved if the Merger Agreement is terminated. See "The Merger Agreement -- Fees and Expenses."

AMENDMENT

    Subject to applicable law, the Merger Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of Regis, Merger Sub or Supercuts at any time prior to the Effective Time. After adoption of the Merger Agreement by the stockholders of Supercuts and Regis, however, any amendment will be subject to the restrictions contained in Delaware General Corporation Law.

FEES AND EXPENSES

    Under the Merger Agreement, except as provided below, all expenses incurred by Regis or Supercuts shall be borne solely and entirely by the party that has incurred the same. Notwithstanding the foregoing, Supercuts has agreed to pay Regis a termination fee of $3,750,000 (i) if the Merger Agreement is terminated by Supercuts because a Competing Acquisition Event exists or (ii) if (a) the Merger Agreement is terminated because of the failure of the Board of Directors of Supercuts to receive an opinion from DLJ to the effect that the terms of the Merger are fair to the Supercuts shareholders from a financial point of view by January 2, 1997 and (b) within six months of such termination Supercuts executes a definitive agreement to sell Supercuts to another person or entity, at a price per share that exceeds the price per share payable under the Merger Agreement (calculated as of the date of the Merger Agreement), which person had, prior to the date of the Merger Agreement, submitted to the Company a specific proposal in a principal capacity and conducted a substantial due diligence review of Supercuts.

                                 THE COMPANIES

REGIS

    Regis is the largest owner and operator of mall-based hair and retail product salons in the world. At June 30, 1996, the Company operated 1,963 salons (1,891 owned and 72 franchised) offering high-quality haircare services and products in 50 states and certain foreign countries, principally the United Kingdom. Regis operates its salons primarily under the names Regis Hairstylists, MasterCuts and Trade Secret. Regis' executive offices are located at 7201 Metro Boulevard, Edina, Minnesota

55439, and its telephone number is (612) 947-7777. At June 30, 1996, Regis had total assets of approximately $221.2 million, total liabilities of approximately $113.0 million and shareholders' equity of approximately $108.2 million.

SUPERCUTS

    Supercuts is one of the largest publicly-held owners, operators and franchisors of hair salons in the country. Supercuts and its subsidiaries own or manage over 500 salons and franchises over 650 in 39 states and Puerto Rico. Supercuts' executive offices are located at 550 California Street, San Francisco, CA 94104, and its telephone number is (415) 693-4700. At June 30, 1996, Supercuts had total assets of approximately $97.7 million, total liabilities of approximately $55.9 million and shareholders' equity of approximately $41.8 million.

                       DESCRIPTION OF REGIS CAPITAL STOCK

GENERAL


    Regis is authorized to issue 25,000,000 shares of capital stock, par value $.05 per share. As of the Regis Record Date, there were issued and outstanding 18,080,155 shares of Regis Common Stock, and 1,535,026 shares of Regis Common Stock were reserved for issuance upon the exercise of stock options under the Regis 1991 Stock Option Plan


REGIS COMMON STOCK

    GENERAL. Holders of Regis Common Stock have no preemptive rights. The outstanding shares of Regis Common Stock are, and the Regis Common Stock offered hereby will be, fully paid and nonassessable.

    VOTING. Regis common shareholders are entitled to one vote for each share held on each matter submitted to a vote of the holders of Regis Common Stock. Cumulative voting for the election of directors is not permitted.

    DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS. Subject to the preferential dividend rights of any issued and outstanding preferred stock, holders of Regis Common Stock are entitled to receive dividends as and when declared by the Board of Directors of Regis. Regis declared its fifth consecutive quarterly dividend on August 6, 1996, payable on September 10, 1996, to common shareholders of record on August 23, 1996. Regis increased its dividend from $.067 per share annually to $.08 per share annually in May, 1996. Under Minnesota corporate law, Regis may declare and pay dividends if the Regis Board of Directors determines that Regis will be able to pay its debts in the ordinary course of business after making the dividend. No dividends on Regis Common Stock may be declared, however, if payment of the dividend would reduce the remaining net assets of Regis below the aggregate preferential amount payable in the event of liquidation to holders of shares having preferential rights.

    If Regis were liquidated, the holders of Regis Common Stock would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of Regis' liabilities and any payment applicable to any preferential shares then outstanding.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Regis Common Stock is Norwest Bank Minnesota, N.A.

AUTHORIZED AND UNDESIGNATED CAPITAL STOCK


    As of the Regis Record Date, there were 5,384,819 shares of unissued authorized capital stock, $.05 par value, which had not been designated by the Regis Board of Directors. The Board of Directors is authorized, without further action of the shareholders, to establish classes or series of stock from the authorized and unissued shares and to fix the relative rights and preferences of any such class or series. The Company has no present plans to establish any other classes or series of stock.

ANTI-TAKEOVER PROVISIONS

    Regis' Articles of Incorporation require a vote of at least 80% of the outstanding voting shares for certain mergers, sales or transfers of substantially all of Regis' assets, or a liquidation, unless such transaction is first approved by a majority of Regis' directors who were directors prior to the time any shareholder (except Curtis Squire) became the owner of 10% of Regis Common Stock. If such director approval is obtained, a simple majority of the outstanding shares will be sufficient to effect these transactions. An 80% shareholders' vote is also required to amend this provision. The effect of these provisions may be to deter or discourage hostile takeover attempts by making it more difficult for a person who has gained a substantial equity interest in Regis effectively to exercise control.

LIMITED LIABILITY AND INDEMNIFICATION

    Regis' Articles of Incorporation include a provision permitted by the Minnesota Business Corporation Act which limits the liability of directors of Regis. The provision provides that no director shall be personally liable to Regis or its stockholders for monetary damages for breach of fiduciary duty as a director, excluding, however, liability for the breach of a director's duty of loyalty, acts or omissions not in good faith, intentional violations of law, transactions where the director derived an improper personal benefit, illegal distributions or violations of securities laws. In addition, Minnesota law and Regis' Bylaws provide for broad indemnification by Regis of officers, directors and employees. Accordingly, the shareholders will have more limited recourse against those individuals than would be the case in the absence of such provisions.

    Insofar as the indemnity for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Regis pursuant to the foregoing provisions, Regis has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. Regis believes that its Articles of Incorporation and Bylaws provisions are necessary to attract and retain qualified persons as directors and officers.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The rights of the stockholders of Supercuts are governed by the DGCL, the Certificate of Incorporation (the "Supercuts Certificate"), and the Bylaws of Supercuts, as amended (the "Supercuts Amended Bylaws"). The rights of the shareholders of Regis are governed by the MBCA, the Articles of Incorporation of Regis, as amended (the "Regis Articles"), and the Bylaws of Regis (the "Regis Bylaws"). The following is a summary of certain material differences between the rights of shareholders of Supercuts and the rights of shareholders of Regis, as contained in provisions of the DGCL and the MBCA, the Supercuts Certificate and Supercuts Amended Bylaws, and the Regis Articles and Regis Bylaws.

    The following does not purport to be a complete statement of the rights of Supercuts' stockholders under applicable Delaware law and the Supercuts Certificate and Supercuts Amended Bylaws as compared with the rights of Regis shareholders under applicable Minnesota law and the Regis Articles and Regis Bylaws. The identification of certain specific differences is not meant to indicate that other equally or more significant differences do not exist.

STOCKHOLDERS' DISSENTERS' RIGHTS

    Under both the DGCL and the MBCA, stockholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality.

    Under the DGCL, appraisal rights are available to dissenting shareholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights (i) if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the NASD or held of record by more than 2,000 shareholders (as long as the shareholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the NASD or held of record by more than 2,000 shareholders) or (ii) if the corporation is the surviving corporation and no vote of its shareholders is required for the merger. The Supercuts Amended Certificate of Incorporation (the "Supercuts Certificate") does not provide for any appraisal rights. Accordingly, the Supercuts shareholders will not be entitled to dissenter's appraisal rights under DGCL or any other statute in connection with the Merger.

    Under the MBCA, the categories of transaction subject to dissenters' rights are broader than those in the DGCL. A shareholder of a Minnesota corporation may exercise dissenter's rights in connection with an amendment to the articles of incorporation which materially and adversely affects the rights or preferences of shares held by the dissenting shareholder, a disposition of all or substantially all of the corporation's property and assets not in the usual course of business, a plan of merger on which the shareholder is entitled to vote under the MBCA, and a plan of exchange involving the acquisition of the corporation's shares if the shareholder is entitled to vote on the plan. Because Regis shareholders are not being asked to vote to approve the Merger, such shareholders do not have the right to dissent from the Merger or receive payment for the full value of their shares.

BOARD OF DIRECTORS

    The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or bylaws. Under the Supercuts Certificate, the number of directors of the Corporation shall be fixed exclusively by the board of directors, pursuant to a resolution adopted by a majority of the total number of directors if there were no vacancies on the board. Currently, the Supercuts board consists of six members.

    The MCBA provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the Articles of Incorporation or Bylaws. Regis Bylaws provide that the board shall consist of five or more directors as determined by the board at least 31 days prior to each annual meeting of shareholders. Although permitted under the MBCA, Regis' Board of Directors is not classified.

REMOVAL OF DIRECTORS

    The DGCL provides that directors may be removed from office with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate does not otherwise provide, in which case directors may be removed only for cause. The Supercuts Certificate permits removal of a director with or without cause on the affirmative vote of the holders of at least 66 2/3% of the Voting Stock of Supercuts, voting together as a single class.

    The MBCA provides that, unless modified by the articles or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director. If a corporation has cumulative voting, the MBCA provides that, unless the entire board is removed simultaneously, a director is not removed from the board if there are cast against removal of the directors the votes of proportion of the voting power sufficient to elect the director at an election of the entire board under cumulative voting. The Regis Articles and Regis Bylaws do not modify the provision of the MBCA regarding the vote necessary in order to remove a director from office. Regis does not have cumulative voting.

AMENDMENTS TO BYLAWS

    Under the DGCL, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. The Supercuts Certificate grants the Directors of Supercuts such power. In addition, the Supercuts Certificate requires that any adoption, amendment or repeal of or to the Supercuts Amended Bylaws by the Supercuts shareholders be approved by at least 66 2/3% of the voting power of the outstanding shares entitled to vote in the election of directors.

    The MBCA and the Regis Bylaws provide that the power to adopt, amend or repeal the bylaws shall be vested in the board, except that the board shall not adopt, amend, or repeal a bylaw fixing a quorum for a meeting of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. Notwithstanding the above, under the MBCA a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolution must be approved pursuant to the procedures for amending the articles of incorporation.

AMENDMENTS TO CERTIFICATE OR ARTICLES

    Under the DGCL, amendment of the certificate of incorporation shall be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. The DGCL requires that, unless a different percentage is provided for, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. The Supercuts Certificate does not provide for a different percentage, except that it does require the affirmative vote of two-thirds of the outstanding shares entitled to vote in the election of directors in order to amend the provisions of the Supercuts Certificate relating to amendment of the Supercuts Amended Bylaws.

    The MCBA provides that an amendment to a corporation's articles must be by resolution approved by the affirmative vote of a majority of the directors present or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under the MBCA, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The Regis Articles provide that the affirmative vote of the holders of 80% of the outstanding shares of capital stock entitled to vote is required in order to amend provisions concerning certain mergers, consolidations and other business combinations and reorganizations with certain affiliates.

INDEMNIFICATION

    The DGCL and the MBCA both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers, and employees. While indemnification is permitted only if certain statutory standards of conduct are met, the DGCL and the MBCA are substantially similar in providing for indemnification if the person acted in good faith and in a manner the personal reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes differ, however, with respect to whether there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed.

    The DGCL permits a Delaware corporation to indemnify directors, officers, employees, and agents under certain circumstances and mandates indemnification under certain circumstances. The DGCL permits a corporation to indemnify an officer, director, employee or agent for fines, judgments, or settlements, as well as expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee, or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits or otherwise. The DGCL grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

    The Supercuts Certificate and Supercuts Amended Bylaws provide for indemnification of any and all persons (including Supercuts Directors) whom it shall have power to indemnify under, and to the fullest extent permitted by, the DGCL. Provided, however, that except in suits to enforce rights to indemnification, Supercuts shall indemnify an eligible person in connection with a suit initiated by such person only if the action was authorized by the Supercuts Board of Directors. In addition, Supercuts has entered into indemnity agreements with certain of its current and former directors and officers which generally provide for indemnification by Supercuts to the fullest extent permitted under applicable law.

    Regis is required by the MBCA to indemnify all officers and directors of Regis for expenses and liabilities (including attorneys' fees) incurred as the result of proceedings against them in connection with their capacities as officers or directors. In order to be entitled to indemnification with respect to a purported act or omission, an officer or director must (i) have acted in good faith, (ii) have received no improper personal benefit, (iii) in the case of a criminal proceeding, have had no reasonable cause to believe the conduct to be unlawful, and (iv) reasonably believed that the conduct was in the best interests of Regis.

    Although the MBCA allows broader indemnification than under the DGCL, the MBCA requires that a corporation report any indemnification payments to its shareholders no later than the next meeting of stockholders. The DGCL and the Supercuts Amended Bylaws contain no such similar provision.

LIABILITY OF DIRECTORS

    Under the DGCL, a corporation's certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty subject to certain limitations. The Supercuts Certificate provides that, to the fullest extent permitted by the DGCL, no director shall be liable to Supercuts or its shareholders for monetary damages for breach of fiduciary duties as director.

    The Regis Articles contain a provision that limits the liability of Regis' directors as permitted by MBCA. The provision eliminates personal liability of a director to Regis or its shareholders for monetary damages for a breach of fiduciary duty. The provision does not change the liability of a director for a breach of duty of loyalty to Regis or to shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or an act or omission for which the liability of a director is expressly provided for in an applicable statute, or in respect of any transaction from which a director received an improper personal gain. Pursuant to the Regis Articles, the liability of directors will be further limited or eliminated without action by shareholders if Minnesota law is amended to further limit or eliminate the personal liability of directors.

SHAREHOLDER MEETINGS

    The DGCL permits special meetings of shareholders to be called by the board of directors and such other persons, including shareholders, as the certificate of incorporation or bylaws may provide. The DGCL does not require that shareholders be given the right to call special meetings. The Supercuts Certificate provides that special meetings may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. The Certificate further provides that the Board of Directors must call a special meeting upon receiving a written request of shareholders representing at least 66 2/3% of all of the outstanding shares entitled to vote in the election of directors.

    The MBCA and the Regis Bylaws provide that the Chief Executive Officer, the Chairman of the Board, the Chief Financial Officer, any two directors, or a shareholder or shareholders holding 10% or more of shares entitled to vote at such meeting may call a special meeting. However, under the MBCA, if the meeting involves a business combination, including an action to affect the composition of the Board of Directors, then at least 25% of the shares entitled to vote at such meeting are required to call the meeting. If the meeting is demanded by shareholders, the meeting, on notice, must occur between 30 and 90 days after receipt of the demand.

MERGERS AND CONSOLIDATION

    The DGCL requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The Supercuts Certificate does not provide for a different percentage.

    The MCBA provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike the DGCL, the MBCA requires that any class of shares of a Minnesota corporation must approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class. The Regis Articles require the affirmative vote of not less than 80% of the outstanding shares entitled to vote for approval of certain mergers, consolidations or other combinations with affiliated entities. See "Business Combinations" below.

BUSINESS COMBINATIONS

    Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested shareholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

    These restrictions on interested shareholders do not apply under certain circumstances, including, but not limited to, the following (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by such section. The Supercuts Amended Bylaws contain a provision explicitly electing to be governed by Section 203.

    The MBCA contains a provision which restricts certain business combination transactions with an interested stockholder for four years after such shareholder has acquired 10% of the voting power of a publicly traded corporation having 50 or more stockholders. Although a Minnesota corporation may elect, pursuant to its articles or bylaws, not to be governed by this provision, the Regis Certificate and the Regis Bylaws contain no such election. Under the Regis Articles, if a business combination (including a merger, disposition of substantial assets, issuance of securities and other similar transactions) occurs with a person, who together with its affiliates, owns 10 to 20% or more of the outstanding capital stock of Regis (a "Related Person"), then the combination must be approved by 80% of the outstanding capital stock entitled to vote. However, the combination may occur without such a vote if, among other exceptions, those directors who were directors of Regis before the acquiring party became a Related Person approve the combination by a unanimous vote.

OTHER ANTI-TAKEOVER PROVISIONS

    The DGCL does not contain a control share acquisition statute which restricts the voting rights of a person who acquires a controlling interest in the corporation to those voting rights which are conferred by the stockholders at a meeting. The MBCA contains a control share acquisition statute which requires approval by disinterested shareholders of any acquisition of voting power above specified levels of ownership of Regis Common Stock.

    The MBCA provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. Delaware law has no equivalent provision. In addition, under the MBCA, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted. Delaware law has no equivalent provision.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1996 combines the historical consolidated balance sheets of Regis and Supercuts as if the Merger had been effective on June 30, 1996, after giving effect to certain pro forma adjustments described in the accompanying notes.

    The following Unaudited Pro Forma Combined Statements of Operations are presented as if the Merger had been effective July 1, 1993. Regis' fiscal year ends on June 30; Supercuts' fiscal year ends on December 31. Regis' financial reporting period ending June 30 will be adopted by the combined entity. Accordingly, for purposes of the following Unaudited Pro Forma Combined Statements of Operations, Supercuts' Statements of Operations have been recast to conform to Regis' fiscal year end.

    The Unaudited Pro Forma Combined Financial Information and notes thereto reflect the application of the pooling-of-interests method of accounting for the acquisition of Supercuts. Under this method of accounting, the recorded assets, liabilities, income and expenses of Regis and Supercuts are combined and recorded at their historical cost amounts, except as noted below. Certain historical information of Supercuts has been recast to conform to Regis' financial statement presentation.

    The significant accounting policies of Regis and Supercuts differ in certain respects, as described below. As required in a pooling-of-interests business combination, the Unaudited Pro Forma Combined Financial Information reflects certain adjustments to conform Supercuts' accounting policies to those of Regis. These adjustments retroactively conform, for all periods presented, Supercuts' accounting policies to those of Regis, consistent with the intent to present both entities as though they had always been combined. The following describes the nature of these conforming adjustments:

    - Supercuts has developed and provided partial financing to approximately 200 investor/franchisee Supercuts salons which are managed by Supercuts. Under the terms of the financing and management agreements for these salons, Supercuts, as part of its salon expansion program, has acquired approximately 90 of these salons subsequent to their development and start-up. Pursuant to the terms of the agreements between Supercuts and these investors/franchisees, Supercuts has an option to acquire the remaining salons owned by such investors/franchisees and, upon the sale in 1996 by the former Chairman and CEO of Supercuts of a substantial portion of his shares of Supercuts Common Stock, the investors/franchisees of these salons obtained the right to require Supercuts to acquire the salons owned by them. Supercuts is also required to acquire such salons upon the occurrence and continuation of an event of default under the financing agreements. Supercuts is in continuing discussions with the investors/ franchisees with respect to any future obligation Supercuts may have to acquire salons and Supercuts believes that, based upon its discussions, it is unlikely that such investors/franchisees would exercise such option or require Supercuts to acquire such salons. Regis consolidates all salon expansion programs and any intercompany items are eliminated in consolidation, all start-up period losses are consolidated and expensed as incurred, and all developmental and operating financings are recorded as debt in the consolidated balance sheet. Promptly after consummation of the Merger, Regis will cause Supercuts to acquire the remaining approximately 110 salons not previously acquired by Supercuts for an aggregate net amount payable to the investors/franchisees of approximately $3,500,000.

    - Supercuts has capitalized certain store leasehold, systems and software development costs. These costs are amortized using the straight-line method over three to ten years. Under the accounting policies of Regis, these costs are expensed as incurred.

    - Supercuts amortizes goodwill associated with acquired salons on a straight-line basis over 40 years. Regis amortizes goodwill associated with acquired salons in the same line of business on a straight-line basis over a period approximating 15 years which approximates the expected lease periods remaining on the acquired salons.

    Pursuant to the Merger Agreement, Regis expects that certain adjustments will be recorded primarily to accrue for specific, identified costs related to the Merger and, as described above, to conform Supercuts' policies to those of Regis. The amounts of such merger-related costs and conforming accounting adjustments included or disclosed in the Unaudited Pro Forma Combined Financial Data may change as more information becomes available.

    Regis expects to achieve operating cost savings primarily through reductions in staff and the consolidation of certain functions associated with corporate level, administrative and operational level duplication at Supercuts. The operating cost savings are expected to be achieved in various amounts at various times during the years subsequent to the consummation of the Merger and not ratably over, or at the beginning or end of, such periods. No adjustments have been reflected in the Unaudited Pro Forma Combined Statements of Operations for the anticipated cost savings.

    The Unaudited Pro Forma Combined Financial Information included herein is not necessarily indicative of the consolidated financial position or results of future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated at the beginning of the periods indicated. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with and are qualified in their entirety by the separate historical consolidated financial statements and notes thereto of Regis and Supercuts, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                               REGIS CORPORATION
                                SUPERCUTS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS


                                                                                             PRO FORMA
                                                                                   ------------------------------
                                                              REGIS     SUPERCUTS     ADJUSTMENTS      COMBINED
                                                           -----------  ---------  -----------------  -----------
Current assets:
  Cash and cash equivalents..............................  $     5,471  $   2,043  $        44(1)     $     7,558
  Accounts receivable....................................        6,991      3,622          581(1)          11,194
  Inventories............................................       30,600      1,809          598(1)          33,007
  Deferred income taxes..................................        1,806      6,150                           7,956
  Other current assets...................................        4,501      2,909          228(1)           7,638
                                                           -----------  ---------     --------        -----------
    Total current assets.................................       49,369     16,533        1,451             67,353
Non-current receivables..................................                  14,680      (13,754)(1)            926
Property and equipment, net..............................       95,089     27,617        3,186(1)         123,837
                                                                                        (2,055)(3)

Goodwill.................................................       70,732     38,063      (10,366)(1)         94,628
                                                                                        (1,511)(2)
                                                                                        (2,290)(4)
Other assets.............................................        5,606        833           65(1)           6,504
Deferred tax assets......................................          378                  12,208(7)          12,586
                                                           -----------  ---------     --------        -----------
    Total assets.........................................  $   221,174  $  97,726  $   (13,066)       $   305,834
                                                           -----------  ---------     --------        -----------
                                                           -----------  ---------     --------        -----------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Long-term debt, current portion........................  $    13,668  $  22,288  $     3,050(1)     $    39,006

  Accounts payable.......................................       13,875      5,444        1,050(1)          20,369
  Accrued expenses.......................................       29,392     18,469        1,145(1)          55,006
                                                                                         6,000(6)
                                                           -----------  ---------     --------        -----------
    Total current liabilities............................       56,935     46,201       11,245            114,381
Long-term debt...........................................       49,717      4,050                          53,767
Deferred income taxes....................................                   3,558                           3,558
Other noncurrent liabilities.............................        6,308      2,125                           8,433
Commitments
Shareholders' equity:
  Common stock...........................................          903        120            1(1)           1,024
  Additional paid-in capital.............................       79,378     30,000                         109,378
  Retained earnings......................................       27,933     16,313      (14,798)(1)(7)      19,934
                                                                                          (907)(2)(7)
                                                                                        (1,233)(3)(7)
                                                                                        (1,374)(4)(7)
                                                                                        (6,000)(6)
  Treasury stock.........................................                  (4,641)                         (4,641)
                                                           -----------  ---------     --------        -----------
    Total shareholders' equity...........................      108,214     41,792      (24,311)           125,695
                                                           -----------  ---------     --------        -----------
      Total liabilities and shareholders' equity.........  $   221,174  $  97,726  $   (13,066)       $   305,834
                                                           -----------  ---------     --------        -----------
                                                           -----------  ---------     --------        -----------


        See notes to unaudited pro forma combined financial statements.

                               REGIS CORPORATION
                                SUPERCUTS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               PRO FORMA
                                                                                       --------------------------
                                                                REGIS      SUPERCUTS    ADJUSTMENTS    COMBINED
                                                             -----------  -----------  -------------  -----------
Sales:
  Company-owned operations:
    Service................................................  $   355,880  $    75,315  $  11,168(1)   $   442,363
    Product................................................      138,813        8,699      2,014(1)       149,526
                                                             -----------  -----------  -------------  -----------
                                                                 494,693       84,014     13,182          591,889
  Franchise revenues.......................................        4,749       20,843                      25,592
                                                             -----------  -----------  -------------  -----------
                                                                 499,442      104,857     13,182          617,481
                                                             -----------  -----------  -------------  -----------
Operating expenses:
  Cost of sales:
    Service................................................      207,201       51,648      9,563(1)       268,412
    Product................................................       74,351        5,643      1,202(1)        81,196
    Franchise..............................................        3,864        6,951                      10,815
  Rent.....................................................       67,014       10,565      3,865(1)        81,444
  Selling, general and administrative......................       88,721       14,991      5,482(1)       110,363
                                                                                             535(3)
                                                                                             634(4)
  Depreciation and amortization............................       18,380        6,145        485(1)        24,924
                                                                                             441(2)
                                                                                            (232)(3)
                                                                                            (295)(4)
  Provision for restructuring activities...................                    18,925     (6,960)(1)       11,965
  Other....................................................        1,682                                    1,682
                                                             -----------  -----------  -------------  -----------
                                                                 461,213      114,868     14,720          590,801
                                                             -----------  -----------  -------------  -----------
      Operating income.....................................       38,229      (10,011)    (1,538)          26,680
Other income (expense):
  Interest.................................................       (6,106)      (1,130)    (1,887)(1)       (9,123)
  MEI Salons nonrecurring gain (charge)....................          700                                      700
  Other, net...............................................          155        1,037          2(1)         1,194
                                                             -----------  -----------  -------------  -----------
      Income before income taxes...........................       32,978      (10,104)    (3,423)          19,451
Income taxes...............................................      (13,854)       3,731      1,369(7)        (8,754)
                                                             -----------  -----------  -------------  -----------
      Net income (loss)....................................  $    19,124  $    (6,373) $  (2,054)     $    10,697
                                                             -----------  -----------  -------------  -----------
                                                             -----------  -----------  -------------  -----------
Net income (loss) per share:
  Primary..................................................  $      1.06  $     (0.57)                $      0.48
                                                             -----------  -----------  -------------  -----------
                                                             -----------  -----------  -------------  -----------
  Fully diluted............................................  $      1.05  $     (0.57)                $      0.47
                                                             -----------  -----------  -------------  -----------
                                                             -----------  -----------  -------------  -----------
Common and common equivalent shares outstanding:
  Primary..................................................       18,001       11,181      4,472(5)        22,473
                                                             -----------  -----------  -------------  -----------
                                                             -----------  -----------  -------------  -----------
  Fully diluted............................................       18,291       11,181      4,472(5)        22,763
                                                             -----------  -----------  -------------  -----------
                                                             -----------  -----------  -------------  -----------

        See notes to unaudited pro forma combined financial statements.

                               REGIS CORPORATION
                                SUPERCUTS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED JUNE 30, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               PRO FORMA
                                                                                      ---------------------------
                                                               REGIS      SUPERCUTS    ADJUSTMENTS     COMBINED
                                                            -----------  -----------  --------------  -----------
Sales:
  Company-owned operations:
    Service...............................................  $   306,298  $    65,413  $    7,232(1)   $   378,943
    Product...............................................      111,312        7,488       1,581(1)       120,381
                                                            -----------  -----------  --------------  -----------
                                                                417,610       72,901       8,813          499,324
  Franchise revenues......................................        4,578       20,351                       24,929
                                                            -----------  -----------  --------------  -----------
                                                                422,188       93,252       8,813          524,253
                                                            -----------  -----------  --------------  -----------
Operating expenses:
  Cost of sales:
    Service...............................................      179,501       44,956       8,658(1)       233,115
    Product...............................................       59,309        4,135       1,019(1)        64,463
    Franchise.............................................        4,242        7,229                       11,471
  Rent....................................................       53,745        8,600       2,094(1)        64,439
  Selling, general and administrative.....................       79,398       14,665       5,158(1)       101,390
                                                                                           1,047(3)
                                                                                           1,122(4)
  Depreciation and amortization...........................       14,799        4,977         899(1)        20,809
                                                                                             352(2)
                                                                                            (132)(3)
                                                                                             (86)(4)
  Other...................................................          865                                       865
                                                            -----------  -----------  --------------  -----------
                                                                391,859       84,562      20,131          496,552
                                                            -----------  -----------  --------------  -----------
      Operating income....................................       30,329        8,690     (11,318)          27,701
Other income (expense):
  Interest................................................       (6,465)        (861)     (1,240)(1)       (8,566)
  MEI Salons nonrecurring gain (charge)...................        1,195                                     1,195
  Other, net..............................................          206          955           3(1)         1,164
                                                            -----------  -----------  --------------  -----------
      Income before income taxes..........................       25,265        8,784     (12,555)          21,494
Income taxes..............................................      (10,614)      (3,047)      5,022(7)        (8,639)
                                                            -----------  -----------  --------------  -----------
      Net income (loss)...................................  $    14,651  $     5,737  $   (7,533)     $    12,855
                                                            -----------  -----------  --------------  -----------
                                                            -----------  -----------  --------------  -----------
Net income (loss) per share:
  Primary.................................................  $      0.86  $      0.52                  $      0.60
                                                            -----------  -----------  --------------  -----------
                                                            -----------  -----------  --------------  -----------
  Fully diluted...........................................  $      0.84  $      0.52                  $      0.59
                                                            -----------  -----------  --------------  -----------
                                                            -----------  -----------  --------------  -----------
Common and common equivalent shares outstanding:
  Primary.................................................       17,039       11,102       4,441(5)        21,480
                                                            -----------  -----------  --------------  -----------
                                                            -----------  -----------  --------------  -----------
  Fully diluted...........................................       17,648       11,102       4,441(5)        22,089
                                                            -----------  -----------  --------------  -----------
                                                            -----------  -----------  --------------  -----------

        See notes to unaudited pro forma combined financial statements.

                               REGIS CORPORATION
                                SUPERCUTS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED JUNE 30, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               PRO FORMA
                                                                                       --------------------------
                                                                  REGIS     SUPERCUTS   ADJUSTMENTS    COMBINED
                                                               -----------  ---------  -------------  -----------
Sales:
  Company-owned operations:
    Service..................................................  $   286,533  $  44,384  $    5,172(1)  $   336,089
    Product..................................................       88,535      5,264       1,194(1)       94,993
                                                               -----------  ---------  -------------  -----------
                                                                   375,068     49,648       6,366         431,082
  Franchise revenues.........................................        1,903     20,576                      22,479
                                                               -----------  ---------  -------------  -----------
                                                                   376,971     70,224       6,366         453,561
                                                               -----------  ---------  -------------  -----------
Operating expenses:
  Cost of sales:
    Service..................................................      167,990     30,347       6,397(1)      204,734
    Product..................................................       48,276      3,066         893(1)       52,235
    Franchise................................................        1,894      8,486                      10,380
  Rent.......................................................       48,622      5,234       1,289(1)       55,145
  Selling, general and administrative........................       70,555      9,457       3,294(1)       84,518
                                                                                              861(3)
                                                                                              351(4)
  Depreciation and amortization..............................       13,583      2,695         974(1)       17,431
                                                                                              213(2)
                                                                                              (24)(3)
                                                                                              (10)(4)
  Other......................................................        1,013                                  1,013
                                                               -----------  ---------  -------------  -----------
                                                                   351,933     59,285      14,238         425,456
                                                               -----------  ---------  -------------  -----------
      Operating income.......................................       25,038     10,939      (7,872)         28,105
Other income (expense):
  Interest...................................................       (7,432)      (105)       (710)(1)      (8,247)
  MEI Salons nonrecurring gain (charge)......................      (10,000)                               (10,000)
  Other, net.................................................         (537)        42                        (495)
                                                               -----------  ---------  -------------  -----------
      Income before income taxes.............................        7,069     10,876      (8,582)          9,363
Income taxes.................................................       (3,016)    (4,157)      3,433(7)       (3,740)
                                                               -----------  ---------  -------------  -----------
      Net income (loss)......................................  $     4,053  $   6,719  $   (5,149)    $     5,623
                                                               -----------  ---------  -------------  -----------
                                                               -----------  ---------  -------------  -----------
Net income (loss) per share:
  Primary....................................................  $      0.26  $    0.63                 $      0.28
                                                               -----------  ---------  -------------  -----------
                                                               -----------  ---------  -------------  -----------
  Fully diluted..............................................  $      0.26  $    0.63                 $      0.28
                                                               -----------  ---------  -------------  -----------
                                                               -----------  ---------  -------------  -----------
Common and common equivalent shares outstanding:
  Primary....................................................       15,591     10,673       4,269(5)       19,860
                                                               -----------  ---------  -------------  -----------
                                                               -----------  ---------  -------------  -----------
  Fully diluted..............................................       16,166     10,673       4,269(5)       20,435
                                                               -----------  ---------  -------------  -----------
                                                               -----------  ---------  -------------  -----------

        See notes to unaudited pro forma combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION
    For accounting purposes, the Merger will be treated as a pooling of interests. Accordingly, the accompanying unaudited pro forma condensed combined financial statements give retroactive effect to the Merger and include the combined operations of Regis and Supercuts for all periods presented.

    Upon consummation of the Merger, Regis' annual financial reporting period which ends on June 30 will be adopted by the combined entity. Accordingly, for purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, the historical financial information related to Supercuts has been recast to conform to Regis' reporting period.

NOTE 2 -- PRO FORMA ADJUSTMENTS
    The adjustments to the unaudited pro forma combined financial statements are discussed below:

        1. Represents the consolidation of the investor/franchisee stores of Supercuts, to conform with Regis' accounting for salon expansion programs. Subsequent to the Merger, Regis intends to acquire the remaining salons not previously acquired by Supercuts, given the terms of certain agreements described in the narrative immediately preceding the Unaudited Pro Forma Condensed Combined Financial Statements.

        2. Represents the adjustment to conform goodwill amortization periods of Supercuts to that of Regis.

        3. Represents the adjustment to conform Supercuts' leasehold development costs to that of Regis' policy of expensing such costs as incurred, and corresponding downward adjustment of annual amortization expense.

        4. Represents the adjustment to conform Supercuts' capitalized systems and software development costs to Regis' policy of expensing such costs as incurred, and corresponding downward adjustment of annual amortization expense.

        5. Includes the effect of shares to be issued in connection with the acquisition of Supercuts.

        6. Transaction costs of the Merger, representing investment banker and other professional fees, are expected to be approximately $6.0 million. The Unaudited Pro Forma Combined Statements of Operations do not reflect these charges. The Unaudited Pro Forma Combined Balance Sheet reflects these charges. It is anticipated that these charges will be incurred and recognized by Regis and Supercuts and paid in the first half of fiscal year ending June 30, 1997.

        7. Represents tax effect of all conforming entries using Regis' incremental tax rate.

NOTE 3 -- INCOME TAXES
    Estimated provision for income taxes related to pro forma adjustments are based on an assumed combined federal and state income tax rate of approximately 40%, adjusted for certain nondeductible items.

NOTE 4 -- NET INCOME (LOSS) COMMON SHARE
    The pro forma combined per common share data has been computed based on the combined historical income from continuing operations as adjusted for retroactive changes in certain accounting methods of Supercuts in order to conform them to those of Regis and on the combined historical weighted average common shares outstanding. For purposes of this calculation, Supercuts' weighted average common and common equivalent shares outstanding were multiplied by 0.4, the assumed Conversion Ratio. See "The Merger -- The Conversion Ratio".

                      ADJOURNMENT OF SHAREHOLDER MEETINGS

    Each proxy solicited hereby by Regis or Supercuts provides for the authority to vote for an adjournment of the Regis Special Meeting, in the case of Regis, or the Supercuts Special Meeting, in the case of Supercuts, if an adjournment of such respective meeting is deemed to be necessary. Regis may seek an adjournment of the Regis Special Meeting and Supercuts may seek an adjournment of the Supercuts Special Meeting, in each case for not more than 29 days, in order to enable each such party to solicit additional votes in favor of the proposals to be voted on at such meetings. If Regis or Supercuts desire to adjourn their respective meeting with respect to any proposal, such party will request a motion that the meeting be adjourned for up to 29 days with respect to such proposal and no vote will be taken on proposal at the originally scheduled meeting. Each proxy solicited hereby, if properly signed and returned to Regis or Supercuts (as applicable) and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the respective meeting. Unless revoked prior to its use, any proxy solicited for the Regis Special Meeting or the Supercuts Special Meeting will continue to be valid for any adjournment of such meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the applicable proposal.

    Any adjournment will permit Regis and/or Supercuts to solicit additional proxies and will permit a greater expression of the shareholders' views with respect to any proposal subject to such adjournment. Such an adjournment would be disadvantageous to shareholders who are against the proposal, because an adjournment will give Regis and/or Supercuts additional time to solicit favorable votes and thus increase the chances of approving such proposal.

    If a quorum is not present at the Regis Special Meeting and/or the Supercuts Special Meeting, no proposal will be acted upon and the respective boards of directors of Regis and Supercuts will adjourn their respective meeting to a later date in order to solicit additional proxies on each of the proposals being submitted to shareholders.

    An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. Neither Regis nor Supercuts has any reason to believe that an adjournment of the Regis Special Meeting and/or the Supercuts Special Meeting will be necessary at this time.

                                 LEGAL MATTERS


    The validity of the Regis Common Stock offered hereby and certain other matters will be passed upon for Regis by Phillips & Gross, P.A., Minneapolis, Minnesota. Certain legal matters in connection with the Merger will be passed upon for Supercuts by Willkie Farr & Gallagher, New York, New York.


                                  TAX OPINION


    The opinion described under "The Merger -- Certain Federal Income Tax Consequences" will be rendered by Willkie Farr & Gallagher.


                                    EXPERTS

    The consolidated balance sheets of Regis as of June 30, 1996 and 1995, and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996, incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. See "Incorporation of Certain Documents By Reference."

    The consolidated balance sheets of Supercuts as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference (from the 1995 Supercuts Form 10-K) into this Joint Proxy Statement/Prospectus and Registration Statement, which are referred to and made a part hereof, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon in the 1995 Supercuts Form 10-K and incorporated by reference herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. See "Incorporation of Certain Documents By Reference."

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    Agreement entered into as of July 14, 1996 by and between Regis Corporation, a Minnesota corporation ("BUYER"), RGIS Merger Corp., a Delaware corporation ("SUB") and Supercuts, Inc., a Delaware corporation ("COMPANY"). BUYER and COMPANY are referred to individually herein as a "PARTY" and collectively herein as the "PARTIES."

    This Agreement contemplates a merger of SUB, a newly formed, wholly owned first tier subsidiary of BUYER with and into COMPANY in a reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(E) whereby the COMPANY Stockholders will receive voting common stock of BUYER in exchange for all of their capital stock in COMPANY, all pursuant to the plan of reorganization set forth herein.

    Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

    1.  DEFINITIONS.

    "ACQUISITION PROPOSAL" means any BONA FIDE proposal by a Person which proposes a (A) merger, consolidation or similar transaction involving COMPANY,
(B) sale, lease or other disposition directly or indirectly, by merger, consolidation, share exchange or otherwise, of substantially all of the assets of COMPANY and its Subsidiaries taken together, (C) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing a majority of the voting power of COMPANY or (D) a transaction in which any Person, including, without limitation, COMPANY and any Subsidiary, or any affiliate thereof (other than BUYER) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of 50% or more of the outstanding Common Stock of COMPANY, or if any Person shall have commenced a tender or exchange offer for 50% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any Person beneficially owning 50% or more) of the then outstanding Common Stock.

    "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    "BENEFIT PLANS" has the meaning set forth in Section 3.12 below.

    "BREAK-UP FEE" has the meaning set forth in Section 5.13(b).

    "BUYER" has the meaning set forth in the preface above.

    "BUYER SHARE" means any share of the Common Stock, $.05 par value per share, of BUYER.

    "BUYER'S KNOWLEDGE" means the actual knowledge of any of either Myron Kunin, Paul D. Finkelstein, Frank E. Evangelist and/or Bert M. Gross.

    "CERTIFICATE" and "CERTIFICATES" have the meanings set forth in Section 2.9(a) below.

    "CERTIFICATE OF INCORPORATION" has the meaning set forth in Section 2.4(b) below.

    "CERTIFICATE OF MERGER" has the meaning set forth in Section 2.3 below.

    "CLAIM" and "CLAIMS" have the meanings set forth in Section 5.6(a) below.

    "CLOSING" has the meaning set forth in Section 2.2 below.

    "CLOSING AGREEMENT" has the meaning set forth in Section 3.10(s)(iv) below.

    "CLOSING DATE" has the meaning set forth in Section 2.2 below.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMPANY" has the meaning set forth in the preface above.

    "COMPANY SHARE" means any share of the Common Stock, $.01 par value per share, of COMPANY.

    "COMPANY STOCKHOLDER" means any Person who or which holds any COMPANY
Shares.

    "COMPANY'S KNOWLEDGE" means the actual knowledge of any of either Thomas L. Gregory, Steve Price, Lawrence D. Imber and/or John R. Conlisk, Jr.

    "CONVERSION RATIO" has the meaning set forth in Section 2.5 below.

    "DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, Title 8, Delaware Code 1953, as amended.

    "DISCLOSURE SCHEDULE" has the meaning set forth in Article 3 below.

    "EFFECTIVE TIME" has the meaning set forth in Section 2.4(a) below.

    "ENVIRONMENTAL LAWS" has the meaning set forth in Section 3.13(a) below.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE AGENT" has the meaning set forth in Section 2.9(b) below.

    "FAIRNESS OPINION" has the meaning set forth in Section 6.2(i) below.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 3.13(b) below.

    "INDEMNITEE" has the meaning set forth in Section 5.6(a) below.

    "IRS" means the Internal Revenue Service.

    "JOINT PROXY STATEMENT" has the meaning set forth in Section 3.18(ii) below.

    "LOSS" and "LOSSES" have the meanings set forth in Section 5.6(a) below.

    "MATERIAL ADVERSE EFFECT" has the meaning set forth in Section 3.1 below.

    "MATERIAL SUBSIDIARIES" means Supercuts Franchise Corp., Supercuts Corporate Shops, Inc., SC Capital, Inc. and Supercuts (New York), Inc.

    "MERGER" has the meaning set forth in Section 2.1 below.

    "MERGER CONSIDERATION" has the meaning set forth in Section 2.5 below.

    "MINNESOTA BUSINESS CORPORATION ACT" means the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, as amended.

    "MOST RECENT FISCAL QUARTER END" has the meaning set forth in Sections 3.6 and 4.6 below.

    "MULTIEMPLOYER PENSION PLANS" has the meaning set forth in Section 3.12(c) below.

    "OPTION PLANS" has the meaning set forth in Section 2.6 below.

    "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "PARTIES" has the meaning set forth in the preface above.

    "PARTY" has the meaning set forth in the preface above.

    "PENSION PLANS" has the meaning set forth in Section 3.12 below.

    "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "PROSPECTUS" means the final prospectus relating to the registration of the BUYER Shares under the Securities Act.

    "PUBLIC REPORTS" has the meaning set forth in Sections 3.5 and 4.5 below.

    "REGISTRATION STATEMENT" has the meaning set forth in Section 3.18(i) below.

    "REQUISITE BUYER STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the BUYER Shares in favor of this Agreement and the Merger.

    "REQUISITE COMPANY STOCKHOLDER APPROVAL" means the affirmative vote of the holders of more than 50% of the votes present at a meeting at which a quorum is present in favor of this Agreement and the Merger.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "SPECIAL BUYER MEETING" has the meaning set forth in Section 5.8 below.

    "SPECIAL COMPANY MEETING" has the meaning set forth in Section 5.7 below.

    "STOCK OPTION" has the meaning set forth in Section 2.6 below.

    "SUB" has the meaning set forth in the preface above.

    "SUB SHARE" means any share of Common Stock, $1.00 par value per share, of SUB.

    "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "SURVIVING CORPORATION" has the meaning set forth in Section 2.1 below.

    "TAXES" has the meaning set forth in Section 3.10(s)(i) below.

    "TAX RETURN" has the meaning set forth in Section 3.10(s)(ii) below.

    "TAX RULING" has the meaning set forth in Section 3.10(s)(iii) below.

    "WILLFUL BREACH" has the meaning set forth in Section 7.1(c) below.

    2.  BASIC TRANSACTION.

    2.1 THE MERGER. At the Effective Time, on and subject to the terms and conditions of this Agreement, SUB will merge with and into COMPANY (the "MERGER"). The separate existence of SUB shall cease, and COMPANY shall be the corporation surviving the Merger (the "SURVIVING CORPORATION") and shall be governed by the laws of the State of Delaware.

    2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Phillips & Gross, P.A., 5420 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of the conditions set forth in Section 6 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

    2.3 ACTIONS AT THE CLOSING. At the Closing, (i) COMPANY will deliver to BUYER and SUB the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) BUYER and SUB will deliver to COMPANY the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) SUB and COMPANY will file with the Secretary of State of the State of Delaware a Certificate of Merger in such form as required by, and executed and certified in accordance with, the relevant provisions of the Delaware General Corporation Law (the "CERTIFICATE OF MERGER"), and (iv) BUYER will deliver to the Exchange Agent in the manner provided below in this Article 2 the certificate evidencing the BUYER Shares issued in the Merger.

    2.4  EFFECT OF MERGER.

    (a) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") SUB and COMPANY file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either SUB or COMPANY in order to carry out and effectuate the transactions contemplated by this Agreement.

    (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of SUB in effect at and as of the Effective Time will be the Certificate of Incorporation of the Surviving Corporation upon and following the Merger.

    (c) BYLAWS. The Bylaws of SUB in effect at and as of the Effective Time will be the Bylaws of the Surviving Corporation upon and following the Merger.

    (d) DIRECTORS AND OFFICERS. The directors and officers of SUB in office at and as of the Effective Time will be the directors and officers of the Surviving Corporation upon and following the Merger.

    2.5 CONVERSION. At and as of the Effective Time, each COMPANY Share shall be canceled and retired and shall be converted into the right to receive .4000 of one BUYER Share (the ratio of .4000 BUYER Share to one COMPANY Share is referred to herein as the "CONVERSION RATIO" and the BUYER Shares so received are referred to as the "MERGER CONSIDERATION"), PROVIDED, HOWEVER, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of COMPANY Shares outstanding. No COMPANY Share shall be deemed to be outstanding or to have any rights other than those set forth above in this
Section 2.5 after the Effective Time. From the date of this Agreement to the Closing Date, COMPANY's Board of Directors shall not adopt any new "poison pill," stockholder rights plan or other similar plan applicable to the transactions contemplated by this Agreement. In addition, the COMPANY's Board of Directors shall take all actions required to ensure that the Rights (as defined in the Rights Agreement, dated as of April 2, 1996, by and between COMPANY and U.S. Stock Transfer Corporation) shall be inapplicable to the Merger and the transactions contemplated by this Agreement.

    2.6 STOCK OPTIONS AND RELATED MATTERS. Prior to the expiration of twenty business days after the date hereof, COMPANY shall deliver to BUYER a list setting forth each stock option issued by the COMPANY outstanding on the date hereof, whether or not fully exercisable (collectively, "STOCK OPTIONS" and individually, a "STOCK OPTION"), to purchase COMPANY Shares pursuant to all Stock Option Plans of COMPANY, in each case as amended and in effect as of the date of this Agreement (collectively, the "OPTION PLANS"). Prior to the Effective Time, the COMPANY shall use its best efforts to (i) cancel the rights of holders of Stock Options to purchase COMPANY Shares and holders of restricted stock of COMPANY ("Restricted Stock") held pursuant to a May 1996 grant of such restricted stock (the "Restricted Stock Grant") and (ii) amend all Stock Options so that, effective at the Effective Time, COMPANY Shares shall no longer be deliverable upon exercise thereof and in lieu of COMPANY Shares, such Stock Options shall be exercisable for a number of BUYER Shares equal to the number of COMPANY Shares subject to such Stock Options outstanding multiplied by the Conversion Ratio. The per share exercise price for each such Stock Option shall be the current exercise price per COMPANY Share divided by the Conversion Ratio. Effective as of the Effective Time, BUYER shall assume all obligations of COMPANY with respect to such Stock Options, as so modified. Promptly following the Effective Time, BUYER shall issue option agreements representing such Stock Options, as so modified.

    As an accommodation to BUYER and without creating any implication that such consent is required for such adjustments to be effective, COMPANY shall obtain the written acknowledgement of Steve Price and Thomas Gregory, and shall use its reasonable efforts to obtain the written acknowledgements of John R. Conlisk, Gary Gapp, and Daniel Lechin, that the adjustment of Stock Options pursuant to this section satisfies in full any obligation the COMPANY may have to such holder with respect to such Stock Options. After the date hereof, COMPANY shall not grant any additional Stock Options under any Option Plans or otherwise.

    2.7 NO FRACTIONAL SHARES. No fraction of a BUYER Share will be issued, but in lieu thereof each holder of COMPANY Shares who would otherwise be entitled to a fraction of a BUYER Share will, upon surrender thereof to the Exchange Agent, be paid an amount in cash equal to the value of such fraction of a share based on the Conversion Ratio. No interest shall be paid on such amount.

    2.8 SUB SHARES. Each SUB Share issued and outstanding at and as of the Effective Time shall be canceled and retired and shall be converted into the right to receive one share of the Surviving Corporation.

    2.9  PROCEDURE FOR PAYMENT.

    (a) MERGER CONSIDERATION. Except as set forth herein, from and after the Effective Time, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of COMPANY stock ("CERTIFICATE" or "CERTIFICATES") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of COMPANY stock so represented by the Certificate or Certificates surrendered by such holder thereof.

    (b) EXCHANGE AGENT. Immediately after the Effective Time, (A) BUYER will furnish to Norwest Bank Minnesota, N.A. (the "EXCHANGE AGENT") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of BUYER Shares equal to the product of (I) the Conversion Ratio TIMES (II) the number of outstanding COMPANY Shares plus the number of such shares subject to options and (B) BUYER will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding COMPANY Shares for the holder to use in surrendering the Certificates which represented his or its COMPANY Shares in exchange for a Certificate representing the number of BUYER Shares to which he or it is entitled. Such letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Certificates shall pass, only upon proper delivery of the Certificate or Certificates to the Exchange Agent, shall advise such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate or Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate or Certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may be reasonably requested, the Exchange Agent shall, pursuant to the Merger, promptly deliver to the person entitled to the Merger Consideration for each share of COMPANY stock so represented by the Certificate or Certificates surrendered by such holder thereof, and such Certificate or Certificates shall forthwith be canceled.

    (c) TRANSFER. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of such delivery or exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of BUYER that such tax either has been paid or is not payable.

    (d) RIGHT TO MERGER CONSIDERATION. Until surrendered and exchanged in accordance with this Section 2.9, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, multiplied by the number of shares of COMPANY Shares evidenced by such Certificate, and shall have no other rights. No interest shall accrue or be payable on any Merger Consideration. Neither BUYER nor COMPANY shall be liable to any holder of shares of COMPANY Shares for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (e) DIVIDENDS ON BUYER SHARES. From and after the Effective Time, no holder of a Certificate or Certificates shall be entitled to receive any dividend or other distribution from BUYER until surrender of such holder of Certificate or Certificates for a Certificate or Certificates representing BUYER Shares. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by BUYER, but were not paid by reason of the foregoing with respect to the number of whole shares of BUYER Shares represented by the Certificate or Certificates issued upon such surrender. From and after the Effective Time, BUYER shall, however, be entitled to treat such Certificate or Certificates that have not yet been surrendered or exchanged as evidencing the ownership of the aggregate Merger Consideration into which such BUYER Shares represented by such Certificate or Certificates shall have been converted, notwithstanding any failure to surrender such Certificate or Certificates.

    (f) TERMINATION OF EXCHANGE AGENT. BUYER may cause the Exchange Agent to return any BUYER Shares remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding COMPANY Shares shall be entitled to look to BUYER (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the BUYER Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

    (g) FEES OF EXCHANGE AGENT. BUYER shall pay all charges and expenses of the Exchange Agent.

    2.10 CLOSING OF TRANSFER RECORDS. As of and after the Effective Time, transfers of COMPANY Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

    2.11 TAKING OF NECESSARY ACTION; FUTURE ACTION. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both Parties, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and will take, all such lawful and necessary action.

    3.  REPRESENTATIONS AND WARRANTIES OF COMPANY.

    Except as set forth in the Public Reports (as defined below) of the COMPANY and the disclosure schedule accompanying this Agreement (the "DISCLOSURE SCHEDULE"), which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3, COMPANY represents and warrants to BUYER that:

    3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of COMPANY and its Material Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of COMPANY and its Material Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on COMPANY. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means with respect to any person, any change or effect that is materially adverse to the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole. Each of COMPANY and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. COMPANY beneficially owns all of the outstanding capital stock of each of its Subsidiaries, except as described in the Disclosure Schedule.

    3.2 CAPITALIZATION. The entire authorized capital stock of COMPANY consists of 30,000,000 COMPANY Shares, of which as of June 30, 1996, 11,996,513 COMPANY Shares are issued and outstanding and 806,840 COMPANY Shares are held in treasury. All of the issued and outstanding COMPANY Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require COMPANY to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to COMPANY.

    3.3 AUTHORIZATION OF TRANSACTION. COMPANY has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder subject to receiving the Requisite COMPANY Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of the COMPANY and no other corporate proceedings on the part of the COMPANY or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated other than the Requisite COMPANY Stockholder Approval and the filing of the Certificate of Merger. Assuming that this Agreement constitutes a valid and binding obligation of BUYER, this Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of COMPANY, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    3.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of COMPANY and its Subsidiaries is subject or any provision of the charter or bylaws of any of COMPANY and its Subsidiaries or (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of COMPANY and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Minnesota Business Corporation Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, none of COMPANY and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

    3.5 FILINGS WITH THE SEC. COMPANY has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "PUBLIC REPORTS"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    3.6 FINANCIAL STATEMENTS. COMPANY has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (the "MOST RECENT FISCAL QUARTER END"), and an Annual Report on Form 10-K for the fiscal year ended December 31, 1995. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of COMPANY and its Subsidiaries as of the indicated dates and the results of operations of COMPANY and its Subsidiaries for the indicated periods, and are consistent with the books and records of COMPANY and its Subsidiaries; PROVIDED, HOWEVER, that the interim statements are subject to normal year-end adjustments.

    3.7 EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Except as set forth in the Disclosure Schedule, since the Most Recent Fiscal Quarter End, there has not been (a) any material adverse change in the business, financial condition or operations of COMPANY and its Subsidiaries taken as a whole (except for changes resulting from a change in general economic conditions), (b) in the case of the COMPANY, any declaration, setting aside or payment of any dividend or any other distribution with respect to its capital stock, or (c) any material change by the COMPANY in accounting principles or methods.

    3.8  INTENTIONALLY LEFT BLANK.

    3.9 LITIGATION. Except as set forth in the Disclosure Schedule, or as disclosed in the COMPANY Public Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of COMPANY, threatened against or affecting the COMPANY or any of its Subsidiaries or any of their respective properties at law or in equity, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel which individually or in the aggregate are likely to have a Material Adverse Effect on COMPANY; PROVIDED, HOWEVER, the Disclosure Schedule lists all pending lawsuits as of the date hereof against the COMPANY or any of its Subsidiaries except for lawsuits covered by insurance maintained by the COMPANY.

    3.10  TAX MATTERS.  Except as set forth in the Disclosure Schedule:

        (a) FILING OF TIMELY TAX RETURNS. COMPANY and each of its Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns (as hereinafter defined) required to be filed by each of them under applicable law. All such Tax Returns were filed on a timely basis. To the extent requested by BUYER, COMPANY has delivered to BUYER correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by any of COMPANY and its Subsidiaries since July 1, 1993 and all Tax Rulings and Closing Agreements.

        (b) PAYMENT OF TAXES. COMPANY and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes (as hereinafter defined) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

        (c) TAX RESERVES. COMPANY and its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

        (d) TAX LIENS. There are no Tax liens upon the assets of COMPANY or any of its Subsidiaries except liens for Taxes not yet due or being contested in good faith through appropriate proceedings.

        (e) WITHHOLDING TAXES. COMPANY and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from any employee wages and any amounts owed to any independent contractor, creditor, stockholder, or other third party and paid over to the proper governmental authorities all amounts required.

        (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither COMPANY nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been timely filed.

        (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither COMPANY nor any of its Subsidiaries has executed any outstanding waivers of comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

        (h) EXPIRATION OF STATUTE OF LIMITATIONS. The statute of limitations for the assessment of all Taxes has expired for all applicable material Tax Returns of COMPANY and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all Tax periods ended before the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against COMPANY or any of its Subsidiaries that has not been resolved and paid in full.

        (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of COMPANY or any of its Subsidiaries.

        (j) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by COMPANY or any of its Subsidiaries concerning any material Tax matter.

        (k) TAX RULINGS. Neither COMPANY nor any of its Subsidiaries has received a Tax Ruling (as hereinafter defined) or entered into a Closing Agreement (as hereinafter defined) with any taxing authority that would have a continuing adverse effect after the Closing Date.

        (l) TAX SHARING AGREEMENTS. Neither COMPANY nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

        (m) CODE SECTIONS 280G AND 162(M). Neither COMPANY nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENTS" within the meaning of SECTION 280G of the Code or nondeductible compensation under Code Section 162(m).

        (n)  LIABILITY FOR OTHERS.  None of COMPANY or any of its Subsidiaries
    (A) has any material liability for Taxes of any person other than COMPANY and its Subsidiaries (i) under Treasury Regulations SECTION 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

        (o) CONTINUITY OF BUSINESS ENTERPRISES. COMPANY operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Reg. Section 1.368-1(d).

        (p) TAX-FREE REORGANIZATION. Neither the COMPANY nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under the Code. COMPANY and its Subsidiaries will not, at the time of the transaction, have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the COMPANY that, if exercised or converted, would affect BUYER's acquisition or retention of "control" of COMPANY within the meaning of
    Section 368(c) of the Code.

        (q) INFORMATION. The COMPANY has delivered to the BUYER the following information, which is materially correct and complete, with respect to each of the COMPANY and its Subsidiaries (or, in the case of clause (b) below, with respect to each of the Subsidiaries) as of the most recent practical date (as well as on an estimated proforma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby):

           (i) The amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the COMPANY or Subsidiary; and

           (ii) The amount of any deferred gain or loss allocable to the COMPANY or Subsidiary arising out of any deferred intercompany transaction.

        (r) OTHER. None of the COMPANY and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the COMPANY and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

        (s) As used in this Agreement:

           (i) "TAXES"means any Federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes;

           (ii) "TAX RETURN" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities;

          (iii) "TAX RULING" means a written ruling of a taxing authority relating to Taxes; and

          (iv) "CLOSING AGREEMENT" means a written and legally binding agreement with a taxing authority relating to Taxes.

    3.11 LABOR MATTERS. Except as set forth in Schedule 3.11, there are no collective bargaining or other labor union agreements to which the COMPANY or any of its Subsidiaries is a party or by which any of them is bound. Except as set forth in Schedule 3.11, neither the COMPANY nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to COMPANY's Knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

    3.12  ERISA COMPLIANCE.

    (a) Schedule 3.12 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, Christmas bonus, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) maintained, or contributed to, by the COMPANY or any of its Subsidiaries for the benefit of any officers, employees or directors of the COMPANY or any of its Subsidiaries currently or within the last five years (collectively, "BENEFIT PLANS"). The COMPANY has delivered or made available to BUYER true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (4) each trust agreement and group annuity contract relating to any Benefit Plan, and (5) the most recent actuarial report relating to any Benefit Plan.

    (b) Except as disclosed in Schedule 3.12, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under
Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the COMPANY, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification or materially increase its costs.

    (c) Except as disclosed on Schedule 3.12, no Pension Plan that the COMPANY or any of its Subsidiaries maintains, or to which the COMPANY or any of its Subsidiaries is or was previously obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "MULTIEMPLOYER PENSION PLANS", had, as of the respective last annual valuation date for each such Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to BUYER. None of the COMPANY's Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the best knowledge of the COMPANY, none of the COMPANY, any of its Subsidiaries, any officer of the COMPANY or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the COMPANY, any of its Subsidiaries or any officer of the COMPANY or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any lability under Section 502(i) or (1) of ERISA. Except as disclosed on Schedule 3.12, neither any of such Pension Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and the COMPANY is not aware of any other reportable events with respect thereto during the last five years. Neither the COMPANY nor any of its Subsidiaries has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans. Neither the COMPANY nor any of its Subsidiaries is secondarily liable for any withdrawal liability as a result of the sale of assets within the meaning of Section 4204 of ERISA. To the knowledge of the COMPANY, in the event a "complete withdrawal" currently occurred with respect to any of the Multiemployer Pension Plans, there would be no withdrawal liability assessed against the COMPANY or any of its Subsidiaries.

    (d) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.12, (i) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and
Section 186z(b)(1) of the Social Security Act and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the COMPANY or any of its Subsidiaries on or at any time after the Effective Time.

    (e) Except as disclosed on Schedule 3.12, each Benefit Plan conforms in all material respects in form and operation to all applicable laws and regulations, and all reports or information relating to such Benefit Plan required to be filed with any governmental entity or disclosed to participants have been timely filed and disclosed. Except as disclosed on Schedule 3.12, no Pension Plan holds any employer security or employer real property within the meaning of Section 407 of ERISA.

    (f) Except as disclosed on Schedule 3.12, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the COMPANY or any Subsidiary thereof to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

    (g) Except as disclosed on Schedule 3.12, neither the COMPANY nor any of its Subsidiaries has announced a plan to create or a legally binding commitment to amend any Benefit Plan or to create any new arrangement which would be a Benefit Plan.

    (h) All insurance premiums with respect to any Benefit Plan (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full. Except as disclosed on Schedule 3.12, there are no retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time.

    (i) No Benefit Plan or the deduction of any contributions thereto by the COMPANY or any of its Subsidiaries has been the subject of audit by the Internal Revenue Service or the Department of Labor, and no litigation or asserted claims exist against the COMPANY or any of its Subsidiaries or any Benefit Plan or fiduciary with respect thereto (other than such benefit claims as are made in the normal operation of a Benefit Plan). To the knowledge of the COMPANY, there are no facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other claim.

    3.13  ENVIRONMENTAL MATTERS.

    (a) Except as set forth on Schedule 3.13, to the COMPANY's Knowledge, the COMPANY and each of its Subsidiaries are in material compliance with all applicable federal, state, regional and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, "ENVIRONMENTAL LAWS"). Neither the COMPANY nor any of its Subsidiaries has received any written notice (i) of any violation of an Environmental Law or (ii) of the institution of any suit, action, claim, or proceedings alleging such violation or investigation by any Governmental Entity or any third party of any such violation.

    (b) Except as disclosed on Schedule 3.13, to the COMPANY's Knowledge, neither the COMPANY nor any of its Subsidiaries has (i) released, transported or disposed of any Hazardous Substances (as hereinafter defined) on, under, from or at any of the COMPANY's or any of its Subsidiaries' properties or any other properties, (ii) reason to know of the release or disposal of any Hazardous Substances on, under or at any of COMPANY's or any of its Subsidiaries' properties, or any other property arising from the conduct of operations on the COMPANY's or any of its Subsidiaries' properties, or (iii) received any written notice (w) of any violation of any Environmental Law or any other law, statute, rule or regulation regarding Hazardous Substances on or under any of the COMPANY's or any of its Subsidiaries' properties or any other properties, (x) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party of any such violation, (y) of any actual or potential liability for the response to or remediation of Hazardous Substance at or arising from any of the COMPANY's or any of its Subsidiaries' properties or any other properties, or (z) of any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of the COMPANY's or any of its Subsidiaries' properties or any other properties. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

    (c) To the COMPANY's Knowledge, no Environmental Law imposes any obligation upon the COMPANY or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. No lien has been placed upon any of the COMPANY's properties or its Subsidiaries' properties under any Environmental Law.

    3.14  MATERIAL CONTRACT AND AGREEMENTS.

    (a) Except as listed on Schedule 3.14, there are no contracts or agreements that are material to the business, financial condition, properties, assets, liabilities or results of operations of the COMPANY and its Subsidiaries taken as a whole.

    (b) As of the date hereof and except as disclosed on Schedule 3.14, no default in performance or failure to perform under, and no anticipatory breach of, any of the contracts listed on Schedule 3.14 has occurred or is continuing, and none of the parties to any such contract has alleged that the other has defaulted in performance or failed to perform, other than (i) a default in payment that shall not have continued more than 30 days from the date on which the payment was originally due pursuant to the terms of the applicable contracts, and (ii) a default or failure that is immaterial with respect to all such contracts. To COMPANY's Knowledge, as of the date hereof and except as disclosed on Schedule 3.14, there are no legal, administrative or other proceedings threatened, pending or outstanding relating to the performance or status of any of such contracts. As of the date hereof and except as disclosed on Schedule 3.14, the COMPANY has not received notice of any anticipatory breach, pending dispute or anticipated litigation arising from or relating to any of such contracts, or notice that any of such contracts has been or will be canceled, revoked or otherwise terminated.

    (c) Except as listed on Schedule 3.14, neither the COMPANY nor any Subsidiary is subject to any material agreement which restricts competition with any other person or provides that the COMPANY, any Subsidiary or affiliate may not engage in any business or sell or distribute any product or service.

    3.15 INTELLECTUAL PROPERTY. The COMPANY and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs currently used in the business which are material to the business, financial condition or results of operations of the COMPANY and its Subsidiaries taken as a whole. Except as set forth on Schedule 3.15, no claims are pending or, to the knowledge of the COMPANY, threatened that the COMPANY is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the knowledge of the COMPANY, no person is infringing the rights of the COMPANY with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

    3.16 CERTAIN FEES. With the exception of the engagement of Donaldson, Lufkin and Jenrette by COMPANY, none of the COMPANY and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

    3.17 COMPANY BOARD AND DIRECTORS ACTION. The Board of Directors of COMPANY (at a meeting duly called and held) has by the requisite vote of all directors present, based upon the trading price of BUYER's Shares as of the date hereof,
(a) determined that the Merger is advisable and in the best interest of the COMPANY and its shareholders, subject to future exercise of its fiduciary duties
(b) resolved, subject to future exercise of fiduciary duties, to recommend the approval of this Agreement and the Merger by the holders of the COMPANY Shares and directed, subject to future exercise of its fiduciary duties, that the Merger be submitted for consideration by the holders of the COMPANY Shares at the Meeting and (c) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

    3.18  REGISTRATION STATEMENT AND PROXY STATEMENT.

    None of the information supplied or to be supplied by or on behalf of COMPANY for inclusion or incorporation by reference in:

        (i) the registration statement on Form S-4 to be filed with the SEC by BUYER in connection with the issuance of BUYER Shares in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

        (ii) the joint proxy statement, in definitive form, relating to the meetings of BUYER and COMPANY shareholders to be held in connection with the Merger (the "JOINT PROXY STATEMENT") will, at the date(s) mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

    3.19 POOLING OF INTERESTS ACCOUNTING. After review and discussion with Arthur Andersen & Co. SC, independent certified public accountants for COMPANY, to COMPANY's Knowledge there is no fact pertaining to it which would prevent the Merger from being accounted for as a pooling of interests in accordance with GAAP.

    To COMPANY's Knowledge, neither the COMPANY nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the COMPANY and the BUYER from accounting for the business combination to be effected by the Merger as a "pooling of interests" in conformity with GAAP.

    3.20 NON-SURVIVAL OF CERTAIN REPRESENTATIONS AND WARRANTIES. No representations or warranties contained in Section 3 of this Agreement shall survive the Merger.

    4. REPRESENTATIONS AND WARRANTIES OF BUYER. Except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"), which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4, BUYER represents and warrants to COMPANY that:

    4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of BUYER and its Material Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of BUYER and its Material Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on BUYER. BUYER beneficially owns all of the outstanding capital stock of each of its Subsidiaries, except as described in the Disclosure Schedule.

    4.2 CAPITALIZATION. The entire authorized capital stock of BUYER consists of 25,000,000 BUYER Shares, of which as of July 9, 1996, 18,066,055 BUYER Shares are issued and outstanding. The total number of shares subject to options is 1,166,868. All of the BUYER Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. The entire authorized capital stock of SUB consists of 1,000 SUB Shares, all of which are issued and outstanding.

    4.3 AUTHORIZATION OF TRANSACTION. BUYER and SUB have full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder subject to receiving the Requisite BUYER Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of the BUYER and no other corporate proceedings on the part of the BUYER or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated other than the Requisite BUYER Stockholder Approval and the filing of the Certificate of Merger. Assuming that this Agreement constitutes a valid and binding obligation of COMPANY, this Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of BUYER, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    4.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BUYER or any of its Subsidiaries is subject or any provision of the charter or bylaws of BUYER or any of its Subsidiaries or (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which BUYER or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Minnesota Business Corporation Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, BUYER does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

    4.5 FILINGS WITH THE SEC. BUYER has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "PUBLIC REPORTS"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    4.6 FINANCIAL STATEMENTS. BUYER has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (the "MOST RECENT FISCAL QUARTER END"), and an Annual Report on Form 10-K for the fiscal year ended June 30, 1995. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of BUYER and its Subsidiaries as of the indicated dates and the results of operations of BUYER and its Subsidiaries for the indicated periods, and are consistent with the books and records of BUYER and its Subsidiaries; PROVIDED, HOWEVER, that the interim statements are subject to normal year-end adjustments.

    4.7 EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Except as set forth in the Disclosure Schedule, since the Most Recent Fiscal Quarter End, there has not been (a) any material adverse change in the business, financial condition, operations or results of operations, of BUYER and its Subsidiaries taken as a whole, (b) in the case of the BUYER, any declaration, setting aside or payment of any dividend or any other distribution with respect to its capital stock, or (c) any material change by the BUYER in accounting principles or methods.

    4.8 CERTAIN FEES. With the exception of the engagement of Merrill Lynch & Co. by BUYER, none of BUYER and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

    4.9 CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of BUYER to continue at least one significant historic business line of COMPANY, or to use at least a significant portion of COMPANY's historic business assets in a business, in each case within the meaning of Treasury Reg. Section 1.368-1(d).

    4.10 LITIGATION. Except as set forth in the Disclosure Schedule, or as disclosed in the BUYER Public Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of BUYER, threatened against or affecting the BUYER or any of its Subsidiaries or any of their respective properties at law or in equity, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel which individually or in the aggregate are likely to have a Material Adverse Effect on BUYER; PROVIDED, HOWEVER, that the Disclosure Schedule lists all pending lawsuits against the BUYER or any of its Subsidiaries except for lawsuits covered by products liability insurance maintained by the BUYER.

    4.11  TAX MATTERS.  Except as set forth in the Disclosure Schedule:

        (a) FILING OF TIMELY TAX RETURNS. BUYER and each of its Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns (as hereinafter defined) required to be filed by each of them under applicable law. All such Tax Returns were filed on a timely basis. To the extent requested in writing by COMPANY, BUYER has delivered to COMPANY correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by any of COMPANY and its Subsidiaries since July 1, 1993 and all Tax Rulings and Closing Agreements.

        (b) PAYMENT OF TAXES. BUYER and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes (as hereinafter defined) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

        (c) TAX RESERVES. BUYER and its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

        (d) TAX LIENS. There are no Tax liens upon the assets of BUYER or any of its Subsidiaries except liens for Taxes not yet due or being contested in good faith through appropriate proceedings.

        (e) WITHHOLDING TAXES. BUYER and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from any employee wages and any amounts owed to any independent contractor, creditor, stockholder, or other third party and paid over to the proper governmental authorities all amounts required.

        (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither BUYER nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been timely filed.

        (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither BUYER nor any of its Subsidiaries has executed any outstanding waivers of comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

        (h) EXPIRATION OF STATUTE OF LIMITATIONS. The statute of limitations for the assessment of all Taxes has expired for all applicable material Tax Returns of BUYER and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all Tax periods ended before the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against BUYER or any of its Subsidiaries that has not been resolved and paid in full.

        (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of BUYER or any of its Subsidiaries.

        (j) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by BUYER or any of its Subsidiaries concerning any material Tax matter.

        (k) TAX RULINGS. Neither BUYER nor any of its Subsidiaries has received a Tax Ruling (as hereinafter defined) or entered into a Closing Agreement (as hereinafter defined) with any taxing authority that would have a continuing adverse effect after the Closing Date.

        (l) TAX SHARING AGREEMENTS. Neither BUYER nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

        (m) CODE SECTIONS 280G AND 162(M). Neither BUYER nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENTS" within the meaning of SECTION 280G of the Code or nondeductible compensation under Code Section 162(m).

        (n) LIABILITY FOR OTHERS. None of BUYER or any of its Subsidiaries (A) has any material liability for Taxes of any person other than BUYER and its Subsidiaries (i) under Treasury Regulations SECTION 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

        (o) INFORMATION. The BUYER has delivered to the COMPANY the following information, which is correct and complete, with respect to each of the BUYER and its Subsidiaries (or, in the case of clause (b) below, with respect to each of the Subsidiaries) as of the most recent practical date (as well as on an estimated pro forma basis as of the Closing giving effect to the transaction contemplated hereby):

           (i) The amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the BUYER or Subsidiary; and

           (ii) The amount of any deferred gain or loss allocable to the COMPANY or Subsidiary arising out of any deferred intercompany transaction.

        (p) TAX-FREE REORGANIZATION. Neither the BUYER nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under the Code.

        (q) OTHER. None of the COMPANY and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the COMPANY and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

    4.12 LABOR MATTERS. Except as set forth in Schedule 4.12, there are no collective bargaining or other labor union agreements to which the COMPANY or any of its Subsidiaries is a party or by which any of them is bound. Except as set forth in Schedule 4.12, neither the COMPANY nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to COMPANY's Knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

    4.13  ERISA COMPLIANCE.

    (a) Except as disclosed in Schedule 4.13, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under
Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the BUYER, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification or materially increase its costs.

    (b) Except as disclosed on Schedule 4.13, no Pension Plan that the BUYER or any of its Subsidiaries maintains, or to which the BUYER or any of its Subsidiaries is or was previously obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "MULTIEMPLOYER PENSION PLANS", had, as of the respective last annual valuation date for each such Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA). None of the BUYER's Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the best knowledge of the BUYER, none of the BUYER, any of its Subsidiaries, any officer of the BUYER or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the BUYER, any of its Subsidiaries or any officer of the BUYER or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any lability under Section 502(i) or (1) of ERISA. Except as disclosed on Schedule 4.13, neither any of such Pension Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and the BUYER is not aware of any other reportable events with respect thereto during the last five years. Neither the BUYER nor any of its Subsidiaries has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans. Neither the BUYER nor any of its Subsidiaries is secondarily liable for any withdrawal liability as a result of the sale of assets within the meaning of Section 4204 of ERISA. To the knowledge of the BUYER, in the event a "complete withdrawal" currently occurred with respect to any of the Multiemployer Pension Plans, there would be no withdrawal liability assessed against the BUYER or any of its Subsidiaries.

    (c) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 4.13, (i) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and
Section 186z(b)(1) of the Social

Security Act and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the BUYER or any of its Subsidiaries on or at any time after the Effective Time.

    (d) Except as disclosed on Schedule 4.13, each Benefit Plan conforms in all material respects in form and operation to all applicable laws and regulations, and all reports or information relating to such Benefit Plan required to be filed with any governmental entity or disclosed to participants have been timely filed and disclosed. Except as disclosed on Schedule 4.13, no Pension Plan holds any employer security or employer real property within the meaning of Section 407 of ERISA.

    (e) Except as disclosed on Schedule 4.13, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the BUYER or any Subsidiary thereof to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

    (f) Except as disclosed on Schedule 4.13, neither the BUYER nor any of its Subsidiaries has announced a plan to create or a legally binding commitment to amend any Benefit Plan or to create any new arrangement which would be a Benefit Plan.

    (g) All insurance premiums with respect to any Benefit Plan (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full. Except as disclosed on Schedule 4.13, there are no retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time.

    (h) No Benefit Plan or the deduction of any contributions thereto by the BUYER or any of its Subsidiaries has been the subject of audit by the Internal Revenue Service or the Department of Labor, and no litigation or asserted claims exist against the COMPANY or any of its Subsidiaries or any Benefit Plan or fiduciary with respect thereto (other than such benefit claims as are made in the normal operation of a Benefit Plan). To the knowledge of the BUYER, there are no facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other claim.

    4.14  ENVIRONMENTAL MATTERS.

    (a) Except as set forth on Schedule 4.14, to the BUYER's Knowledge, the BUYER and each of its Subsidiaries are in material compliance with all applicable federal, state, regional and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, "ENVIRONMENTAL LAWS"). Neither the BUYER nor any of its Subsidiaries has received any written notice (i) of any violation of an Environmental Law or (ii) of the institution of any suit, action, claim, proceedings or investigation by any Governmental Entity or any third party of any such violation.

    (b) Except as disclosed on Schedule 4.14, to the BUYER's Knowledge, neither the BUYER nor any of its Subsidiaries has (i) released, transported or disposed of any Hazardous Substances (as hereinafter defined) on, under, from or at any of the BUYER's or any of its Subsidiaries' properties or any other properties,
(ii) reason to know of the release or disposal of any Hazardous Substances on, under or at any of BUYER's or any of its Subsidiaries' properties, or any other property arising from the conduct of operations on the BUYER's or any of its Subsidiaries' properties, or (iii) received any written notice (w) of any violation of any Environmental Law or any other law, statute, rule or regulation regarding Hazardous Substances on or under any of the BUYER's or any of its Subsidiaries' properties or any other properties, (x) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party of any such violation, (y) of any actual or potential liability for the response to or remediation of Hazardous Substance at or arising from any of the BUYER's or any of its Subsidiaries' properties or any other properties, or (z) of any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of the BUYER's or any of its Subsidiaries' properties or any other properties. For purposes of this Agreement, the terms "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

    (c) To the BUYER's Knowledge, no Environmental Law imposes any obligation upon the BUYER or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. No lien has been placed upon any of the BUYER's properties or its Subsidiaries' properties under any Environmental Law.

    4.15  MATERIAL CONTRACT AND AGREEMENTS.

    (a) As of the date hereof and except as disclosed on Schedule 4.15, no default in performance or failure to perform under, and no anticipatory breach of, any of the BUYER's material contracts has occurred or is continuing, and none of the parties to any such contract has alleged that the other has defaulted in performance or failed to perform, other than (i) a default in payment that shall not have continued more than 30 days from the date on which the payment was originally due pursuant to the terms of the applicable contracts, and (ii) a default or failure that is immaterial with respect to all such contracts. To BUYER's Knowledge, as of the date hereof and except as disclosed on Schedule 4.15, there are no legal, administrative or other proceedings threatened, pending or outstanding relating to the performance or status of any of such contracts. As of the date hereof and except as disclosed on Schedule 4.15, the BUYER has not received notice of any anticipatory breach, pending dispute or anticipated litigation arising from or relating to any of such contracts, or notice that any of such contracts has been or will be canceled, revoked or otherwise terminated.

    (b) Except as listed on Schedule 4.15, neither the BUYER nor any Subsidiary is subject to any material agreement which restricts competition with any other person or provides that the BUYER, any Subsidiary or affiliate may not engage in any business or sell or distribute any product or service.

    4.16 INTELLECTUAL PROPERTY. The BUYER and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs which are material to the business, financial condition or results of operations of the BUYER and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.16, no claims are pending or, to the knowledge of the BUYER, threatened that the BUYER is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the knowledge of the BUYER, no person is infringing the rights of the BUYER with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

    4.17  BUYER BOARD OF DIRECTORS ACTION.

    (a) The Board of Directors of BUYER at a meeting duly called and held) has by the requisite vote of all directors present (i) determined that the Merger is advisable and in the best interests of the BUYER and its shareholders, (ii) resolved to recommend the approval of this Agreement and the Merger and the issuance of BUYER Shares in connection therewith by the holders of the BUYER Shares and directed that the Merger be submitted for consideration by the holders of the Common Stock at the Meeting and (iii) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

    (b) The Board of Directors of SUB at a meeting duly called and held) has by the requisite vote of all directors present (i) determined that the Merger is advisable and in the best interests of the SUB and its shareholders, (ii) resolved to recommend the approval of this Agreement and the Merger and the issuance of BUYER Shares in connection therewith by the holders of the BUYER Shares and directed that the Merger be submitted for consideration by the holders of the Common Stock at the Meeting and (iii) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

    4.18 JOINT PROXY STATEMENT. (a) None of the information supplied or to be supplied by or on behalf of BUYER for inclusion or incorporation by reference in the Joint Proxy Statement, in definitive form, relating to the meetings of the COMPANY and BUYER shareholders to be held in connection with the Merger will, at the date(s) mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (b) The Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the applicable rules and regulations thereunder.

    4.19 NON-SURVIVAL OF CERTAIN REPRESENTATIONS AND WARRANTIES. No representations or warranties contained in Section 4 of this Agreement shall survive the Merger.

    5.  COVENANTS.

    5.1 INTERIM OPERATIONS. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, or as otherwise approved in advance by BUYER in writing:

        (a) CONDUCT OF BUSINESS. The COMPANY will, and will cause each of its Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice. The COMPANY will use reasonable efforts to preserve intact the business organization of the COMPANY and each of its Subsidiaries, to keep available the service of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it or its Subsidiaries.

        (b) ARTICLES AND BYLAWS. The COMPANY will not and will not permit any of its Subsidiaries to make any change or amendment to their respective articles of incorporation or bylaws (or comparable governing instruments).

        (c) CAPITAL STOCK. The COMPANY will not, and will not permit any of its Subsidiaries to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to Stock Options and the Employee Stock Purchase Plan) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or purchase or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures.

        (d) DIVIDENDS. The COMPANY will not and will not permit any of its Subsidiaries to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them.

        (e) EMPLOYEE PLANS, COMPENSATION, ETC. The COMPANY will not, and will not permit any of its Subsidiaries to, amend any Benefit Plan or to adopt any arrangement which would be a "Benefit Plan" or, except as provided in
    Schedule 5.1 or pursuant to collective bargaining agreements as presently in effect, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements to enter into any contract, agreement, commitment or arrangement to do any of the foregoing, provided that COMPANY may pay a "stay bonus" of up to three (3) months salary to any employee.

        (f) DEBT. The COMPANY and its Subsidiaries will not, (a) assume or incur any indebtedness, except (i) in the ordinary course of business and
    (ii) expenses incurred in connection with the consummation of the Merger, or
    (b) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments (other than short-term investments pursuant to customary cash management systems of the COMPANY) in, any other person other than such of the foregoing as are made by the COMPANY to, in or from a wholly owned Subsidiary of the COMPANY. The COMPANY will not enter into any new credit agreements but may enter into amendments or modifications or replacements of any existing credit agreements.

        (g) REPRESENTATION AND WARRANTY. The COMPANY will advise BUYER and BUYER will advise COMPANY within 48 hours of any information which becomes known to it or to any Subsidiary of COMPANY or BUYER that would make any representation or warranty of the COMPANY herein materially not true or not correct.

        (h)  ACQUISITIONS.  The COMPANY and its Subsidiaries will not acquire
    (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets, except purchases of inventory items or supplies or other purchases in the ordinary course of business consistent with past practice.

        (i) ASSETS SALES. The COMPANY and its Subsidiaries will not sell, lease, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and strategic sales of corporate stores to franchisees.

        (j) TAX SETTLEMENTS. The COMPANY and its Subsidiaries will not make any material tax election other than tax elections in the ordinary course and consistent with past practices or settle or compromise any material income tax or other tax liability or refund.

        (k) OTHER SETTLEMENTS. The COMPANY and its Subsidiaries will not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms except for any existing scheduled litigations.

    5.2 ACCESS AND INFORMATION. COMPANY and BUYER will (and will cause each of their respective representatives to) afford to the other (or representatives of the COMPANY or BUYER, including without limitation directors, officers and employees of COMPANY and BUYER or their affiliates and counsel, accountants and other professionals retained by COMPANY and BUYER) such access throughout the period prior to the Effective Time to books, records (including without limitation tax returns and work papers of independent auditors), agreements, properties (including for the purpose of making any reasonable Phase I environmental investigation), personnel, suppliers and franchisees as COMPANY or BUYER requests from the other.

    5.3  CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS.  BUYER and the COMPANY will
(a) promptly make their respective filings, and will thereafter use their best efforts to promptly make any required submissions, under the Hart-Scott-Rodino Act with respect to the Merger and the other transactions contemplated by this Agreement and (b) cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

    5.4 STATE TAKEOVER STATUTES. The COMPANY will, upon the request of BUYER, take all reasonable steps to exempt the Merger from the requirements of Delaware General Corporation Law Section 203 by action of the COMPANY's Board of Directors or otherwise.

    5.5 EMPLOYEE MATTERS. On and after the Effective Time, the Surviving Corporation will honor (but only in accordance with their terms in effect at the date hereof) those employment, indemnification, severance, termination, consulting and retirement agreements to which the COMPANY or any of its Subsidiaries is presently a party.

    5.6  INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Time, BUYER will indemnify and hold harmless each of the current directors, officers, agents and other representatives, who have acted in such capacity prior to or after the date hereof, of the COMPANY or any of its Subsidiaries (collectively, the "INDEMNITEES" and individually, an "INDEMNITEE") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including without limitation reasonable costs of investigation, and the fees and disbursements of legal counsel and other advisers and experts), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee (collectively, "LOSSES" and individually, a "LOSS"), (i) in connection with or arising out of any threatened, pending or completed claim, action, suits or proceeding (whether civil, criminal, administrative or investigative), including without limitation any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the COMPANY or any of its Subsidiaries or their affiliates, or by any present or former shareholder of the COMPANY (collectively, "CLAIMS" and individually, a "CLAIM"), which is based upon, arises out of or in any way relates to the Merger, the Joint Proxy Statement, or any of the transactions contemplated by this Agreement, excluding any successful Claim that such indemnitee has violated
Section 16(b) of the Exchange Act or Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder, and (ii) in connection with or arising out of the enforcement of the obligations of BUYER set forth in this Section 5.6. This
Section 5.6(a) will be construed as an agreement, as to which the Indemnitees are intended to be third party beneficiaries, between BUYER and the Indemnitees, as unaffiliated third parties, and is not subject to any limitations to which BUYER may be subject to indemnifying its own directors.

    (b) From and after the Effective Time, any and all obligations of COMPANY to indemnify the current officers and directors of COMPANY, whether pursuant to applicable law, COMPANY's Certificate of Incorporation or Bylaws or by agreement between COMPANY and the officers and directors, shall be assumed and paid and performed to the fullest extent permitted by law by BUYER. BUYER will promptly after the Effective Time, confirm to each such executive officer and director of COMPANY in writing of such assumption of COMPANY's obligations.

    (c) In the event the Surviving Corporation or any of its successors or assign (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 5.6.

    5.7 SPECIAL COMPANY MEETING. The COMPANY shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a special meeting of the holders of COMPANY Shares ("SPECIAL COMPANY MEETING") as promptly as practicable for the purpose of considering and taking action upon this Agreement, unless the Board of Directors of the

COMPANY shall have determined, in the exercise of its fiduciary duties, not to recommend that holders of COMPANY Common Stock approve the Merger and this Agreement. The board of directors of the COMPANY will, subject to its fiduciary obligations, recommend that holders of COMPANY Shares vote in favor of and approve the Merger and this Agreement at the Special COMPANY Meeting.

    5.8 SPECIAL BUYER MEETING. The BUYER shall take all action necessary, in accordance with applicable law and its articles of incorporation and bylaws, to convene a special meeting of the holders of BUYER Shares ("SPECIAL BUYER MEETING") as promptly as practicable for the purpose of considering and taking action upon this Agreement and approving the issuance of BUYER Shares as Merger Consideration to the extent provided herein. The board of directors of BUYER will recommend that holders of BUYER Shares vote in favor of and approve the Merger, this Agreement and the issuance of such BUYER Shares at the Special BUYER Meeting.

    5.9  JOINT PROXY STATEMENT; REGISTRATION STATEMENT.

    (a) As soon as practicable after the date hereof, BUYER and the COMPANY shall prepare the Joint Proxy Statement, file it with the SEC, use their best efforts to respond to comments of the Staff of the SEC and clear the Joint Proxy Statement with the Staff of the SEC. Promptly after such clearance BUYER and the COMPANY shall mail the Joint Proxy Statement to all holders of record of BUYER Shares and COMPANY Shares who are holders on the record date for the respective meetings of shareholders of BUYER and the COMPANY. BUYER and the COMPANY shall cooperate with each other in the preparation of the Joint Proxy Statement and the processing thereof with the SEC.

    (b) BUYER shall prepare and file with the SEC as soon as is reasonably practicable the Registration Statement following receipt of comments from the Staff of the SEC on the Joint Proxy Statement or advice that such Staff will not review such filing (or earlier in the discretion of BUYER and COMPANY) and shall use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement until the Effective Time. BUYER shall also use its best efforts to take any action required to be taken under state blue sky or securities laws in connection with the issuance of the BUYER Common Stock pursuant to the Merger, and the COMPANY shall furnish BUYER all information concerning the COMPANY and the holders of its capital stock and shall take any action as BUYER may reasonably request in connection with any such action.

    5.10  COMPLIANCE WITH THE SECURITIES ACT; POOLING; REORGANIZATION.

    (a) Prior to the Effective Time, the COMPANY shall cause to be delivered to BUYER an opinion of the general counsel of the COMPANY, identifying all persons who were in his or its opinion, as of the date of the Joint Proxy Statement, "affiliates" of the COMPANY as that term is used in Paragraphs (c) and (d) of Rule 145 under the Securities Act (the "AFFILIATES"). The COMPANY shall cause the person rendering such opinion to deliver to BUYER at the Closing a second opinion updating such opinion to the time at which the holders of Common Stock vote on the Merger.

    (b) The COMPANY shall obtain a written agreement from each current executive officer and director who is identified as a possible Affiliate in the opinions referred to in clause (a) above, in a form reasonably acceptable to BUYER, that
(i) such person will not offer to sell, sell or otherwise dispose of any of the BUYER Common Stock issued to such person pursuant to the Merger, except in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act and (ii) such person will not sell or in any other way reduce such person's risk relative to any shares of BUYER Common Stock received in the Merger (within the meaning of the SEC's rules and relating to pooling of interest accounting), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published. The COMPANY shall deliver such written agreements to BUYER on or prior to the Closing.

    5.11 ADDITIONAL AGREEMENTS. (a) Subject to the terms and conditions herein provided each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations and filings (including without limitation filings under the Hart-Scott-Rodino Act) and obtaining any required contractual consents. If, at any time after the Effective Time, the Surviving Corporation considers or is advise that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquire or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, as such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    (b) The COMPANY and BUYER shall use their best efforts to file as soon as reasonably practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The COMPANY and BUYER shall take such actions as are necessary to overcome any objections which may be raised by the FTC or Antitrust Division.

    5.12  INTENTIONALLY LEFT BLANK.

    5.13  CERTAIN COVENANTS.

    (a) NO SOLICITATION. COMPANY shall not directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any Takeover Proposal, and will use its reasonable best efforts to prevent any of its directors, officers, attorneys, financial advisors and other authorized representatives from, directly or indirectly, taking any such action, PROVIDED, HOWEVER, that if, prior to the Effective Time, COMPANY shall receive an Acquisition Proposal that the Board of Directors of COMPANY, based upon the advice of its outside counsel, reasonably believes that it has a fiduciary duty to consider, and which it reasonably and in good faith believes is more favorable to COMPANY and its shareholders than the transactions herein contemplated then COMPANY shall notify BUYER and thereupon, COMPANY, without violating this Agreement, may thereafter furnish information to such third party and, if thereafter, COMPANY's Board of Directors reasonably and in good faith determines that such Acquisition Proposal is more favorable to COMPANY and its shareholders than the transactions herein contemplated and, based upon the advice of outside counsel, that the failure to recommend or accept such Acquisition Proposal would violate the fiduciary duties of the Board of Directors to COMPANY's Stockholders under the applicable law, then upon written notice to BUYER, COMPANY may terminate this Agreement and the transactions contemplated hereby.

    (b) BREAK-UP FEE. Upon any termination by COMPANY of this Agreement permitted by subsection (a) hereof COMPANY shall within ten (10) days after such termination pay to BUYER the sum of $3,750,000 ("Break-Up Fee"). Further, if (a) the Agreement is terminated and the condition contained in Section 6.2(i) has not been satisfied by January 2, 1997 and (b) within six months of such termination the COMPANY executes a definitive agreement to sell the COMPANY to another Person, at a price per share that exceeds the price per share payable hereunder (calculated as of the date hereof) which Person (either alone or in conjunction with other Persons) had, prior to the date hereof, submitted to the COMPANY a specific proposal in a principal capacity and conducted substantial due diligence review of the COMPANY with respect to an acquisition of the COMPANY, COMPANY shall pay to BUYER the Break-Up Fee.

    (c) CERTAIN ACTIONS. BUYER and COMPANY shall not, nor shall either permit any of its Subsidiaries to, take or consent to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    (d) TAX RETURNS. BUYER and COMPANY shall jointly prepare and file on a timely basis any Tax Return required to be filed under the New York State Real Property Transfer Gains Tax, the New York State Real Estate Transfer Tax, and the New York City Real Property Transfer Tax by virtue of the transactions contemplated by this Agreement and BUYER shall pay any Tax due in connection therewith on behalf of COMPANY and its shareholders.

    5.14 BUYER BOARD OF DIRECTORS. The Board of Directors of BUYER shall cause two designees of COMPANY to be elected to BUYER's Board of Directors as soon as practicable after the Effective Time and BUYER shall nominate such designees for election at the subsequent three Annual Meetings of BUYER shareholders and shall use its best efforts to cause such COMPANY representatives to be elected at such meetings. Of the COMPANY's designees, one, Thomas Gregory, shall be appointed to the Audit Committee of BUYER's Board and both Thomas Gregory and Steve Price shall be the majority of a new Committee of Buyer's Board that will control the current COMPANY litigation being assumed by BUYER (and related litigation that subsequently ensues) in the Merger and be in existence until such litigation has been finalized.

    5.15 BEST EFFORTS TO LIST SHARES. BUYER shall use its best efforts to ensure that, prior to the Effective Time, the BUYER Shares that will be issued in the Merger will be approved for trading on the NASDAQ National Market System subject to official notice of issuance.

    5.16 SUB ADVISORY BOARD COMMITTEE. BUYER and each current non-employee COMPANY Director will, promptly after the Effective Time, execute Consulting Agreements providing that for a period of two years from the Effective Time in exchange for consulting services as members of a newly established Advisory Board Committee that will advise BUYER and the President of SUB with respect to the operations of SUB, such Directors shall receive from BUYER an amount of restricted stock in BUYER equal to the number of shares of restricted stock held in COMPANY pursuant to the Restricted Stock Grant multiplied by the Conversion Ratio. The terms of such restricted stock of BUYER shall be the same as the terms of the Restricted Stock Grant except as set forth herein. The members of the Advisory Board Committee will meet (either in person or by telephone) quarterly to review the status of the business of the Surviving Corporation and the BUYER and the litigation in which the COMPANY is currently engaged and to advise the President of the SUB in respect of the business of the Surviving Corporation and the committee of Board of Directors of BUYER that is controlling SUB litigation in respect of such litigation, the SUB Advisory Board Committee shall have reasonable access to information concerning BUYER and SUB.

    6.  CONDITIONS TO OBLIGATION TO CLOSE.

    6.1 CONDITIONS TO OBLIGATION OF BUYER AND SUB. The obligation of BUYER and SUB to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        (a) REPRESENTATIONS TRUE. The representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date except for any representation and warranty made expressly with respect to a specific date and except for such failures to be true and correct as do not have a Material Adverse Effect (after giving effect to any insurance/indemnification) on the COMPANY and its Subsidiaries, taken as a whole;

        (b) COVENANTS. COMPANY shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

        (c) NO INJUNCTION. No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (COMPANY and BUYER agreeing to use their reasonable best efforts to have any such injunction lifted).

        (d) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have received the Requisite COMPANY Stockholder Approval and the Requisite BUYER Stockholder Approval;

        (e) HSR WAITING PERIOD. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

        (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act;

        (g) LEGAL OPINIONS. BUYER shall have received from counsel to COMPANY an opinion in substantially the form of Exhibit A.

        (h) BUYER shall not have received a final objection from the SEC to BUYER's accounting for the Merger as a "pooling of interests" regardless of any sales of COMPANY or BUYER Shares by the current COMPANY shareholder holding more than 10% of the outstanding COMPANY Shares.

        (i) MATERIAL ADVERSE CHANGE. There shall have been no material adverse change from the date hereof in the business, financial condition or operations of COMPANY, except changes contemplated, permitted or required by this Agreement and changes resulting from a change in general economic conditions;

        (j) OFFICER'S CERTIFICATE. COMPANY shall have delivered to BUYER a certification of one of its executive officers in such person's capacity as an officer and without personal liability to the effect that each of the conditions specified in Section 6.1(a)-(d) is satisfied in all respects (other than with respect to Requisite BUYER Stockholder Approval).

    BUYER may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

    6.2 CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of COMPANY to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        (a) REPRESENTATIONS TRUE. The representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date except for any representation and warranty made expressly with respect to a specific date and except for such failures to be true and correct as do not have a Material Adverse Effect (after giving effect to any insurance/indemnification) on the BUYER and its Subsidiaries, taken as a whole;

        (b) COVENANTS. BUYER shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

        (c) NO INJUNCTION. No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (COMPANY and BUYER agreeing to use their reasonable best efforts to have any such injunction lifted).

        (d) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have received the Requisite BUYER Stockholder Approval and Requisite COMPANY Stockholder Approval;

        (e) HART-SCOTT-RODINO ACT. All applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.4 and Section 4.4 above;

        (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act;

        (g) LISTING OF BUYER SHARES. The BUYER Shares that will be issued in the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance;

        (h) LEGAL OPINION. COMPANY shall have received from counsel to BUYER an opinion, addressed to COMPANY, in substantially the form of Exhibit B, and dated as of the Closing Date;

        (i) FAIRNESS OPINION. The Board of Directors of COMPANY shall have received from Donaldson, Lufkin and Jenrette a written opinion, dated as of the date of mailing the Joint Proxy Statement, to holders of COMPANY Common Stock reasonably satisfactory in form and substance to such board, to the effect that the terms of the Merger are fair to the COMPANY Stockholders from a financial point of view;

        (j) OFFICER'S CERTIFICATE. BUYER shall have delivered to COMPANY a certificate of one of its executive officers in such person's capacity as an officer and without personal liability to the effect that each of the conditions specified above in Section 6.2(a)-(d), (g) is satisfied in all respects (other than with respect to Requisite COMPANY Stockholder Approval);

        (k) TAX OPINION. COMPANY shall have received from Willkie Farr & Gallagher, dated as of the Closing Date and based upon certain factual representations from officers of COMPANY, BUYER and SUB that such counsel may reasonably request, a written opinion in a form reasonably satisfactory to COMPANY confirming that the Merger will be treated as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

    COMPANY may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

    7.  TERMINATION.

    7.1 TERMINATION PRIOR TO THE EFFECTIVE TIME. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time, notwithstanding approval thereof by the stockholders, but prior to the Effective
Time:

        (a) By mutual written consent of each of BUYER and the COMPANY (upon board approval of each); or

        (b) By either the BUYER or the COMPANY, if the Merger has not occurred on or before January 1, 1997; provided that the terminating party is not then in material breach of its representations, warranties or obligations under this Agreement; or

        (c) By the BUYER or the COMPANY if any court of competent jurisdiction in the United States shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or declaring same invalid or unlawful and such order, decree, ruling or other action shall have become final and nonappealable; or

        (d) By the COMPANY pursuant to Section 5.13(a) hereof, upon payment of the Break-Up Fee.

    7.2  EFFECT OF TERMINATION.

    If any Party terminates this Agreement pursuant to Section 7.1(a), (b) or
(c) above, all rights and obligations by the Parties hereunder shall terminate without any liability of any Party to any other

Party; provided that nothing in this Section 7.2 shall relieve either party hereto for liability resulting from the breach of any covenant contained in this Agreement and except for the provisions of Section 5.13(b) which shall survive such termination.

    8.  MISCELLANEOUS.

    8.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other Party; PROVIDED, HOWEVER,each Party agrees not to unreasonably withhold consent to the other Party's request to make any public disclosure that the requesting Party believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

    8.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provision in
Article 2 above concerning issuance of the BUYER Shares and are intended for the benefit of the COMPANY Stockholders and, (ii) the provisions in Section 5.13(c) are intended for the benefit of the holders of COMPANY Shares, (iii) the provisions in Section 5.6 above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

    8.3 ENTIRE AGREEMENT. No discussions regarding, or exchange of drafts or comments in connection with, the transactions contemplated herein shall constitute an agreement among the parties hereto. Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement. This Agreement (including any other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

    8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

    8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    8.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    If to COMPANY:

       Supercuts, Inc.
       550 California Street
       San Francisco, CA 94104
       Attention: President

    Copy to:

       Jack H. Nusbaum, Esq.
       Willkie Farr & Gallagher
       One Citicorp Center
       153 East 53rd Street
       New York, NY 10022-4669
       Facsimile: (212) 821-8111

    If to BUYER or SUB:

       Regis Corporation
       7201 Metro Boulevard
       Minneapolis, MN 55439
       Attention: President

    Copy to:

       Bert M. Gross, Esq.
       Phillips & Gross, P.A.
       5420 Norwest Center
       90 South Seventh Street
       Minneapolis, MN 55402
       Facsimile: (612) 349-2824

    Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the applicable of the laws of any jurisdiction other than the State of Delaware.

    8.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective board of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    8.11 EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise contemplated by Sections 5.13 and 7.2 hereof.

    8.12 SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

    8.13 CONSTRUCTION. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

    8.14 INCORPORATION OF SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          SUPERCUTS, INC.
                                          ("COMPANY")

                                          By:         /s/ THOMAS GREGORY
                                             -----------------------------------
                                              Title: CHAIRMAN OF THE BOARD

                                          REGIS CORPORATION
                                          ("BUYER")

                                          By:        /s/ PAUL FINKELSTEIN
                                             -----------------------------------
                                              Title: PRESIDENT

                                          RGIS MERGER CORP.
                                          ("SUB")

                                          By:        /s/ PAUL FINKELSTEIN
                                             -----------------------------------
                                              Title: PRESIDENT

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

    Amendment to Agreement entered into as of July 29, 1996 (the "Amendment") by and between Regis Corporation, a Minnesota corporation ("BUYER"), RGIS Merger Corp., a Delaware corporation ("SUB") and Supercuts, Inc. a Delaware corporation ("COMPANY"). BUYER and COMPANY are referred to individually herein as a "PARTY" and collectively herein as the "PARTIES."

    WHEREAS, the Parties desire to amend the Agreement and Plan of Merger, dated as of July 14, 1996, by and between BUYER, SUB and COMPANY to clarify the COMPANY stockholder vote required to approve the merger;

    Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

    1. AMENDMENT TO DEFINITIONS. The defined term, "Requisite COMPANY Stockholder Approval" is hereby amended and restated in its entirety to read as follows:

        "REQUISITE COMPANY STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the COMPANY Shares in favor of this Agreement and the Merger.

    2.  REPRESENTATIONS AND WARRANTIES OF COMPANY.

    2.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. COMPANY is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    2.2 AUTHORIZATION OF TRANSACTION. COMPANY has full corporate power and authority to execute and deliver this Amendment. The execution and delivery of this Amendment have been duly approved and no other corporate proceedings on the part of the COMPANY are necessary to authorize this Amendment. Assuming that this Amendment constitutes a valid and binding obligation of BUYER, this Amendment has been duly executed and delivered and constitutes the valid and legally binding obligation of COMPANY, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    3.  REPRESENTATIONS AND WARRANTIES OF BUYER

    3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. BUYER is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    3.2 AUTHORIZATION OF TRANSACTION. BUYER and SUB have full corporate power and authority to execute and deliver this Amendment. The execution and delivery of this Amendment have been duly approved and no other corporate proceedings on the part of the BUYER are necessary to authorize this Amendment. Assuming that this Amendment constitutes a valid and binding obligation of COMPANY, this Amendment has been duly executed and delivered and constitutes the valid and legally binding obligation of BUYER, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    4. MISCELLANEOUS. Except as amended hereby, all terms and conditions of the Merger Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

                                          SUPERCUTS, INC.
                                          ("COMPANY")

                                          By:         /s/ THOMAS GREGORY
                                             -----------------------------------
                                              Title: CHAIRMAN OF THE BOARD

                                          REGIS CORPORATION
                                          ("BUYER")

                                          By:        /s/ PAUL FINKELSTEIN
                                             -----------------------------------
                                              Title: PRESIDENT

                                          RGIS MERGER CORP.
                                          ("SUB")

                                          By:        /s/ PAUL FINKELSTEIN
                                             -----------------------------------
                                              Title: PRESIDENT

                  AMENDMENT #2 TO AGREEMENT AND PLAN OF MERGER

    Amendment to Agreement entered into as of August 26, 1996 (the "Amendment") by and between Regis Corporation, a Minnesota corporation ("BUYER"), RGIS Merger Corp., a Delaware corporation ("SUB") and Supercuts, Inc. a Delaware corporation ("COMPANY"). BUYER and COMPANY are referred to individually herein as a "PARTY" and collectively herein as the "PARTIES."

    WHEREAS, the Parties desire to amend the Agreement and Plan of Merger, dated as of July 14, 1996, as amended on July 29, 1996 by and between BUYER, SUB and COMPANY to clarify the BUYER stockholder vote required to approve the merger;

    Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

    1. AMENDMENT TO DEFINITIONS. The defined term, "Requisite BUYER Stockholder Approval" is hereby amended and restated in its entirety to read as follows:

        "REQUISITE BUYER STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the total BUYER votes cast at the BUYER meeting in person or by proxy.

    2.  REPRESENTATIONS AND WARRANTIES OF COMPANY.

    2.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. COMPANY is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    2.2 AUTHORIZATION OF TRANSACTION. COMPANY has full corporate power and authority to execute and deliver this Amendment. The execution and delivery of this Amendment has been duly approved and no other corporate proceedings on the part of the COMPANY are necessary to authorize this Amendment. Assuming that this Amendment constitutes a valid and binding obligation of BUYER, this Amendment has been duly executed and delivered and constitutes the valid and legally binding obligation of COMPANY, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    3.  REPRESENTATIONS AND WARRANTIES OF BUYER

    3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. BUYER is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    3.2 AUTHORIZATION OF TRANSACTION. BUYER and SUB have full corporate power and authority to execute and deliver this Amendment. The execution and delivery of this Amendment has been duly approved and no other corporate proceedings on the part of the BUYER are necessary to authorize this Amendment. Assuming that this Amendment constitutes a valid and binding obligation of COMPANY, this Amendment has been duly executed and delivered and constitutes the valid and legally binding obligation of BUYER, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    4. MISCELLANEOUS. Except as amended hereby, all terms and conditions of the Merger Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

                                          SUPERCUTS, INC.
                                          ("COMPANY")

                                          By:         /s/ THOMAS GREGORY
                                             -----------------------------------
                                              Title:CHAIRMAN OF THE BOARD

                                          REGIS CORPORATION
                                          ("BUYER")

                                          By:        /s/ PAUL FINKELSTEIN
                                             -----------------------------------
                                              Title:      PRESIDENT

                                          RGIS MERGER CORP.
                                          ("SUB"]

                                          By:        /s/ PAUL FINKELSTEIN
                                             -----------------------------------
                                              Title:      PRESIDENT

                                                                      APPENDIX B


   [LOGO]

                               September 24, 1996


Board of Directors
Regis Corporation
7201 Metro Boulevard
Minneapolis, Minnesota 55439

Attention: Myron Kunin
        Chairman of the Board

Gentlemen:


    Regis Corporation (the "Company"), RGIS Merger Corporation, a wholly owned subsidiary of the Company (the "Purchaser"), and Supercuts, Inc. (the "Subject Company") have entered into an agreement (the "Agreement") pursuant to which the Subject Company will be merged with the Purchaser in a transaction (the "Merger") in which each share of the Subject Company's common stock, par value $.01 per share (the "Shares"), will be converted into the right to receive 0.40 shares of the common stock par value $.05 of the Company (the "Company Shares"). The Merger is expected to be considered by the shareholders of the Subject Company and the Company at shareholders' meetings to be held on or about October 23, 1996 and consummated on or shortly after the date of such meetings.


    You have asked us whether, in our opinion, the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:


         (1) Reviewed the Subject Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1995 and the Subject Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 30, 1996 and June 30, 1996;


         (2) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended June 30, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1995, December 31, 1995 and March 30, 1996;

         (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Company and the Company, furnished to us by the Subject Company and the Company, respectively;

         (4) Conducted discussions with members of senior management of the Subject Company and the Company concerning their respective businesses and prospects;

         (5) Reviewed the historical market prices and trading activity for the Shares and the Company Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

         (6) Compared the results of operations of the Subject Company and the Company with that of certain companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

         (7) Compared the proposed financial terms of the transaction contemplated by the Agreement with the financial terms of certain other mergers and acquisitions;

         (8) Considered the pro forma effect of the Merger on the Company's capitalization ratios and earnings and cash flow;


         (9) Reviewed the Agreement dated July 14, 1996; and


        (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Subject Company and the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Subject Company or the Company. With respect to the financial forecasts furnished by the Subject Company and the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Subject Company's or the Company's management as to the expected future financial performance of the Subject Company or the Company, as the case may be.

    On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be paid by the Company pursuant to the Merger is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE,
                                          FENNER & SMITH INCORPORATED

                                          By        /s/ DEBORAH H. QUAZZO

                                             -----------------------------------
                                             Title: DIRECTOR INVESTMENT BANKING
                                             GROUP

                                     [LOGO]

                                          September 23, 1996


Board of Directors
Supercuts, Inc.
550 California Street
San Francisco, California 94104

Dear Sirs and Madam:

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of Supercuts, Inc. (the "Company") of the consideration to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger dated as of July 14, 1996 (the "Agreement") among Regis Corporation ("Regis"), the Company and RGIS Merger Corp., a wholly owned subsidiary of Regis, pursuant to which the Company will be merged (the "Merger") with and into RGIS Merger Corp.

    Pursuant to the Agreement, each share of common stock, par value $0.01 per share of the Company will be converted into the right to receive 0.4 shares (the "Conversion Ratio") of common stock, $0.05 par value per share of Regis ("Regis Common Stock").

    In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Regis including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning January 1, 1996 and ending December 31, 1997 prepared by the management of the Company and certain financial projections of Regis for the period beginning July 1, 1995 and ending June 30, 1997 prepared by the management of Regis. In addition, we have compared certain financial and securities data of the Company and Regis with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Regis, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were requested by the Company's Board of Directors not to, and we did not, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Regis or its representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and Regis as to the future operating and financial performance of the Company and Regis. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us.


    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which Regis Common Stock will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.


    DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Conversion Ratio is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,
                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION
                                          By:______/s/ THOMAS M. BENNINGER______
                                             Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

    Regis carries a directors' and officers' liability insurance policy.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES.

    (a) EXHIBITS.


 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  -----------------------------------------------------------------------------------------------------
 2         Agreement and Plan of Merger, dated as of July 14, 1996 and amendments thereto, among Regis
            Corporation, RGIS Merger Corporation and Supercuts, Inc. (included as Appendix A to the Joint Proxy
            Statement/Prospectus that forms a part of this Registration Statement on Form S-4 (schedules omitted
            -- the Registrant agrees to furnish a copy of any schedule to the Commissioner upon request)).
 3.1       Election of the Registrant to become governed by Minnesota Statutes Chapter 302A and Restated
            Articles of Incorporation of the Registrant, dated March 11, 1983; Articles of Amendment to Restated
            Articles of Incorporation, dated October 29, 1984; Articles of Amendment to Restated Articles of
            Incorporation, dated August 14, 1987; Articles of Amendment to Restated Articles of Incorporation,
            dated October 21, 1987. (Filed as Exhibit 3(a) to the Registrant's Registration Statement on Form
            S-1 (Reg. No. 40142) and incorporated herein by reference.)
 3.2       By-Laws of the Registrant. (Filed as Exhibit 3(c) to the Registrant's Registration Statement on From
            S-1 (Reg. No. 40142) and incorporated herein by reference.)
 5**       Opinion of Phillips & Gross, P.A. regarding the validity of Regis Corporation's common stock to be issued in the Merger.
 8**       Opinion of Willkie, Farr & Gallagher regarding certain tax matters relating to the Merger.
10.1       Employment and Deferred Compensation Agreement, dated October 13, 1988, between Regis Holding Corp.
            and Paul D. Finkelstein. (Filed as Exhibit 10(c) to the Registrant's Registration Statement on From
            S-1 (Reg. No. 40142) and incorporated herein by reference.)
10.2       Employment and Deferred Compensation Agreement, dated October 26, 1988, between Regis Holding Corp.
            and Christopher A. Fox. (Filed as Exhibit 10(e) to the Registrant's Registration Statement on From
            S-1 (Reg. No. 40142) and incorporated herein by reference.)

 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  -----------------------------------------------------------------------------------------------------
10.3       Employment and Deferred Compensation Agreement, dated October 13, 1988, between Regis Holding Corp.
            and Frank E. Evangelist. (Filed as Exhibit 10(f) to the Registrant's Registration Statement on From
            S-1 (Reg. No. 40142) and incorporated herein by reference.)
10.4       Northwestern Mutual Life Insurance Company Policy Number 10327324, dated June 1, 1987, face amount
            $400,000 owned by the Registrant, insuring the life of Paul D. Finkelstein and providing for division of death proceeds between the Registrant and the insured's designated beneficiary
            (split-dollar plan). (Filed as Exhibit 10(g) to the Registrant's Registration Statement on Form S-1
            (Reg. No. 40142) and incorporated herein by reference.)
10.5       Schedule of omitted split-dollar insurance policies. (Filed as Exhibit 10(h) to the Registrant's
            Registration Statement on Form S-1 (Reg. No. 40142) and incorporated herein by reference.)
10.6       Note Agreement dated as of June 21, 1991 between the Registrant and The Prudential Insurance Company of America (Filed as Exhibit 10(o) to the Registrant's Report on 10-K dated September 26, 1991 for the year ended June 30, 1991 and incorporated herein by reference).
10.7       Modification of Note Agreement in 10(f) dated July 21, 1995 (Filed as Exhibit 10(g) to the
            Registrant's Report on 10-K dated September 27, 1995 for the year ended June 30, 1995 and incorporated herein by reference).
10.8       Note and Convertible Debenture Purchase Agreement dated as of December 31, 1992 between the
            Registrant and T. Rowe Price Strategic Partners II, L.P., a Delaware limited partnership (Filed as
            Exhibit 10(p) to the Registrant's Report on 10-K dated September 27, 1993 for the year ended June
            30, 1993 and incorporated herein by reference).
10.9       Modification of Note and Convertible Debenture Purchase Agreement in 10(h) dated July 21, 1995 (Filed as Exhibit 10(i) to the Registrant's Report on 10-K dated September 27, 1995 for the year ended June
            30, 1995 and incorporated herein by reference).
10.10      Employee Stock Ownership Plan and Trust Agreement dated as of May 15, 1992 between the Registrant and
            Myron Kunin and Paul D. Finkelstein, Trustees (Filed as Exhibit 20(q) to the Registrant's Report on
            10-K dated September 27, 1993 for the year ended June 30, 1993 and incorporated herein by reference).
10.11      Executive Stock Award Plan Trust Agreement dated as of July 1, 1992 between the Registrant and Myron
            Kunin, Trustee (Filed as Exhibit 10(r) to the Registrant's Report on 10-K dated September 27, 1993 for the year ended June 30, 1993 and incorporated herein by reference).
10.12      Employment and Deferred Compensation Agreement, dated July 1, 1992, between the Company and William
            E. Halfacre. (Filed as Exhibit 10(p) to the Registrant's report on 10-K dated September 28, 1994 for the year ended June 30, 1994 and incorporated herein by reference).
10.13      Senior Revolving Credit Agreement as of June 21, 1994 between the Registrant and Lasalle National
            Bank and Bank Hapoalim. (Filed as Exhibit 10(r) as part of the Registrant's Report on 10-K dated
            September 28, 1994 for the year ended June 30, 1994 and incorporated herein by reference).

 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  -----------------------------------------------------------------------------------------------------
10.14      Modification to Senior Revolving Credit Agreement in 10(m) dated July 20, 1995 (Filed as Exhibit
            10(n) to the Registrant's Report of 10-K dated September 27, 1996 for the year ended June 30, 1995 and incorporated herein by reference).
10.15      Employee Profit Sharing Plan and Trust Agreement, amended June 22, 1994 between the Registrant and
            Myron Kunin, Trustee. (Filed as Exhibit 10(t) to the Registrant's Report on 10-K dated September 28,
            1994 for the year ended June 30, 1994 and incorporated herein by reference).
10.16      Compensation Contribution Agreement dated June 27, 1994 between the Company and Myron Kunin. (Filed as Exhibit 10(t) to the Registrant's Report on 10-K dated September 28, 1994 for the year ended June
            30, 1994 and incorporated herein by reference).
10.17      Agreements for Sale and Purchase of Shares dated as of August 19, 1995 between the Registrant and the selling shareholders of Essanelle Limited and S&L du LAC, Inc. and the related product sale and purchase agreement (Filed as Exhibit 10(q) to the Registrant's Quarterly Report on Form 10-Q dated
            February 30, 1996 for the quarterly period ended December 31, 1995 and incorporated herein by reference).
10.18      Agreements for Sale and Purchase dated as of December 29, 1995 between the Company and Steiner Salons
            Limited and Steiner Hairdressing Limited (Filed as Exhibit 10(r) to the Registrant's Report on 10-K
            dated September 27, 1995 for the year ended June 30, 1995 and incorporated herein by reference).
10.19      $10,000,000 Note drawn from Private Shelf Agreement dated as of February 21, 1996, between the
            Registrant and the Prudential Insurance Company of America (Filed as Exhibit 10(s) to the
            Registrant's Quarterly Report on Form 10-Q dated May 3, 1996 for the quarterly period ended March
            31, 1996 and incorporated herein by reference).
10.20      Modification to Senior Revolving Credit Agreement between the Registrant and LaSalle National Bank and Bank Hapoalim dated March 19, 1996 (Filed as Exhibit 10(s) to the Registrant's Quarterly Report
            on Form 10-Q dated May 3, 1996 for the quarterly period ended March 31, 1996 and incorporated herein by reference).
23.1*      Consent of Coopers & Lybrand L.L.P. with respect to the financial statements of Regis Corporation
23.2*      Consent of Arthur Andersen LLP with respect to the financial statements of Supercuts, Inc.
23.3*      Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
23.4**     Consent of Donaldson, Lufkin & Jenrette Securities Corporation
23.5**     Consent of Phillips & Gross, P.A. (contained in Exhibit 5)
23.6**     Consent of Willkie Farr & Gallagher (contained in Exhibit 8)
24**       Powers of Attorney
99.1**     Form of Regis Corporation Proxy Card
99.2**     Form of Supercuts, Inc. Proxy Card
99.3**     Voting Agreement dated as of July 14, 1996, among the Registrant, RGIS Merger Corp., Supercuts, Inc.
            ("Supercuts") and Myron Kunin
99.4       Consulting Agreement, dated July 13, 1996, between Supercuts and Thomas L. Gregory (Filed as Exhibit
            10.39 to Supercuts' Quarterly Report on Form 10-Q for the period ended June 30, 1996 and incorporated herein by reference).

 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  -----------------------------------------------------------------------------------------------------
99.5       Employment Agreement between Supercuts and Steve Price dated January 29, 1996 (Filed as Exhibit 10.39 to Amendment No. 1 to Supercuts' Quarterly Report for the period ended March 31, 1996 filed on Form
            10-Q/A and incorporated herein by reference).
99.6**     Form of Indemnification Agreement between Supercuts and Directors and Officers


- ------------------------

 * Filed herewith.


** Previously filed.


    (b) FINANCIAL STATEMENT SCHEDULES.

    All schedules are omitted because the required information is not applicable or is included in the Financial Statements of the Registrant and related notes.

    (c) The opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated is attached as Appendix B to the Joint Proxy Statement/Prospectus that forms a part of this Registration Statement. The opinion of Donaldson, Lufkin & Jenrette Securities Corporation is attached as Appendix C to the Joint Proxy Statement/Prospectus that forms a part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 20, 1996.


                                          REGIS CORPORATION

                                          By       /s/ PAUL D. FINKELSTEIN

                                             -----------------------------------
                                             Paul D. Finkelstein
                                             CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                   /s/ MYRON
               KUNIN                 Chairman of the Board and   September 20,
- -----------------------------------   Director                        1996
            Myron Kunin

                 /s/ PAUL D.
            FINKELSTEIN              President, Chief            September 20,
- -----------------------------------   Executive Officer and           1996
        Paul D. Finkelstein           Director

                                     Senior Vice President --
                /s/ FRANK E.          Finance, Chief Financial
            EVANGELIST                Officer and Director       September 20,
- -----------------------------------   (Principal Financial            1996
        Frank E. Evangelist           Officer and Principal
                                      Accounting Officer)

                     *
- -----------------------------------  Director                    September 20,
        Christopher A. Fox                                            1996

                     *
- -----------------------------------  Director                    September 20,
         Rolf F. Bjelland                                             1996

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                     *
- -----------------------------------          Director            September 20,
          Van Zandt Hawn                                              1996

                     *
- -----------------------------------          Director            September 20,
            Susan Hoyt                                                1996

*By         /s/ PAUL D.                                          September 20,
FINKELSTEIN                                                           1996
- -----------------------------------
        Paul D. Finkelstein
         ATTORNEY-IN FACT


    Paul D. Finkelstein, pursuant to Powers of Attorney executed by each of the officers and directors listed above whose name is marked by an asterisk and filed as an exhibit hereto, by signing his name hereto does hereby sign and execute this Registration Statement of Regis Corporation on behalf of each of such officers and directors in the capacities in which the names of each appear above.

                               INDEX TO EXHIBITS


EXHIBIT NO.                                           DESCRIPTION                                             PAGE
- -----------  ---------------------------------------------------------------------------------------------  ---------
    23.1     Consent of Coopers & Lybrand L.L.P. with respect to the financial statements of Regis
              Corporation
    23.2     Consent of Arthur Andersen LLP with respect to the financial statements of Supercuts, Inc.
    23.3     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated